As filed with the U.S. Securities and Exchange Commission on March 1, 2023.

Registration No. 333-266607

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________

AMENDMENT NO.4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________

YanGuFang International Group Co., Ltd.

(Exact name of Registrant as specified in its charter)

__________________________________

Not Applicable
(Translation of Registrant’s name into English)

__________________________________

Cayman Islands	2000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

3/F, Building 3,
33 Suhong Road, Minhang District
Shanghai, China, 201100
Tel: +86 (21) 52966658
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

__________________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________

Copies of all communications, including communications

sent to agent for service, should be sent to:

Richard I. Anslow, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Louis Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Tel: (212) 530-2210

__________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, DATED March 1, 2023

2,500,000 Ordinary Shares

YanGuFang International Group Co., Ltd.

This is the initial public offering of ordinary shares of YanGuFang International Group Co., Ltd., a Cayman Islands exempted company. Throughout this prospectus, unless the context indicates otherwise, references to “YanGuFang Group” are to YanGuFang International Group Co., Ltd., a holding company and references to “we,” “us,” “our,” “our company,” the “Company” or similar terms used in this prospectus are to YanGuFang Group and its consolidated subsidiaries, and the variable interest entities (the “VIEs”) and their subsidiaries. Our subsidiaries and/or the VIEs and their subsidiaries conduct operations in the People’s Republic of China (“China” or the “PRC”), and the VIEs and their subsidiaries are consolidated for accounting purposes but are not entities in which we own equity, and YanGuFang Group, as a holding company, does not conduct any material operations of its own. When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

We are offering 2,500,000 ordinary shares, par value $0.0005 per share on a firm commitment basis. We expect the initial public offering price of the shares to be in the range of $4.00 to $6.00 per share. Prior to this offering, there has been no public market for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market (or Nasdaq) under the symbol “YGF.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of YanGuFang Group. YanGuFang Group is not a PRC operating company but a Cayman Islands holding company with operations conducted by our subsidiaries and through contractual arrangements with the VIEs based in China and this structure involves unique risks to investors.

Because we are subject to restrictions on foreign investment in the value-added telecommunications business, we have entered into contractual arrangements with Shanghai YanGuFang E-Commerce Co., Ltd., or YanGuFang E-Commerce, one of the VIEs, to seek control of such entity. While there are no restrictions or prohibitions on foreign investment in the businesses operated by the other VIEs, namely Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. (“YanGuFang Whole Grain”) and Inner Mongolia YanGuFang Contract Farming Development Co., Ltd. (“YanGuFang Contract Farming”) the VIE agreements were also set up to allow for potential engagement in value-added telecommunications businesses in China in the future, which businesses are subject to restrictions on foreign ownership in China. We do not have any equity ownership of any of the VIEs, instead we seek to control and receive 100% of the economic benefits of the VIEs’ business operations through the VIE agreements.

The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the PRC law prohibits direct foreign investment in the operating companies. As a result, investors will not and may never directly hold equity interests in such China-based operating companies. We have evaluated the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 (“ASC 810”), and determined that we are the primary beneficiary of the VIEs, for accounting purposes, based upon such contractual arrangements. Accordingly, under U.S. GAAP, the results of the VIEs are consolidated in our financial statements. If the VIEs or the sole shareholder of the VIEs fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by the VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. In addition, uncertainties exist as to our ability to enforce the VIE agreements, and the VIE agreements have not been tested in a court of law. The PRC regulatory authorities could disallow our structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including a significant decline in the value of such securities or such securities becoming worthless. For a description of our corporate structure and VIE agreements as well as related risks, see “Corporate History and Structure” on page 93 and “Risk Factors — Risks Related to our Corporate Structure” beginning on page 70.

In addition, as we conduct substantially all of our operations in China through the VIEs, we are subject to unique legal and operational risks associated with having substantially all of our operations in China through VIEs, including risks related to the legal, political and economic policies of the PRC government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or cause the value of our ordinary shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. The PRC government also exerts more control over offerings conducted overseas and foreign investment in China-based issuers. In particular, on February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. Based on the advice of our PRC counsel, Beijing Sunland Law Firm, as our PRC subsidiary and the VIEs accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering will be considered an indirect offering and we will be subject to the filing requirements for this offering under the Trial Measures if we fail to obtain approval from the U.S. regulatory authorities or stock exchanges prior to the effectiveness of the Trial Measures, or if we obtain the approval from the U.S. regulatory authorities or stock exchanges before the effective time of the Trial Measures but fail to complete this offering within the 6-month transition period. As of the date of this prospectus, except for the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC, Cyberspace Administration of China (“CAC”) or any other PRC governmental authorities for our overseas listing plan, nor has our company, any of our subsidiaries or the VIEs received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities. See “Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.” Since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have either not been issued or newly issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. The Standing Committee of the PRC National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company, the VIEs or their subsidiaries to obtain regulatory approval from the PRC authorities before listing in the U.S. If any of the VIEs or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significant depreciation in the price of our ordinary shares. See “Risk Factors” beginning on page 26 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our ordinary shares.

Furthermore, as more stringent criteria have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, trading in our ordinary shares may be prohibited if our ordinary shares are listed on Nasdaq if the PCAOB determines that it cannot completely inspect or investigate our auditor, and as a result Nasdaq may determine to delist our ordinary shares. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. Our auditor, Friedman LLP, an independent registered public accounting firm headquartered in the United States with no branches or offices outside the United States, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. Friedman LLP was merged with Marcum LLP on September 1, 2022 and filed its application to withdraw the PCAOB registration on December 30, 2022. On August 26, 2022, the China Securities Regulatory Commission

(the “CSRC”), the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the Holding Foreign Companies Accountable Act (the “HFCA Act”), and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — The HFCA Act, together with recent joint statement by the SEC and PCAOB, Nasdaq rule changes, a determination by the PCAOB that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering.”

As a holding company, YanGuFang Group’s intentions to distribute earnings or settle amounts owed under the VIE agreement will be done through its PRC subsidiary. YanGuFang Group may rely on dividends and other distributions on equity paid by its PRC subsidiary for its cash and financing requirements, and its PRC subsidiary receives substantially all of its revenue from the VIEs in the form of services fees under the VIE agreements. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company, subsidiaries and VIEs. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and we have not experienced difficulties or limitations on our ability to transfer cash between subsidiaries and the VIEs. Prior to our reorganization for purpose of our initial public offering, cash transfers among our PRC operating entities and their subsidiaries were generally approved by the management of the company providing the funds. After our reorganization, cash transfers among our holding company, subsidiaries and VIEs of less than RMB5 million (US$0.78 million) must be reported to, reviewed and approved by the finance department of the company initiating such cash transfers; cash transfers equal to or in excess of RMB5 million (US$0.8 million) but less than RMB20 million (US$3.1 million) must be approved by the chief executive officer and the chief financial officer of YanGuFang Group; cash transfers equal to or in excess of RMB20 million (US$3.1 million) must be approved by the board of directors of YanGuFang Group. Among YanGuFang Group, its subsidiaries, and the VIEs, cash is transferred from YanGuFang Group and YanGuFang HK as needed in the form of capital contributions or working capital loans, as the case may be, to the PRC subsidiary as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and to the VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. However, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. As of the date of this prospectus, no transfers, dividends or other distributions have been made to date from our subsidiaries or the VIEs to our holding company nor have we or any of our subsidiaries and VIEs ever paid dividends or made distributions to U.S. investors to date. For the fiscal years ended June 30, 2022 and 2021, YanGuFang Group, through YanGuFang HK, made capital contributions to our PRC subsidiary of $9,785,653 and $1,510,000, respectively. For the fiscal years ended June 30, 2022 and 2021, our PRC subsidiary provided working capital loans to the VIEs of $9,317,235 and $1,509,849, respectively. See “Prospectus Summary — Financial Information Related to the VIEs” on page 5, “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in the mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 46, and “Financial Information Related to the VIEs” on page 5. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our Chinese operating entities including the VIEs via capital contribution or shareholder loans, as the case may be.

	Per Share	Total
Public offering price	$5.00	$12,500,000
Underwriting discounts(1)(2)	$0.35	$875,000
Proceeds to us, before expenses	$4.65	$11,625,000

____________

(1)         Represents underwriting discounts equal to (i) seven percent (7%) per share (or $0.35 per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by the underwriters; and (ii) two and one half percent (2.5%) per share (or approximately $0.125 per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by us. For purpose of the calculation only, we assume 100% investors in this offering are introduced by the underwriters with no exercise of the over-allotment and the public offering price is the midpoint of the estimated range of the initial public offering price.

(2)         Does not include a non-accountable expense allowance equal to one percent (1%) of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted a 45-day option to the representatives of the underwriters to purchase up to an additional 375,000 ordinary shares, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers against payment therefor on or about [•], 2023.

EF HUTTON
division of Benchmark Investments, LLC

The date of this prospectus is [•], 2023.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from what is contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“APP”	A self-developed phone application available through iOS and Android and owned by Shanghai YanGuFang E-Commerce Co., Ltd., for our e-commerce business.
“BVI”	British Virgin Islands.
“China” or the “PRC”	The People’s Republic of China, and the term “Chinese” has a correlative meaning for the purposes of this prospectus only.
“Code”	The Internal Revenue Code of 1986, as amended.
“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China.
“Exchange Act”	Securities Exchange Act of 1934, as amended.
“Macau”	The Macao Special Administrative Region of the People’s Republic of China.
“mainland China”	The People’s Republic of Mainland China, excluding Taiwan, Hong Kong and Macau for the purpose of this prospectus.
“Nasdaq”	Nasdaq Capital Market.
“ordinary shares”	Ordinary shares, par value $0.0005 per share, of YanGuFang International Group Co., Ltd.
“PCAOB”	Public Company Accounting Oversight Board.
“RMB”, “Chinese Yuan” or “Renminbi”	Legal currency of mainland China.
“SEC”	The United States Securities and Exchange Commission.
“Securities Act”	The Securities Act of 1933, as amended.
“US”, “U.S.” or “USA”	The United States of America.
“US$,” “U.S. dollars,” “$,” and “dollars”	Legal currency of the United States.
“VIE”	Variable interest entity.
“variable interest entities” or “VIEs”

The variable interest entities, Shanghai YanGuFang E-Commerce Co., Ltd., Inner Mongolia YanGuFang Contract Farming Development Co., Ltd., and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd., each of which is 100% owned by YanGuFang Agroeco Tech, and is consolidated into our consolidated financial statements in accordance with U.S. GAAP as if it were our wholly-owned subsidiary.

“we,” “us,” “our company,” “our,” the “Company”

All references to “we,” “us,” “our,” “our company,” “the Company” or similar terms used in this prospectus are to YanGuFang International Group Co., Ltd., and its consolidated subsidiaries, and the VIEs and their subsidiaries, unless the context otherwise indicates.

“WFOE” or “YanGuFang China”	Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by YanGuFang HK.

“Yanna Technology”	Shanghai Yanna Technology Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.
“YanGuFang Group”	YanGuFang International Group Co., Ltd., a Cayman Islands company.
“YanGuFang HK”	YanGuFang International Holding Group (HK) Co., Limited, a limited company organized under the laws of Hong Kong and a wholly owned subsidiary of YanGuFang Group.
“YanGuFang Agroeco Tech”	Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., a company limited by shares organized under the laws of China and the sole shareholder of each of the VIEs.
“YanGuFang Contract Farming”	Inner Mongolia YanGuFang Contract Farming Development Co., Ltd., a limited liability company organized under the laws of China and a VIE contractually controlled by WFOE.
“YanGuFang E-Commerce”	Shanghai YanGuFang E-Commerce Co., Ltd., a limited liability company organized under the laws of China and a VIE contractually controlled by WFOE.
“YanGuFang E-Commerce (Inner Mongolia)”	Inner Mongolia YanGuFang E-Commerce Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of YanGuFang E-Commerce.
“YanGuFang Whole Grain”

Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd., a limited liability company organized under the laws of China and a VIE contractually controlled by WFOE, and where appropriate, its branches and subsidiary.

“YanGuFang I&E Trading”	Inner Mongolia YanGuFang Import and Export Trading Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of YanGuFang Whole Grain.
“YanGuFang Hainan I&E Trading”	YanGuFang Import and Export Trading (Hainan) Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of YanGuFang I&E Trading.
“YGF Oats”	YGF Oats Life LLC, a limited liability company organized under the laws of the State of Texas in the United States, a wholly-owned subsidiary of YanGuFang Group.

Our reporting currency is the US$. The functional currency of our entities is RMB. This prospectus contains conversion of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at the rate of RMB6.6981 to US$1.00, the rate in effect as of June 30, 2022. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

Numerical figures included in this registration statement may be subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Junguo He”, even though, in Chinese, Mr. He’s name is presented as “He Junguo”.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year. References to a particular “year” are also to our fiscal year ended June 30 of that calendar year unless the text indicates otherwise. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Unless expressly indicated herein to the contrary, all references to share amounts in this prospectus give retroactive effect to the consolidation of our ordinary shares at the ratio of 5:1, effective August 31, 2022.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. None of the independent industry publications used in this prospectus were prepared on our behalf. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

We have proprietary rights or license to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

PROSPECTUS SUMMARY

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of YanGuFang Group. YanGuFang Group is not a PRC operating company but a Cayman Islands holding company with operations conducted by our subsidiaries and through contractual arrangements with the VIEs based in China and this structure involves unique risks to investors.

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

YanGuFang Group is a holding company incorporated as an exempted company on May 28, 2020 under the laws of the Cayman Islands. As a holding company with no material operations of its own, it uses a VIE structure and conducts substantially all of its operations through its PRC subsidiary and the VIEs based in China.

We are primarily engaged in the production, research and development, and sales of oat and grain products through our own sales team and distribution network. We are driven by a creative and experienced management team, led by Junguo He, our Chairman and CEO, with a focus on the healthy food industry and a fresh take on our mission, building from our deep understanding of and commitment to oat-based food science.

Our mission is to build a new type of healthy food company with core values of safety, health, nutrition and sustainability, supported by our advocates of scientific diet structure and different approaches to our brand and commercial strategy.

We have a bold vision for a food system that is better for people. We believe that transforming the healthy food industry is necessary to face humanity’s greatest challenges across climate, environment, health and lifestyle. Nowadays changes are rocking the customer’s food preference, as the growing concerns for the chronic diseases caused by imbalanced dietary patterns and unhealthy lifestyle, environment, and interest in health and nutrition have started to drive real, scaled behavior changes around customer purchase choices.

In this context, we believe what customers really care about are safety, health, nutrition, quality, and sustainability. Driven by customer concerns, we provide our customers with a solution through our product and technology innovations that enables them to make thoughtful and informed choices in line with these values. In 2014, we produced a new kind of oat germ groats in the form of whole grains through our patented equipment, which brought healthier oat products to the daily diets of the consumers.

Our commitment to oats has resulted in core technical advancements that enable us to unlock the breadth of our product portfolio, which is broadly categorized into oat series products (including, but not limited to, oat germ groats, oatmeal, oat flour, oat bran, some of which are organic or green food series) and oat nutrient and health series products (including, but not limited to, oat peptide series, dietary fiber powder, oat biscuits, oil series, oat hand cream and soap, and oat toothpaste). Based on our vision and understanding of oats, we also source products from third party suppliers that complement our product portfolio.

We seek to build our market position both in the PRC and internationally. In the PRC market, our business operations cover a number of provinces and cities of China, which currently are Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Inner Mongolia, Anhui and Chongqing. We also seek to establish our presence internationally and currently sell our products through a distributor in Thailand. As part of our plan to expand our international footprint, we have commenced sales of our products in the United States since October 2022.

With the expansion of our customer base, the demand for our products has grown in recent years. As of the date of this prospectus, we own an industrial park of oats production — “YanGuFang Whole Grain Eco-Tech Park” in Inner Mongolia, China, covering a total construction area of approximately 70,710 square meters. The construction of the park commenced in August, 2017 and we expect to complete construction by the end of 2023. As of the date of this prospectus, part of the park has been put into use as Factory No. 2 covering a construction area of approximately 34,856 square meters, with the rest anticipated to be fully operational by the end of 2023.

As of the date of this prospectus, the VIEs have two production facilities with a total of eight automated production lines in Wuchuan County, Inner Mongolia, five of which have been put into use, with the remaining three being installed and tested and expected to commence production in the first half of 2023. Our production lines currently in use have a combined production capacity of approximately 13,720 tons per year and are expected to reach approximately 33,348 tons once the remaining three lines are put into use.

We generate revenues primarily through sales of our products. During the fiscal years ended June 30, 2022 and 2021, our revenues were $36,082,316 and $29,837,029, respectively, and net income was $5,738,002 and $10,543,554, respectively.

Our Corporate History and Structure

YanGuFang Group is a holding company incorporated as an exempted company on May 28, 2020 under the laws of the Cayman Islands. As a holding company with no material operations of its own, YanGuFang Group conducts substantially all of its operations through its PRC subsidiary and the VIEs in China.

YanGuFang HK, formed on June 29, 2020 under the laws of Hong Kong, is our wholly-owned subsidiary in Hong Kong and a holding company with no business operations, which, in turn, wholly owns all of the equity interest of YanGuFang China, a wholly foreign-owned enterprise formed on December 8, 2020 under the laws of China. WFOE wholly owns all of the equity interest of Yanna Technology, a limited liability company organized on February 25, 2021 under the laws of China.

On December 20, 2020, YanGuFang China entered into a series of contractual arrangements with each of YanGuFang E-Commerce, YanGuFang Contract Farming and YanGuFang Whole Grain and their respective shareholder. The VIE agreements were designed to provide YanGuFang China control over the VIEs and thereby enable it to consolidate the financial statements of the VIEs under U.S. GAAP. Each of the VIEs is wholly owned by one same shareholder, Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd (“YanGuFang Agroeco Tech” or the “VIE Shareholder”). See “— Contractual Arrangements with the VIEs.” YanGuFang E-Commerce wholly owns YanGuFang E-Commerce (Inner Mongolia). YanGuFang Whole Grain wholly owns Inner Mongolia YanGuFang Import and Export Trading Co., Ltd. (“YanGuFang I&E Trading”), which in turn, wholly owns YanGuFang Import and Export Trading (Hainan) Co., Ltd. (“YanGuFang Hainan I&E Trading”).

On February 22, 2021, we formed a new wholly-owned subsidiary, YGF Oats, a limited liability company organized under the laws of the State of Texas in the United States, to develop and grow our business in the United States. In October, 2022, YGF Oats opened a new office in New Jersey, and has commenced sales in the United States since October, 2022.

On February 25, 2021, Yanna Technology was formed under the laws of China, which is a wholly-owned subsidiary of WFOE. As of the date of this prospectus, it has not commenced operation yet.

The chart below summarizes our corporate structure, including our subsidiaries, the VIEs and their subsidiaries, as of the date of this prospectus:

Junguo He
Zhu Sun
Ya Zhang
Junguo He
Yuxiang Sun
*Wenzhong Wang
100%
100%
100%
100%
100%
BioNature Organic Solution Co. Ltd
VicVans Organic Service Co. Ltd
VanYat Fitness Create Co. Ltd
Upworld Fitness Approach Solution Co. Ltd
Supreme Green Incubator Co. Ltd
HeaYan Grain Solution Co., Ltd
Other Shareholders
30.2457%
19.4764%
10.502%
9.2799%
6.874%
12.3224%
11.2996%
YanGuFang International Group Co., Ltd. ("YanGuFang Group") a Cayman Islands company
100%
YGF Oats Life LLC ("YGF Oats") a Texas company
100%
YanGuFang International Holding Group (HK) Co., Limited ("YanGuFang HK") a Hong Kong company
100%
Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd. ("WFOE or YanGuFang China") a PRC company
100%
Shanghai Yanna Technology Co., Ltd. ("Yanna Technology") a PRC company
VIE contractual arrangements
Shanghai YanGuFang E-Commerce Co., Ltd. ("YanGuFang E-Commerce") a PRC company
Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. ("YanFuFang Whole Grain") a PRC company
Inner Mongolia YanGuFang Contract Farming Development Co., Ltd. ("YanGuFang Contract Farming") a PRC company
100%
100%
Inner Mongolia YanGuFang E-Commerce Co., Ltd. ("YanGuFang E-Commerce (Inner Mongolia)") a PRC company
Inner Mongolia YanGuFang Import and Export Trading Co., Ltd. ("YanGuFang I&E Trading") a PRC company
100%
YanGuFang Import and Export Trading (Hainan) Co., Ltd. ("YanGuFang Hainan I&E Trading") a PRC company

Note: * See "Principal Shareholders" for more details on beneficial ownership of the Company.

As shown in the above diagram, we wholly own YGF Oats, YanGuFang HK and YanGuFang China. However, we do not have any ownership interest in the VIEs, which accounted for substantially all of our revenue for the fiscal years ended June 30, 2022 and 2021. We seek to control the VIEs through our VIE agreements with the VIEs, and the VIE Shareholder, YanGuFang Agroeco Tech. Our Chief Executive Officer and Chairman, Mr. Junguo He, our Chief Technical Officer and Director, Mr. Zhu Sun, and our Chief Operating Officer, Mr. Ya Zhang, are major shareholders of YanGuFang Agroeco Tech, holding 51.75%, 25.50% and 13.75%, respectively, of the equity interests of YanGuFang Agroeco Tech (“YanGuFang Agroeco Tech Shareholders”). The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the PRC law prohibits direct foreign investment in the operating companies. As a result, investors will not and may never directly hold equity interests in the VIEs. Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether the VIEs that are controlled through contractual arrangements would be deemed foreign-invested enterprises if they are ultimately “controlled” by foreign investors. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company YanGuFang Group, and, as a shareholder of YanGuFang Group, you will have an equity interest in an entity which does not have ownership of the VIEs which produce the oat products and generate substantially all of the consolidated revenue. Because we do not have ownership of the VIEs, we must rely on the VIE Shareholder and YanGuFang Agroeco Tech Shareholders to comply with their contractual obligations.

Contractual Arrangements with the VIEs

As part of the reorganization for our initial public offering, on December 20, 2020, YanGuFang China, our WFOE, entered into Exclusive Option Agreements, Exclusive Technology Development, Consulting and Services Agreements, Equity Pledge Agreements and Powers of Attorney with each of the VIEs and the VIE Shareholder (collectively, the “VIE Agreements”), on the substantially similar terms. The VIE Agreements are designed to enable WFOE, among other things, to (i) exercise control over the VIEs and (ii) receive substantially all of the economic benefits of the VIEs. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of the VIEs for accounting purposes and thus consolidate their results in our consolidated financial statements.

A summary of the VIE Agreements is set forth below.

Exclusive Option Agreements

Pursuant to the Exclusive Option Agreements, the VIE Shareholder has irrevocably granted WFOE or its designee an exclusive option to purchase all or part of the equity interests of each VIE either at the purchase price of RMB100, or the lowest price permitted by applicable PRC laws if a share valuation is required by PRC law in exercising the option, or upon separate agreements between WFOE and the VIE Shareholder, at a specific amount.

Each VIE has also granted WFOE or its designee an exclusive option to purchase all or part of its assets either at the purchase price of RMB100 or the lowest price permitted by applicable PRC laws, or upon separate agreements between WFOE and each VIE, at a specific amount.

Exclusive Technology Development, Consulting and Services Agreements

Pursuant to the Exclusive Technology Development, Consulting and Services Agreements, WFOE provides each VIE with technology development, consulting and services for which WFOE collects a consulting and service fee (“Service Fee”) quarterly from each VIE. The Service Fee is generally calculated based on the balance between all revenues of each VIE and its related expenses and costs, or, upon separate negotiations of the parties, a specific amount.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreements, the VIE Shareholder has pledged all of its equity interests of each VIE to WFOE as collateral to guarantee the performance by such shareholder of its obligation to pay the Service Fee under each Exclusive Technology Development, Consulting and Services Agreement. As of the date of this prospectus, all pledge documents have been duly filed with the local government. As a pledgee, WFOE is entitled to receive all dividends and interests in cash or cash equivalents generated from the pledged equity interests of each VIE.

Powers of Attorney

Pursuant to the Powers of Attorney, the VIE Shareholder has irrevocably authorized WFOE or its designee to act as its exclusive agent to exercise all of its rights as a shareholder of each VIE, including, but not limited to, attending shareholder’s meetings and executing shareholder resolutions; exercising all shareholder rights permitted by law or regulated in the articles of associations of VIEs, including without limitation, voting rights, sell, transfer, pledge or dispose of any or all of the shares; nominating, designating or appointing the legal representative, chairman, the directors, supervisors, general manager and other senior management. Unless otherwise provided, with the oral or written instruction of the VIE Shareholder, WFOE is also entitled to allocate, use or otherwise dispose of all cash dividends and non-cash interests generated from the equity interests of each VIE.

The VIE Agreements do not provide us with an equity interest in the VIEs and the VIE structure may be less effective than direct ownership in providing us with control over the VIEs. If any of the VIEs or the VIE Shareholder fails to perform their respective obligations under the VIE Agreements, our recourse to the assets held by the VIEs is indirect and we may have to incur substantial costs to enforce the terms of the arrangements and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. All of these VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these agreements would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these VIE Agreements. In the event that we are unable to enforce the VIE Agreements, or if we suffer significant time delays or other obstacles in the process of enforcing the VIE Agreements, it would be very difficult to exert effective control over the VIEs as the direct ownership may afford, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. In addition, there are still uncertainties regarding the status of the rights of the Cayman Islands holding company with respect to the VIE Agreements with the VIEs and the VIE Shareholder, and the challenges we may face enforcing the VIE Agreements due to legal uncertainties and jurisdictional limits as the VIE Agreements have not been tested in a court of law. The PRC regulatory authorities could disallow the VIE structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Our Corporate Structure — We conduct substantially all of our operations through the VIEs, which are established in the PRC, and we rely on the VIE Agreements with the VIEs and the VIE Shareholder to operate our business, which may not be as effective as direct ownership in providing operational control and we may incur substantial costs to enforce the terms of the VIE Agreements, which could result in a material change in our operations and a material change in the value of the securities we are registering for sale, and cause the value of such securities to significantly decline or become worthless” beginning on page 72.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, Beijing Sunland Law Firm, based on its understanding of the relevant laws and regulations, is of the opinion that each of the VIE Agreements is valid, binding and enforceable in accordance with its terms. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents, and thus the determination by the PRC court is less certain than that by a common law court if the regulations regarding certain issue are unclear. Due to the PRC legal system and the unclear regulations regarding the contractual arrangements, there are uncertainties regarding the status of the rights of the Company with respect to its contractual arrangements, and we may face challenges enforcing these contractual agreements due to legal uncertainties and jurisdictional limits. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel, Beijing Sunland Law Firm. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. See “Risk Factors — Risks Related to Our Corporate Structure — The VIE structure poses risks to investors. Investors will not and may never directly hold equity interests in the VIEs. The VIE structure may be less effective than direct ownership and the Company may incur substantial costs to enforce the terms of the VIE Agreement. If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or render it worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct substantially all of our operations.”

Financial Information Related to the VIEs

The VIEs and their subsidiaries contributed to 100% of our consolidated revenue for the fiscal years ended June 30, 2022 and 2021. The following tables present selected condensed consolidating schedules of YanGuFang Group and its subsidiaries and the VIEs as of and for the fiscal years ended June 30, 2022 and 2021, which have been derived from our audited consolidated financial statements for those years.

The tables below demonstrate the quantitative metrics of the condensed consolidating schedule that disaggregates operations and depicts the financial position, results of operations and cash flows of YanGuFang Group, its subsidiaries, including WFOE (the primary beneficiary of the VIEs), and the VIEs as of June 30, 2022 and 2021, and for the fiscal years ended June 30, 2022 and 2021.

Condensed Consolidating Schedule — Statement of Operations

	For the Fiscal Year Ended June 30, 2022
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Revenues	$—	$—	$—	$36,082,316	$—	$36,082,316
Cost	$—	$—	$—	$9,997,509	$—	$9,997,509
Gross profit	$—	$—	$—	$26,084,807	$—	$26,084,807
Income (loss) from operations	$(688,705)	$(248)	$(1,372)	$8,936,639	$—	$8,246,314
Income for equity method investment	$5,738,002	$—	$—	$—	$(5,738,002)	$—
Income from VIE and its subsidiaries	$—	$6,439,709	$—	$—	$(6,439,709)	$—
Net income (loss)	$5,738,002	$6,439,348	$(1,103)	$6,439,709	$(12,877,954)	$5,738,002
Comprehensive income (loss)	$5,068,005	$5,722,471	$(1,060)	$5,722,836	$(11,444,247)	$5,068,005
	For the Fiscal Year Ended June 30, 2021
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Revenues	$—	$—	$—	$29,837,029	$—	$29,837,029
Cost	$—	$—	$—	$8,200,913	$—	$8,200,913
Gross profit	$—	$—	$—	$21,636,116	$—	$21,636,116
Income (loss) from operations	$(142,457)	$—	$—	$13,033,049	$—	$12,890,592
Income for equity method investment	$10,721,625	$—	$—	$—	$(10,721,625)	$—
Income from VIE and its subsidiaries	$—	$10,721,639	$—	$—	$(10,721,639)	$—
Net income	$10,543,554	$10,721,594	$31	$10,721,639	$(21,443,264)	$10,543,554
Comprehensive income	$11,329,496	$11,866,863	$31	$11,866,909	$(23,733,803)	$11,329,496

Condensed Consolidating Schedule — Balance Sheet

	As of June 30, 2022
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Cash and restricted cash	$68,892	$451,579	$1,504	$5,236,977	$—	$5,848,952
Total current assets	$68,892	$451,579	$1,504	$17,015,457	$(1,872,227)	$15,665,205
Investments in subsidiaries and VIEs	$19,268,988	$19,112,406	$—	$—	$(38,381,394)	$—
Total non-current assets	$19,268,988	$19,112,406	$—	$49,722,021	$(38,223,386)	$49,880,029
Total assets	$19,337,880	$19,563,985	$1,504	$66,737,478	$(40,095,613)	$65,545,234
Total liabilities	$1,417,718	$451,971	$2,538	$47,625,072	$(1,872,227)	$47,625,072
Total shareholders’ equity (deficiency)	$17,920,162	$19,112,014	$(1,034)	$19,112,406	$(38,223,386)	$17,920,162
Total liabilities and shareholders’ equity	$19,337,880	$19,563,985	$1,504	$66,737,478	$(40,095,613)	$65,545,234
	As of June 30, 2021
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Cash and restricted cash	$7,617,208	$109	$3,098,341	$1,941,213	$—	$12,656,871
Total current assets	$7,617,208	$109	$3,098,341	$15,699,927	$(11,259,335)	$15,156,250
Investments in subsidiaries and VIEs	$13,395,819	$13,389,570	$—	$—	$(26,785,389)	$—
Total non-current assets	$13,395,819	$13,389,570	$—	$32,416,669	$(26,779,125)	$32,422,933
Total assets	$21,013,027	$13,389,679	$3,098,341	$48,116,596	$(38,038,460)	$47,579,183
Total liabilities	$8,160,870	$155	$3,098,310	$34,727,026	$(11,259,335)	$34,727,026
Total shareholders’ equity	$12,852,157	$13,389,524	$31	$13,389,570	$(26,779,125)	$12,852,157
Total liabilities and shareholders’ equity	$21,013,027	$13,389,679	$3,098,341	$48,116,596	$(38,038,460)	$47,579,183

Inter-company Balances

	As of June 30, 2022
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Due from subsidiaries	$11,483,668	$—	$—	$—	$(11,483,668)	$—
Due to YanGuFang Group	$—	$—	$(11,483,668)	$—	$11,483,668	$—
Due from VIEs	$—	$11,006,378	$—	$—	$(11,006,378)	$—
Due to WFOE	$—	$—	$—	$(11,006,378)	$11,006,378	$—
	As of June 30, 2021
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*		Eliminations	Consolidated Total
Due from subsidiaries	$4,647,310	$—	$—	$		$(4,647,310)	$—
Due to YanGuFang Group	$—	$—	$(4,647,310)		$—	$4,647,310	$—
Due from VIEs	$—	$1,548,845	$—		$—	$(1,548,845)	$—
Due to WFOE	$—	$—	$—		$(1,548,845)	$1,548,845	$—

Condensed Consolidating Schedule — Statement of Cash Flows

	For the Fiscal Year Ended June 30, 2022
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(700,244)	$(360)	$(1,103)	$3,391,759	$—	$2,690,052
Net cash used in investing activities	$(6,685,329)	$(9,317,235)	$(3,098,000)	$(14,931,322)	$19,100,564	$(14,931,322)
Net cash provided by (used in) financing activities	$(157,671)	$9,783,680	$—	$15,191,055	$(19,100,564)	$5,716,500
Inter-company cash transfers:
Transfer from YanGuFang Group to WFOE	$(6,689,977)	$6,687,653	$2,324	$—	$—	$—
Transfer from Subsidiaries to WFOE	$—	$3,098,000	$(3,098,000)	$—	$—	$—
Transfer from WFOE to VIES	$—	$(9,317,235)	$—	$9,317,235	$—	$—
	For the Fiscal Year Ended June 30, 2021
	YanGuFang Group	WFOE and Its Wholly-owned Subsidiary Yanna Technology	Subsidiaries**	VIEs*	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(178,071)	$106	$(120)	$24,948,518	$—	$24,770,433
Net cash used in investing activities	$—	$—	$—	$(13,152,440)	$—	$(13,152,440)
Net cash provided by (used in) financing activities	$8,160,870	$—	$2,808,877	$(11,598,758)	$—	$(629,011)
Inter-company cash transfers:
Transfer from YanGuFang Group to Other Subsidiaries	$(4,530,302)	$—	$4,530,302	$—	$—	$—
Transfer from Other Subsidiaries to WFOE	$—	$1,510,000	$(1,510,000)	$—	$—	$—
Transfer from WFOE to VIES	$—	$(1,509,849)	$—	$1,509,849	$—	$—

____________

*        VIEs include YanGuFang E-commerce, YanGuFang Whole Grain, YanGuFang Contract Farming, and their subsidiaries YanGuFang I&E Trading and YanGuFang Hainan I&E Trading.

**      Subsidiaries herein solely include YanGuFang HK and YGF Oats.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        Our access to abundant and quality raw materials due to our close proximity to the major oat producing region.    Our production base is located at Wuchuan County, Hohhot City, Inner Mongolia, which is on the geographic coordinates of 41.0000° to 43.0000° N latitude, the world-recognized golden growing latitude of oats. In 2021, “Wuchuan Oats” was granted the label “National Intangible Cultural Heritage” by the Ministry of Agriculture and Rural Affairs of the People’s Republic of China. Wuchuan oats, as a result, are considered a special oat source in China due to its geographic location. Our access to the abundant and quality raw materials due to close proximity to this unique geographical location enables us to cooperate with more than half of the local oat farmers for high quality oats in a more cost effective way.

•        Our scaled production capacities to build a diversified product portfolio.    As of the date of this prospectus, we have two production factories with a total of eight automated production lines in Wuchuan County, Inner Mongolia, five of which are currently in use, with the other three production lines estimated to be put into use in the first half of 2023. Factory No. 1, located on our leased property covering approximately 2,232 square meters, have two production lines with a combined production capacity of approximately 3,360 tons per year. Factory No. 2, located in YanGuFang Whole Grain Industrial-Tech Park covering approximately 34,856 square meters, have six production lines, three of which have been put into use with a production capacity of approximately 10,360 tons per year, and the other three are estimated to be put into use in the first half of 2023, with an estimated production capacity of approximately 19,628 tons per year.

•        Market-driven research and development capacities and technology innovations for launching new products and upgrading existing products.    We adhere to a market-oriented research and development (“R&D”) approach and after years of development, we have developed over 80 oat products for our oat and grain series and oat nutrient and health series, to meet the diversified demands of consumers. We actively cooperate with colleges, universities, nutritionists, food experts, and distributors in sorting out our R&D orientation based on the real market demand. Through our commitment to oats, as of the date of this prospectus, we have 21 registered patents and 16 pending patent applications in China, one registered patent in the United States, and 46 computer software copyrights in China. We currently have a R&D team consisting of 35 people with years of experience in the food industry, and have collaborated with a number of colleges and universities in China and the United States, including but not limited to Jiangnan University, University of Shanghai for Science and Technology, and Cornell University, on the R&D of oat products and oat production equipment.

•        Premium quality products.    Maintaining the highest industry standards for food safety, product quality and sustainability is one of our core values. Our products, including oatmeal and oat bran, are ISO 9001: 2015 compliant with certification achieved since February 2022, and oatmeal and oat bran, and their production facilities, are also ISO 22000: 2018 compliant, with certification achieved since January 2022. Oat germ groats are our sole certified green food products since February 2016. Oats grown in our leased farming land are certified organic products since September 2021. Our self-produced oatmeal and oat bran are certified organic products since January 2022. YanGuFang I&E Trading and YGF Oats are currently registered with the United States Food and Drug Administration (“FDA”), and our oat germ groats (oat germinated rice) and sprouted rolled oats have been certified Kosher since May 2017 and January 2022, respectively. Our oatmeal processing is Hazard Analysis Critical Control Point (“HACCP”) compliant with certification achieved since January 2022.

•        Massive sales and distribution network.    Our successful channel penetration through our massive sales and distribution network, including our online sales channels, such as our own APP, third-party e-commerce platforms and livestreaming, and offline direct sales team and distributors, has made our sales reach several provinces and major cities in China, which are Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Inner Mongolia, Anhui and Chongqing, as well as international markets. As of December 31, 2022, we had our own sales team of 96 employees, one international distributor in Thailand, and 1,787 distributors (including 1,695 authorized distributors) in China. With established long-term operations, broad coverage of product portfolio and high standard quality control, we have maintained solid relationships with our distributors.

•        Experienced management team.    We have an experienced and passionate management team that has helmed the acceleration of our growth and set our strategic direction, all underpinned by a unified purpose of providing nutritious and healthy oat products to our customers. Our company culture, strategic vision and operational execution are driven by our founder, Mr. Junguo He. Mr. He is a successful entrepreneur who has been engaged in the food industry for over 10 years, and has accumulated extensive experience.

Our Challenges

We believe that we are currently facing the following challenges to grow and expand our business:

•        To date, limited access to capital has slowed down our pace to gain additional market share.    To increase our sales to more provinces and cities in China and expand our international presence, we would need a significant amount of capital to support our marketing initiatives, ramp up production capacities as well as continue to invest in our research and development efforts. To date, due to the comparatively complicated and time-consuming bank loan procedures, limited access to sufficient capital has to some extent restricted our business development and tempered our further expansion of market share. We need additional capital to expand our operations.

•        Overseas expansion of our business is to some extent limited by the logistics costs.    Due to the impact of the COVID-19 pandemic, the rapid increase in logistics costs put some constraints on our overseas business development, which to some extent increased our operating expenses. Locating and securing our overseas partners for the expansion of our production and processing capacity overseas and adjusting our product portfolio face uncertainties.

•        Customers’ food preference is ever changing and unpredictable.    Any shift in consumer preferences in the markets in which we operate could have a material adverse effect on our business. Our competitiveness therefore depends on our ability to predict and quickly adapt to consumer preferences, exploiting profitable opportunities for product development without alienating our existing consumer base or focusing excessive resources or attention on unprofitable or short-lived trends, which is challenging to our operations. We currently face potential competition from major healthy food companies domestically and internationally (i.e., The Quaker Oats Company, Calbee, Inc., and Guilin Seamild Foods Co and Wangbaobao), many of which have significantly greater financial, technical, marketing, sales, distribution, and other resources so as to make quicker response to the changes than us.

Our Growth Strategies

We intend to grow our business by pursuing the following key strategies:

•        Upgrade and expand product offerings through technology innovation.    We will continually strive to improve upon and expand our products offerings through our research and development and technology innovations in order to deliver innovative, nutritious, sustainable and delicious products. We will continue bridging our R&D to the desired commercial outcome due to our knowledge of oats and production craftsmanship, allowing us to achieve our sustainability and nutritional goals. To this end, we plan to use a portion of the proceeds from this offering for research and development of new products and technologies and upgrades of existing products.

•        Expand our own sales team and distribution network.    We intend to use a portion of the proceeds from this offering to expand our sales network through opening new offices and hiring new staff to penetrate new geographic markets in China, including but not limited to Sichuan, Hunan, Hubei and Jiangxi provinces, further increasing market share in existing markets and accessing a broader range of customers. In 2023, we also plan to expand our sales in the United States and extend our international presence to include Southeast Asia and Japan.

•        Enhance brand recognition and awareness.    We intend to use a portion of the proceeds from this offering to enhance our brand recognition and awareness, especially through more livestreaming by key opinion leaders (the “KOLs”), which not only effectively increase our sales, but also is a very effective way to root our brand in the hearts of consumers. We also plan to build our We-Media network through publishing advertisements on multi-media platforms, such as TikTok, Kuaishou, Little Red Book, and WeChat, to reach a broader range of customers and advocate our product values.

•        Uphold our commitment to product quality.    We intend to uphold our commitment to product quality to ensure consistently high standards throughout our operations. We intend to achieve greater traceability of our products and maintain the highest quality standards in all of our business units. To this end, we plan to continue to maintain and enhance our quality monitoring systems across the entire operation by cautiously selecting local oat farmers and suppliers and paying attention to client’s food preferences, closely monitoring quality, keeping records of production and operation, and complying with the international, national and local law and regulations on product quality, employees, and environment sustainability.

•        Enhance our ability to attract, incentivize and retain talented professionals.    We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to retain and attract additional mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

Recent Regulatory Developments in China

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and the Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the Measures for the Safety Examination of Foreign Investment. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law (the “Opinions”). These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cyber Security Law of the PRC (the “Cyber Security Law”) and the Data Security Law. As of the date of this prospectus, no other official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.”

On July 10, 2021, the CAC issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) which were promulgated and became effective on February 15, 2022, provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the new rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On February 17, 2023, the CSRC released the Trial Measures, which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and

(ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Sunland Law Firm, as our PRC subsidiary and the VIEs accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering will be considered an indirect offering and we will be subject to the filing requirements under the Trial Measures if we fail to obtain approval from overseas regulatory authorities or stock exchanges prior to the effectiveness of the Trial Measures, or if we obtain the approval from the U.S. regulatory authorities or stock exchanges before the effective time of the Trial Measures but fail to complete this offering within the 6-month transition period.

The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which will come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations. As advised by our PRC counsel, Beijing Sunland Law Firm, we are not subject to the Confidentiality and Archives Administration Provisions.

As of the date of this prospectus, except for the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek approval or permissions from the CSRC, CAC or any other PRC governmental authorities for our offering (including the sales of securities to foreign investors) and listing in the U.S., nor has our company, any of our subsidiaries or the VIEs received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC or other PRC regulatory authorities required for the VIEs’ operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of the CSRC, the CAC or any other regulatory authority is required for the VIEs’ operations and this offering and we do not receive or maintain the approvals or permissions, or we inadvertently conclude that such approvals or permissions are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approvals or permissions in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of mainland China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The CSRC, the CAC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval” on page 41 and “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” on page 31.

Regulatory Permissions

As advised by our PRC counsel, Beijing Sunland Law Firm, as of the date of this prospectus, other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission or approvals from the PRC authorities, including the CSRC, the CAC or any other governmental authority that is required to approve our operations. YanGuFang Group and its subsidiaries, and the VIEs have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include but are not limited to business license, food operation license, food production license, export license. The following table provides details on the licenses and permissions held by our PRC subsidiary, the VIEs and their subsidiaries.

Company	License/Permission	Issuing Authority	Validity
YanGuFang Whole Grain	Business License	Wuchuan County Administration for Market Regulation	Until January 28, 2035
	Food Operation License	Wuchuan County Administration for Market Regulation	Until May 19, 2025
	Export License	Saihan Customs, People’s Republic of China	Long Term
	Food Production License	Hohhot Administrative Approval and Government Service Bureau	Until September 16, 2026
	Pollutant Discharge Registration Form	Hohhot Environmental Protection Bureau	Until June 1, 2026
High-Tech Enterprise Certificate

Department of Science and Technology of Inner Mongolia Autonomous Region/Department of Finance of Inner Mongolia Autonomous Region/State Administration of Taxation Inner Mongolia Autonomous Region Taxation Bureau

Until December 4, 2023
	Organic Food Certification	Beijing Zhongan Quality and Environmental Certification Center Co., Ltd.	Until September 27, 2023
	People’s Republic of China Construction Permits for Construction Projects	Housing and Urban-Rural Development Bureau of Wuchuan County, Hohhot	Until December 31, 2099

Company	License/Permission	Issuing Authority	Validity
YanGuFang E-Commerce	Business License	Shanghai Songjiang District Administration for Market Regulation	Until June 28, 2037
	Food Operation License	Shanghai Songjiang District Administration for Market Regulation	Until April 14, 2025
	Alcohol Commodities Retail License	Shanghai Songjiang District Administration for Market Regulation	Until April 20, 2025
	Value-added Telecommunications Business Operating License (“VATS License”)	Shanghai Communications Administration	Until May 8, 2026
	Domestic Non-special Use Cosmetics Filings	Shanghai Songjiang District Administration for Market Regulation	Long Term
YanGuFang E-Commerce (Inner Mongolia)	Business License	Wuchuan County Administration for Market Regulation	Long Term
YanGuFang Contract Farming	Business License	Wuchuan County Administration for Market Regulation	Long Term
YanGuFang I&E Trading	Business License	Wuchuan County Administration for Market Regulation	Long Term
	Export License (for the record of the consignor and consignee of customs import and export goods)	Saihan Customs, People’s Republic of China	Long Term
YanGuFang Hainan I&E Trading	Business License	Hainan Provincial Administration for Market Regulation	Long Term
YanGuFang China	Business License	Hohhot Administration for Market Regulation	Until December 7, 2040
Yanna Technology	Business License	Pilot Free Trade Zone Administration for Market Regulation	Until February 24, 2051

Dividend and Other Distributions and Cash Flows through Our Organization

YanGuFang Group is a holding company with no material operations of its own and does not generate any revenue. It currently conducts substantially all of its operations through its PRC subsidiary and the VIEs in the PRC. We are permitted under PRC laws and regulations to provide funding to our WFOE only through loans or capital contributions, and to the VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements.

We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company, subsidiaries and VIEs. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and we have not experienced difficulties or limitations on our ability to transfer cash between subsidiaries and the VIEs. Prior to our reorganization for purpose of our initial public offering, cash transfers among our PRC operating entities and their subsidiaries were generally approved by the management of the company providing the funds. After our reorganization, cash transfers among our holding company, subsidiaries and VIEs of less than RMB5 million (US$0.78 million) must be reported to, reviewed and approved by the finance department of the company initiating such cash transfers; cash transfers equal to or in excess of RMB5 million (US$0.8 million) but less than RMB20 million (US$3.1 million) must be approved by the chief executive officer and the chief financial officer of YanGuFang Group; cash transfers equal to or in excess of RMB20 million (US$3.1 million) must be approved by the board of directors of YanGuFang Group. Among YanGuFang Group, its subsidiaries, and the VIEs, cash is transferred from YanGuFang Group and YanGuFang HK as needed in the form of capital contributions or working capital loans, as the case may be, to the PRC subsidiary as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and to the VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. However, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. As of the date of this prospectus, no transfers, dividends or other distributions have been made to date from our subsidiaries or the VIEs to our holding company nor have we or any of our subsidiaries and VIEs ever paid dividends or made distributions to U.S. investors to date. For the fiscal years ended June 30, 2022 and 2021, YanGuFang Group, through YanGuFang HK, made capital contributions to our PRC subsidiary of $9,785,653 and $1,510,000, respectively. For the fiscal years ended June 30, 2022 and 2021, our PRC subsidiary provided working capital loans to the VIEs of $9,317,235 and $1,509,849, respectively. See “Prospectus Summary — Financial Information Related to the VIEs” on page 5. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC operating entities including the VIEs via capital contribution or shareholder loans, as the case may be. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 36 and “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 46.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, none of our subsidiaries or the VIEs have made any dividends or distributions to us and we have not made any dividends or distributions to our shareholders.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC subsidiary and the VIEs in PRC.

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Therefore, under our current corporate structure, we rely on dividend payments or other distributions from our PRC subsidiary to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our PRC subsidiary receives substantially all of its revenue from the VIEs in the form of services fees under the VIE Agreements. Our PRC subsidiary and VIEs in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Our PRC subsidiary is permitted to pay dividends only out of their retained earnings. However, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiary’ net assets is prohibited from being distributed to their shareholders as dividends. In addition, our PRC subsidiary is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. See “Regulation — Regulations on Dividend Distributions”. However, our PRC subsidiary has not made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and the PRC subsidiary’s restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.”

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay cash dividends on our ordinary shares. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively.”

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, YanGuFang HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. YanGuFang HK intends to apply for the tax resident certificate when our WFOE plans to declare and pay dividends to YanGuFang HK.

 See “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.”

Summary of Significant Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” beginning on page 26 and this prospectus in full. Our significant risks may be summarized as follows:

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•        The HFCA Act, together with recent joint statement by the SEC and PCAOB, Nasdaq rule changes, a determination by the PCAOB that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. Notwithstanding the foregoing, trading in our ordinary shares may be prohibited under the HFCA Act if the PCAOB later determines that it cannot inspect or investigate our auditor completely, and as a result Nasdaq may determine to delist our ordinary shares. See “Risk Factors — Risks Related to Doing Business in China — The HFCA Act, together with recent joint statement by the SEC and PCAOB, Nasdaq rule changes, a determination by the PCAOB that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering” beginning on page 26.

•        Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” beginning on page 28.

•        Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” beginning on page 28.

•        The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” beginning on page 31.

•        We may be liable for improper use or appropriation of personal information provided by our customers. See “Risk Factors — Risks Related to Doing Business in China — We may be liable for improper use or appropriation of personal information provided by our customers” beginning on page 32.

•        We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet retailers. See “Risk Factors — Risks Related to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet retailers” beginning on page 33.

•        Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and we may be liable for content that is displayed on our website. See “Risk Factors — Risks Related to Doing Business in China — Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and we may be liable for content that is displayed on our website” beginning on page 34.

•        PRC regulation on loans to, and direct investment in, our PRC subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC Subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” beginning on page 36.

•        We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and the PRC subsidiary’s restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and the PRC subsidiary’s restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business” beginning on page 39.

•        The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval” beginning on page 41.

•        The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless” beginning on page 44.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        Failure to maintain the quality and safety of our oat products could have a material and adverse effect on our reputation, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Failure to maintain the quality and safety of our oat products could have a material and adverse effect on our reputation, financial condition and results of operations” beginning on page 48.

•        We are heavily dependent on our subscription customers with whom we do not enter into long-term sales agreements. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We are heavily dependent on our subscription customers with whom we do not enter into long-term sales agreements. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected” beginning on page 49.

•        We are heavily dependent on our major suppliers on the supply of certain products, the loss of which could adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — We are heavily dependent on our major suppliers on the supply of certain products, the loss of which could adversely affect our business, financial condition and results of operations” beginning on page 49.

•        We depend on the supply of raw materials and certain oat products from local farmers and third party suppliers, and any adverse changes in such supply or the costs of raw materials and certain oat products may adversely affect our operations. See “Risk Factors — Risks Related to Our Business and Industry — We depend on the supply of raw materials and certain oat products from local farmers and third party suppliers, and any adverse changes in such supply or the costs of raw materials and certain oat products may adversely affect our operations” beginning on page 50.

•        Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings. See “Risk Factors — Risks Related to Our Business and Industry — Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings” beginning on page 52.

•        We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business. See “Risk Factors — Risks Related to Our Business and Industry — We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business” beginning on page 56.

•        We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations. See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations” beginning on page 57.

•        Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage customer relationships and subject us to significant reputational, financial, legal and operation consequences. See “Risk Factors — Risks Related to Our Business and Industry — Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage customer relationships and subject us to significant reputational, financial, legal and operation consequences” beginning on page 59.

•        Our ability to protect the confidential information of our customers on our APP may be adversely affected by cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions. See “Risk Factors — Risks Related to Our Business and Industry — Our ability to protect the confidential information of our customers on our APP may be adversely affected by cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions” beginning on page 59.

•        Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations” beginning on page 60.

•        We have identified material weaknesses in our internal controls over financial reporting. If we do not adequately remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares. See “Risk Factors — Risks Related to Our Business and Industry — We have identified a material weaknesses in our internal controls over financial reporting. If we do not adequately remediate this these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares” beginning on page 63.

•        We are in the process of obtaining title certificate for our new production facility in Inner Mongolia, China. If we fail to obtain such certificate, our business may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We are in the process of obtaining title certificate for our new production facility in Inner Mongolia, China. If we fail to obtain such certificate, our business may be materially and adversely affected” beginning on page 65.

•        Failure to renew, or early termination of, our trademark license agreements may materially and adversely affect our business, financial conditions and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Failure to renew, or early termination of, the trademark license agreements with YanGuFang Agroeco Tech may materially and adversely affect our business, financial conditions and results of operations.” beginning on page 66.

•        The ongoing COVID-19 pandemic has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — The ongoing COVID-19 pandemic has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations” beginning on page 66.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

•        The VIE structure poses risks to investors. Investors will not and may never directly hold equity interests in the VIEs. The VIE structure may be less effective than direct ownership and the Company may incur substantial costs to enforce the terms of the VIE Agreement. If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or render it worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct substantially all of our operations. See “Risk Factors — Risks Related to Our Corporate Structure — The VIE structure poses risks to investors. Investors will not and may never directly hold equity interests in the VIEs. The VIE structure may be less effective than direct ownership and the Company may incur substantial costs to enforce the terms of the VIE Agreement. If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or render it worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct substantially all of our operations” beginning on page 70.

•        Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed foreign-invested enterprises if they are ultimately “controlled” by foreign investors. See “Risk Factors — Risks Related to Our Corporate Structure — Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed foreign-invested enterprises if they are ultimately “controlled” by foreign investors” beginning on page 72.

•        We conduct substantially all of our operations through the VIEs, which are established in the PRC, and we rely on the VIE Agreements with the VIEs and the VIE Shareholder to operate our business, which may not be as effective as direct ownership in providing operational control and we may incur substantial costs to enforce the terms of the VIE Agreements, which could result in a material change in our operations and a material change in the value of the securities we are registering for sale, and cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Our Corporate Structure — We conduct substantially all of our operations through the VIEs, which are established in the PRC, and we rely on the VIE Agreements with the VIEs and the VIE Shareholder to operate our business, which may not be as effective as direct ownership in providing operational control and we may incur substantial costs to enforce the terms of the VIE Agreements, which could result in a material change in our operations and a material change in the value of the securities we are registering for sale, and cause the value of such securities to significantly decline or become worthless” beginning on page 72.

•        Any failure by the VIEs or the VIE Shareholder to perform their respective contractual obligations would have a material adverse effect on our business and the market price of our ordinary shares. See “Risk Factors — Risks Related to Our Corporate Structure — Any failure by the VIEs or the VIE Shareholder to perform their respective contractual obligations would have a material adverse effect on our business and the market price of our ordinary shares” beginning on page 73.

•        The VIE Shareholder and its shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition and the value of our ordinary shares. See “Risk Factors — Risks Related to Our Corporate Structure — The VIE Shareholder and its shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition and the value of our ordinary shares” beginning on page 74.

Risks Related to this Offering and Ownership of Ordinary Shares

Risks and uncertainties related to this offering and ownership of ordinary shares include, but are not limited to, the following:

•        There is no active trading market for our ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — There is no active trading market for our ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors” beginning on page 76.

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities” beginning on page 76.

•        The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors” beginning on page 77.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares” beginning on page 78.

•        Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution” beginning on page 79.

•        Our Chief Executive Officer and Chairman of the board of directors, Mr. Junguo He, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Our Chief Executive Officer and Chairman of the board of directors, Mr. Junguo He, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions” beginning on page 80.

•        Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions. See “Risk Factors — Risks Related to this Offering and Ownership of Ordinary Shares — Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions” beginning on page 83.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Corporate Information

Our principal executive offices are located at 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100, and our telephone number is +86 (21) 52966658. Our website is yangufang.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the directors may, from time to time decide. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

Impact of COVID-19

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. COVID-19 has spread rapidly to many parts of the PRC and other parts of the world in the first half of 2020, which has caused significant volatility in the PRC and international markets. The ongoing COVID-19 pandemic has adversely affected many aspects of our business, including the expansion of our customer base, the introduction of new product offerings and supply chain disruptions. We temporarily closed our offices and production facilities in January 2020, as required by relevant PRC local authorities. Our offices reopened in March 2020 upon approval from the local governments. Due to the extended lock-down and self-quarantine policies in China, we experienced a significant business disruption, including but not limited to supply chain disruptions, during the lock-down period from early February to late March 2020 and has since been picking up slowly after China reopened businesses nationwide. From July 2020, due to the effective containment of COVID-19 in China, we resumed our full operation.

Measures taken by various governments to contain the virus have affected economic activity in all countries where the consumers of our products live. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel, social distancing, and securing the supply of materials that are essential to our production process. We will continue to follow the various government policies and advice and, in parallel, we may take further actions that we determine are in the best interests of our employees, customers, and business relationships.

From 2020 to 2021, a COVID-19 vaccination program had been greatly promoted around the globe. However, several types of COVID-19 variants emerged in different parts of the world. The Company’s sales in China and Thailand continued to be affected by government actions relating to COVID-19 and COVID-19 variants.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our offline marketing activities since April 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in Shanghai were accordingly changed to online meetings. Due to restrictions on logistics and supply chain disruptions in certain areas of China, we reduced our production output during the lockdown period in Shanghai, which to some extent adversely affected our results of operations for the same period. Starting from June 1, 2022, we resumed our production scale to the pre-lockdown level, reopened our Shanghai office and resumed our offline marketing activities. The lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our logistics and supply chain, business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period. From October to early December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations. Our warehouses are currently located in Inner Mongolia, Jiangsu and Shanghai, and we plan to open additional warehouses in other regions of China in 2023 to expand our storage capacity as well as mitigate the adverse impact on our supply chain due to the concentration of warehouses in a limited number of regions. Notwithstanding the foregoing, except for the temporary labor shortage due to the lockdown, we have not experienced inventory, raw material shortages or reduced headcount of our employees during the recent lockdown period in Shanghai and new lockdown period in Wuchuan County, Inner Mongolia, as our other offices in China were operational during the recent lockdowns.

For the fiscal years ended June 30, 2022 and 2021, the COVID-19 pandemic did not have a material impact on our financial positions and operating results. Our revenue reached approximately $36.1 million for the fiscal year ended June 30, 2022, representing an increase of approximately $6.2 million or 20.9% from approximately $29.8 million for the fiscal year ended June 30, 2021.

The extent of the impact of COVID-19 on the Company’s future financial results will be dependent on future developments such as the length and severity of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues. See “Risk Factors — Risks Related to Our Business and Industry — The ongoing COVID-19 pandemic has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.”

The Offering

Ordinary shares being offered by us:	2,500,000 ordinary shares on a firm commitment basis (or 2,875,000 ordinary shares if the underwriters exercise their over-allotment option in full).
Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $4.00 to $6.00 per ordinary share.
Number of ordinary shares outstanding before the offering:	30,000,000 ordinary shares.
Number of ordinary shares outstanding after the offering:	32,875,000 ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and 32,500,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option.
Use of proceeds:

We intend to use the net proceeds of this offering for (i) the construction of additional production facilities, purchase of new equipment and upgrades of existing equipment; (ii) R&D on new products and technologies, upgrades of existing products and technologies, and new hires of R&D staff; (iii) global business expansion, primarily to North America, South East Asia and Japan; (iv) marketing and brands promotion; and (v) working capital and other general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 87.

Lock-up agreements

All of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 180 days from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our ordinary shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our ordinary shares will be approved for listing on Nasdaq.

Proposed Nasdaq symbol:	“YGF”
Transfer agent and registrar	VStock Transfer, LLC
Risk factors:

Investing in our ordinary shares involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 26.

RISK FACTORS

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Doing Business in China

The HFCA Act, together with recent joint statement by the SEC and PCAOB, Nasdaq rule changes, a determination by the PCAOB that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the disclosure, financial reporting and other risks associated with investing in companies based in or have substantial operations in emerging markets including China as well as the limited remedies available to investors who might take legal action against such companies. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. These proposals were approved by the SEC on October 4, 2021. These developments add uncertainties to our offering, including the possibility that Nasdaq can stop trading in our securities if the PCAOB cannot inspect or fully investigate our auditor.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

On May 20, 2020 and December 2, 2020, the United States Senate and the United States House of Representatives, respectively, passed S. 945, the HFCA Act, which was signed into law on December 18, 2020. The HFCA Act requires a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange. On June 22, 2021, the United States Senate passed the Accelerating Holding Foreign Companies Accountable Act, which has been introduced in the United States House of Representatives. This Act, if enacted, would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. On February 4, 2022, the United States House of Representatives passed a bill, which contained, among other things, an identical provision. If this provision is enacted into law, the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act will be reduced from three years to two. Although we believe that the HFCA Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the HFCA Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our primary operations in China. See “Risk Factors — Risks Related to Doing Business in China.”

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On December 2, 2021, the SEC issued final rules under the HFCA Act, which became effective on January 10, 2022, amending the disclosure requirements in annual reports. These amendments apply to registrants that the SEC identifies as having filed an annual report issued by a registered public accounting firm that is located in a foreign jurisdiction that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The amendments require the submission of documentation to the Commission establishing that such a registrant is not owned or controlled by a governmental entity in that foreign jurisdiction and also require disclosure in a foreign issuer’s annual report regarding the audit arrangements of, and governmental influence on, such registrants. The Commission is to identify a reporting company that has retained a registered public accounting firm to issue an audit report where that registered public accounting firm has a branch or office that:

•        Is located in a foreign jurisdiction; and

•        The PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction.

Once identified, Section 104(i)(2)(B) of the Sarbanes-Oxley Act requires these issuers, which the SEC refers to as “Commission-Identified Issuers,” to submit in connection with their annual report documentation to the Commission establishing that they are not owned or controlled by a governmental entity in that foreign jurisdiction and to name any director who is affiliated with the Chinese Communist Party or whether the company’s articles include any charter of the Chinese Communist Party.

On December 16, 2021, the PCAOB determined that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. Our auditor, Friedman LLP, an independent registered public accounting firm headquartered in the United States with no branches or offices outside the United States, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis, with the last inspection in August, 2020. Friedman LLP was merged with Marcum LLP on September 1, 2022 and filed its application to withdraw the PCAOB registration on December 30, 2022.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted.

Notwithstanding the foregoing, we cannot assure you that, because our books and records are primarily located in mainland China, we will in the future be able to become an issuer that is not a Commission-Identified Issuer, in which event our ordinary shares may not be tradable in any United States stock exchange or market and it may be necessary for us to list on a foreign exchange in order that our ordinary shares can be traded. It is possible that, in the event trading in our stock in the United States is no longer possible, you may lose the entire value of your ordinary shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and substantially all of our revenues is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity.

In July 2021, the PRC government provided new guidance on China-based companies raising capital outside of China, including through VIE Agreements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the PRC government may intervene with our operations and our business in China and United States, as well as the market price of our ordinary shares, may also be adversely affected.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Our PRC subsidiary and the VIEs are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve with little advance notice, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in YanGuFang Group.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On November 14, 2021, the CAC released the Network Internet Data Protection Draft Regulations (draft for comments), which reiterates that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. We do not believe, based upon the opinion of our PRC counsel, Beijing Sunland Law Firm, that we are subject to the cybersecurity review as we, as a data processor, possess personal information of less than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further specify the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the new rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As of December 31, 2022, we had approximately 366,690 APP users. We believe, based upon the advice of our PRC counsel, Beijing Sunland Law Firm, that one of the VIEs, YanGuFang E-Commerce, is deemed a “personal information processor” under the Personal Information Protection Law (“PIPL”) because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. However, neither YanGuFang Group, nor our other subsidiaries, i.e., YanGuFang HK, WFOE, and the other two VIEs, YanGuFang Contract Farming and YanGuFang Whole Grain, is deemed a “personal information processor” under the PIPL as they are not involved in data activities regulated by PIPL. Neither the Company and its subsidiaries, nor each of the VIEs, is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure promulgated by the State Council on July 30, 2021, which became effective on September 1, 2021, because neither of them is engaged in the important network facilities and information systems in important industries and fields. Additionally, neither the Company and any of its subsidiaries nor each of the VIEs is an “online platform operators” controlling personal information of more than one million users under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through YanGuFang E-Commerce, does not hold the personal information of more than one million users. Therefore, we are not subject to the Measures for Cybersecurity Review and are not required to pass the security evaluation organized by the CAC and the compliance with such regulation will not materially impact our business operations. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. As of the date of this prospectus, one of the VIEs, YanGuFang E-Commerce, is in full compliance with the regulations or policies that have been issued by the CAC to date, with YanGuFang Group and its subsidiaries, and the other two VIEs not subject to the regulations or policies that have been issued by the CAC.

On February 17, 2023, the CSRC released the Trial Measures, which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Sunland Law Firm, as our PRC subsidiary and the VIEs accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering will be considered indirect offering and we will be subject to the filing requirements under the Trial Measures if we fail to obtain approval from overseas regulatory authorities or stock exchanges prior to the effectiveness of the Trial Measures, or if we obtain the approval from the U.S. regulatory authorities or stock exchanges before the effective time of the Trial Measures but fail to complete this offering within the 6-month transition period. As of the date of this prospectus, except for the Trial Measures, no other relevant laws or regulations in the PRC explicitly require us to seek approval or permissions from the CSRC, CAC or any other PRC governmental authorities for our offering (including the sales of securities to foreign investors) and listing in the U.S., nor has our company, any of our subsidiaries or the VIEs received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC, CAC or any other PRC governmental authorities. See “— The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.” Thus, if we do not receive any required approvals or do not make any record-filing or if we incorrectly conclude that approvals or record-filing are not required or if the CSRC or other regulatory agencies promulgate new rules, explanations or interpretations requiring that we obtain their prior approvals or ex-post record-filing for this offering and any follow-on offering, we may be unable to obtain such approvals and make such record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Provisions, which will come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations. As advised by our PRC counsel, Beijing Sunland Law Firm, we are not subject to the Confidentiality and Archives Administration Provisions.

The PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to investors or reduce the value of such securities or cause such securities to become worthless.

There are risks arising from the legal systems in China, including the risks and uncertainties regarding the interpretation, application and enforcement of current and future PRC laws and regulations. The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us. The PRC government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations, financial performance and/or the value of the ordinary shares we are registering for sale, or impair our ability to raise money.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless.

We are currently not required to obtain approval from PRC authorities to list on U.S. exchanges nor to enter into the execution of VIE Agreements, however, if any of the VIEs or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of ordinary shares.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE arrangements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchanges and or enter into VIE arrangements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the PRC government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

We may be liable for improper use or appropriation of personal information provided by our customers.

Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customers, employees and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the SCNPC issued the Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology (“MIIT”), and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation (the “SAMR”), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the PRC government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

Further, the Measures for Cybersecurity Review (2021 version) issued by the CAC on November 16, 2021, which became effective on February 15, 2022, includes the following key changes:

•        companies who are engaged in data processing are also subject to the regulatory scope;

•        the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

•        the operators of critical information infrastructure and online platform operators holding more than one million users/users’ (which is to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

•        the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

On July 7, 2022, the CAC published the Outbound Data Transfer Security Assessment Measures (the “Outbound Data Transfer Security Assessment Measures”), which will become effective on September 1, 2022 and specify the circumstances in which data handlers providing data outbound shall apply for outbound data transfer security assessment with the Cyberspace Administration, including, among others, the data handler provide important information outbound. As of the date of this prospectus, we had disclosed certain information of our shareholders, directors, managerial officers, customers and employees to the counsel and Underwriters for the purpose of due diligence, while the counsel and Underwriters are professional parties which have entered into legally binding non-disclosure agreements with us. If the Outbound Data Transfer Security Assessment Measures are fully implemented as-is, the above circumstance remains to be clarified. It does not clarify the number of outbound data transfer in such circumstance, which leaves more uncertainties in its application and enforcement and if we are deemed to be a data handler providing important data outbound, we could be subject to the outbound data security assessment with national Cyberspace Administration as mentioned above.

On November 14, 2021, the CAC published the Network Internet Data Protection Draft Regulations (draft for comments), which reiterates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. Currently, the Measures for Cybersecurity Review (2021 version) were recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) has been released for public comment, and their implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. If the CSRC or other regulatory agencies promulgate new rules or explanations requiring that we obtain their approvals for this offering and any subsequent offering, we may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the Cyber Administration of China.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet retailers.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the Internet industry include, but are not limited to, the following:

•        The online commerce industry in China is still in an early stage of development and the PRC laws applicable to the industry are still evolving. Due to the lack of clarity under the existing PRC regulatory regime, we may be required to comply with additional legal and licensing requirements. On May 8, 2021, YanGuFang E-Commerce received a value-added telecommunications business operating license (“VATS License”) for online data processing and transaction processing business (operating e-commerce only) and information services business (internet information services only). It is uncertain if the other VIEs or our

PRC subsidiary are required to obtain a separate VATS License. Although we believe that the other VIEs and our PRC subsidiary are not required to obtain such separate license which is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license in the future.

•        The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry.

•        New laws and regulations may be promulgated that will regulate internet activities, including online retail. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business, and we may be liable for content that is displayed on our website.

China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. In the past, the PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of our internet information was deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers or users of our websites or APP, or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our websites in China.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations.

The PRC Labor Law and the Labor Contract Law of the People’s Republic of China (the “Labor Contract Law”) require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts.

In addition, the Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. For example, according to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the Labor Contract Law and other labor-related regulation may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, due to the uncertainties as to the interpretation and implementation of these laws and regulations, our employment practices may not be at all times deemed in compliance with the laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners of our PRC subsidiary to liability or penalties, limit our ability to inject capital into the subsidiary, limit PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment (“SAFE Circular 13”), which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such mainland China residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under Circular 37 from June 1, 2015.

These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on our business, financial condition and results of operations.

According to SAFE Circular 37 and SAFE Circular 13, our shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, substantially all of our PRC resident shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with SAFE Circular 37 and SAFE Circular 13. We have taken steps to notify significant beneficial owners of ordinary shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation on loans to, and direct investment in, our PRC subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

YanGuFang Group is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company conducting its operations substantially in China through its PRC subsidiary and the VIEs. As permitted under PRC laws and regulations, in utilizing the proceeds of this offering, we may make loans to our PRC subsidiary subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiary. For the fiscal years ended June 30, 2022 and 2021, YanGuFang Group, through YanGuFang HK, made capital contributions to WFOE of $9,785,653 and $1,510,000, respectively. For the fiscal years ended June 30, 2022 and 2021, WFOE provided working capital loans to the VIEs of $9,317,235 and $1,509,849, respectively. Furthermore, loans by us to our PRC subsidiary to finance its activities cannot exceed the statutory limits and are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (“SAFE Circular 19”), effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (“SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC subsidiary by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise shareholders and has a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (“EIT Law”), that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation (the “SAT”), specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that we, as an exempted company incorporated in the Cayman Islands with limited liability meet all of the conditions above thus we do not believe that we are a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, since there remain uncertainties regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our shares would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether non-PRC enterprise shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify for certain treaty benefits.

Under the EIT Law and its implementation rules, we, as a non-resident enterprise, that is, an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in China with no actual management functions performed in China, or an enterprise that has income derived from or accruing in China although it does not have an office or premises in China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. YanGuFang China is 100% owned by

YanGuFang HK. Accordingly, YanGuFang HK may qualify for a 5% tax rate in respect of distributions from YanGuFang China when it becomes operational and is not obligated to pay more than 50% of the income in twelve months to residents in third country or region. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to utilize the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, under Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which took effect on April 1, 2018, a “Beneficial Owner” shall mean a person who has ownership and control over the income and the rights and property from which the income is derived. To determine the “beneficial owner” status of a resident of the treaty counterparty who needs to take advantage of the tax treaty benefits, a comprehensive analysis shall be carried out, taking into account actual conditions of the specific case.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits (“Circular 35”). Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from WFOE.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (“SAT Circular 698”) issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises (“SAT Bulletin 7”), to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprises. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source (“SAT Bulletin 37”), which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the EIT Law, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the EIT Law, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in us.

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and the PRC subsidiary’s restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.

YanGuFang Group is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to shareholders and service, any debt YanGuFang Group may incur. Our PRC subsidiary receives substantially all of its revenue from the VIEs in the form of services fees under the VIE Agreements. Our PRC subsidiary and VIEs in the PRC generate and retain cash generated from operating activities and re-invest it in our business. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Our PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements.

In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

In response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and SAFE promulgated a series of capital control measures in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Failure to obtain or maintain any of the preferential tax treatments or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

Under the EIT Law and its implementation rules, the statutory enterprise income tax rate is 25%, but certain “software enterprise” and “high and new technology enterprises” are qualified for a preferential enterprise income tax rates subject to certain qualification criteria. A “high and new technology enterprise,” which is reassessed every three years, is entitled to favorable income tax rate of 15%. In December 2020, YanGuFang Whole Grain obtained qualification as a “high and new technology enterprise” and is entitled to enjoy a preferential income tax rate of 15% for the calendar years from 2020 to 2023. However, if it fails to maintain its qualified status, experiences any increase in the enterprise income tax rate, or faces any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments currently enjoyed, our business, financial condition and results of operations could be materially and adversely affected.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms and could impact our gross profit and gross margin.

The value of the RMB and the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the PBOC, changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of the RMB appreciated by approximately 5.5% against the U.S. dollar; and in 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders. Appreciation of RMB to U.S. dollar will result in foreign currency translation gain, while depreciation of RMB to U.S. dollar will result in foreign currency translation loss. As a result of the appreciation of the RMB to the U.S. dollar from 6.4566 as of June 30, 2021 to 6.6981 as of June 30, 2022, we had a foreign currency translation loss of approximately $0.7 million for the fiscal year ended June 30, 2022, as compared with a foreign currency translation gain of approximately $0.8 million for the fiscal year ended June 30, 2021. Therefore, the appreciation of average RMB to the U.S. dollar was a significant factor in the increase in comprehensive income for the fiscal years ended June 30, 2022 and 2021.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

All of our revenues are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC without first receiving approval from the CSRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.

The M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, Beijing Sunland Law Firm, has advised us based on their understanding of the current PRC law, rules and regulations that the CSRC’s approval under the M&A Rules is not required for this offering (including the offering of ordinary shares to U.S. investors) and the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that:

•        the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and

•        YanGuFang China was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

However, our PRC legal counsel, Beijing Sunland Law Firm, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operators of critical information infrastructure,” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further specifies the factors to be considered when assessing the national security risks of the relevant activities. On November 14, 2021, the CAC released the Network Internet Data Protection Draft Regulations (draft for comments) and accepted public comments until December 13, 2021. The Network Internet Data Protection Draft Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. We do not believe, based upon the opinion of our PRC counsel, Beijing Sunland Law Firm, that we are subject to the cybersecurity review as we, as a data processor, possess personal information of less than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version) further specifies the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the new rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As of December 31, 2022, we had approximately 366,690 APP users. We believe, based upon the advice of our PRC counsel, Beijing Sunland Law Firm, one of the VIEs, YanGuFang E-Commerce, is deemed a “personal information processor” under the PIPL because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. However, neither YanGuFang Group, nor our other subsidiaries, i.e., YanGuFang HK, WFOE, and the other two VIEs, YanGuFang Contract Farming and YanGuFang Whole Grain, is deemed a “personal information processor” under the PIPL as they are not involved in data activities regulated by PIPL. Neither YanGuFang Group and its subsidiaries, nor each of the VIEs, is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because neither of them is engaged in the important network facilities and information systems in important industries and fields such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense science, technology and industry, as well as other important network facilities and information systems which, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people’s livelihood and public interests. Additionally, neither YanGuFang Group and any of its subsidiaries nor each of the VIEs is an “online platform operators” controlling personal information of more than one million users under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through YanGuFang E-Commerce, does not hold the personal information of more than one million users. Therefore, we are currently not subject to the Measures for Cybersecurity Review and are not required to pass the security evaluation organized by the CAC and the compliance with such regulation will not materially impact our business operations and our offering. As of the date of this prospectus, YanGuFang E-Commerce is in full compliance with the regulations or policies that have been issued by the CAC to date. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance. Additionally, the Measures for Cybersecurity Review were recently adopted and the Network Data Protection Draft Regulations (draft for comments) are in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On February 17, 2023, the CSRC released the Trial Measures, which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Sunland Law Firm, as our PRC subsidiary and the VIEs accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering will be considered indirect offering and we will be subject to the filing requirements under the Trial Measures if we fail to obtain approval from overseas regulatory authorities or stock exchanges prior to the effectiveness of the Trial Measures, or if we obtain the approval from the U.S. regulatory authorities or stock exchanges before the effective time of the Trial Measures but fail to complete this offering within the 6-month transition period. See “— The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.” Thus, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their prior approvals or ex-post record-filing for this offering and any follow-on offering, we may be unable to obtain such approvals or record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. For instance, in the event that the CSRC approval or any regulatory approval or record-filing is required for this offering, or if the CSRC or any other PRC government authorities promulgates any new laws, rules or regulations or any interpretation or implements rules before our listing that would require us to obtain the CSRC or any other governmental approval or record-filing for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval or record-filing for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Confidentiality and Archives Administration Provisions, which will come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations. As advised by our PRC counsel, Beijing Sunland Law Firm, we are not subject to the Confidentiality and Archives Administration Provisions.

The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval or record-filing requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our ordinary shares.

The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.

On February 17, 2023, the CSRC released the Trial Measures, which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

Based on the advice of our PRC counsel, Beijing Sunland Law Firm, as our PRC subsidiary and the VIEs accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2021, and the key components of our operations are carried out in the PRC, this offering will be considered indirect offering and we will be subject to the filing requirements under the Trial Measures if we fail to obtain approval from overseas regulatory authorities or stock exchanges prior to the effectiveness of the Trial Measures, or if we obtain the approval from the U.S. regulatory authorities or stock exchanges before the effective time of the Trial Measures but fail to complete this offering within the 6-month transition period.

The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council in August 2008 is triggered.

In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

To the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

YanGuFang Group is an offshore holding company with no material operations of its own, and conducts substantially all of its operations through its PRC subsidiary and the VIEs. As of the date of this prospectus, substantially all of our cash and assets are located in the PRC. As a holding company, YanGuFang Group may rely on dividends and other distributions on equity paid by its PRC subsidiary for its cash and financing requirements, and its PRC subsidiary receives substantially all of its revenue from the VIEs in the form of services fees under the VIE agreements. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company, subsidiaries and VIEs. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and we have not experienced difficulties or limitations on our ability to transfer cash between subsidiaries and the VIEs. Prior to our reorganization for purpose of our initial public offering, cash transfers among our PRC operating entities and their subsidiaries were generally approved by the management of the company providing the funds. After our reorganization, cash transfers among our holding company, subsidiaries and VIEs of less than RMB5 million (US$0.78 million) must be reported to, reviewed and approved by the finance department of the company initiating such cash transfers; cash transfers equal to or in excess of RMB5 million (US$0.8 million) but less than RMB20 million (US$3.1 million) must be approved by the chief executive officer and the chief financial officer of YanGuFang Group; cash transfers equal to or in excess of RMB20 million (US$3.1 million) must be approved by the board of directors of YanGuFang Group. Among YanGuFang Group, its subsidiaries, and the VIEs, cash is transferred from YanGuFang Group and YanGuFang HK as needed in the form of capital contributions or working capital loans, as the case may be, to the PRC subsidiary as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and to the VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. However, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. As of the date of this prospectus, no transfers, dividends or other distributions have been made to date from our subsidiaries or the VIEs to our holding company nor have we or any of our subsidiaries and VIEs ever paid dividends or made distributions to U.S. investors to date. For the fiscal years ended June 30, 2022 and 2021, YanGuFang Group, through YanGuFang HK, made capital contributions to our PRC subsidiary of $9,785,653 and $1,510,000, respectively. For the fiscal years ended June 30, 2022 and 2021, our PRC subsidiary provided working capital loans to the VIEs of $9,317,235 and $1,509,849, respectively.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of mainland China, and pay dividends in foreign currencies to our shareholders. Therefore, to the extent cash or assets in our business are in mainland China or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Notwithstanding the foregoing, there can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer or distribute cash within our PRC subsidiary and the VIEs or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of mainland China and may adversely affect our business, financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

YanGuFang Group is an exempted company incorporated under the laws of the Cayman Islands. We conduct substantially all of our production and sales in China through the VIEs, and substantially all of our assets are located in China. In addition, our executive officers and certain directors are PRC nationals and reside within China for a significant portion of the time. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan and many other jurisdictions. As a result, it may not be possible for investors to serve process upon us or those persons in China, or to enforce against us or them in China, any judgments obtained from non-PRC jurisdictions. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not reside in the United States or have substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC. Accordingly, without the consent of the competent PRC securities regulators or other relevant authorities, no entity or individual may provide any documents and materials relating to securities business activities to foreign entities or government agencies.

The tension in international trade and rising political tension, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, as we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the healthy food industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to Our Business and Industry

Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. There is no assurance that we will be able to grow our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our control, including decreasing customer demand, increasing competition, declining growth of the healthy food industry in general, shortage of raw materials, price increase of raw materials, or changes in government policies or general economic conditions. We will continue to expand our sales network and product offerings to bring greater convenience to our customers and to increase our customer base and volume of sales. However, the execution of our expansion plan is subject to uncertainty and the sales may not grow at the rate we expect for the reasons stated above. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our ordinary shares could decline.

Sales of our products are subject to changing consumer preferences. If we do not correctly anticipate such changes, our sales and profitability may decline.

There are a number of trends in consumer preferences which have an impact on us and the healthy food industry as a whole. These include, among others, preferences for convenient, natural, nutritional, better value, healthy and sustainable products. Concerns as to the health impacts and nutritional value of certain foods may increasingly result in food producers being encouraged or required to produce products with reduced levels of salt, sugar and fat and to eliminate trans-fatty acids and certain other ingredients. Consumer preferences are also shaped by concerns over the environmental impact of products. The success of our business depends on both the continued appeal of our products and, given the varied backgrounds and tastes of our customer base, our ability to offer a sufficient range of products to satisfy a broad spectrum of preferences. Any shift in consumer preferences in the markets in which we operate could have a material adverse effect on our business. Consumer tastes are also susceptible to change. Our competitiveness therefore depends on our ability to predict and quickly adapt to consumer trends, exploiting profitable opportunities for product development without alienating our existing consumer base or focusing excessive resources or attention on unprofitable or short-lived trends. If we are unable to respond on a timely and appropriate basis to changes in demand or consumer preferences, our sales volumes and margins could be adversely affected.

Our future results and competitive position are dependent on the successful development of new product offerings and improvement of existing product offerings, which are subject to a number of difficulties and uncertainties.

Our future results and ability to maintain or improve our competitive position depend on our capacity to anticipate changes in our key markets and to identify, develop, produce, market and sell new or improved products in these changing markets successfully. We have to introduce new products and re-launch and extend existing product lines on a timely basis in order to counteract obsolescence and decreases in sales of existing products as well as to increase overall sales of our products. The launch and success of new or modified products are inherently uncertain, especially as to the products’ appeal to consumers, and there can be no assurance as to our continuing ability to develop and launch successful new products or variations of existing products. The failure to launch a product successfully can affect consumer perception of our other products. Market factors and the need to develop and provide modified or alternative products may also increase costs. In addition, launching new or modified products can result in cannibalization of sales of our existing products if consumers purchase the new product in place of our existing products. If we are unsuccessful in developing new products in response to changing consumer demands or preferences in an efficient and economical manner, or if our competitors respond more effectively than we do, demand for our products may decrease, which could materially and adversely affect our business, financial condition and results of operations.

Failure to maintain the quality and safety of our oat products could have a material and adverse effect on our reputation, financial condition and results of operations.

The quality and safety of our oat products are our core values and critical to our success. We pay close attention to quality control, monitoring each step in the process from procurement to production and from warehouse to delivery. Yet, maintaining consistent product quality depends significantly on the effectiveness of our quality control system, which in turn depends on a number of factors, including but not limited to the design of our quality control system and procedures, and effective employee training to ensure that our employees adhere to and implement our quality control policies and procedures and the effectiveness of monitoring any potential violation of our quality control policies and procedures.

We have developed a rigorous quality control system that enables us to monitor each stage of the production and post-production process. However, despite our quality control system, we cannot eliminate the risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including:

•        technical or mechanical malfunctions in the production process;

•        human error or malfeasance by our quality control personnel;

•        tampering by third parties; and

•        defective raw materials or equipment.

In addition, the quality of the products or services provided by our suppliers or business partners is subject to factors beyond our control, including the effectiveness and the efficiency of their quality control system, among others. There can be no assurance that our suppliers or business partners may always be able to adopt appropriate quality control systems and meet our stringent quality control requirements in respect of the products or services they provide. Any failure of our suppliers or business partners to provide satisfactory products or services could harm our reputation and adversely impact our operations. In addition, we may be unable to receive sufficient compensation from suppliers and business partners for the losses caused by them.

We are heavily dependent on our subscription customers with whom we do not enter into long-term sales agreements. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

We do not have long-term sales agreements with our subscription customers, but each of our subscription customer enters into a purchase agreement with us for purchase of certain oat products. As of December 31, 2022, we have a total of 12,733 subscription customers from nine provincial-level administrative regions of China, including Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Anhui, Inner Mongolia and Chongqing. For the fiscal years ended June 30, 2022 and 2021, our sales to subscription customers accounted for approximately 63.1% and 84.7%, respectively, of our total revenues.

Although we do not have long-term agreements with our subscription customers, we maintain close and stable relationships with such customers and the repurchase rate of such customers is approximately 56.2% and 57.6%, respectively, for the fiscal years ended June 30, 2022 and 2021. However, there is no assurance that our subscription customers will continue to purchase from us. If a significant portion of subscription customers reduces, delays or cancels their purchases or repurchases with us for any reason, or the financial condition of our customers deteriorates, our business could be seriously harmed.

Our ability to cost-effectively attract new customers and retain existing customers, especially subscription customers, is crucial to driving net revenues growth and achieving profitability. We have invested significantly in branding, sales and marketing to acquire and retain customers since our inception. For example, we attend domestic and international expos and exhibitions in marketing our products and attracting new customers. We also expect to continue to invest significantly to acquire new customers and retain existing ones, especially our subscription customers. However, there can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customers, especially our existing subscription customers no longer find our products appealing, or if our competitors offer more attractive products, prices, discounts or better customer services, our existing customers may lose interest in us, decrease their purchases or even stop purchasing from us. If we are unable to retain our existing customers, especially our subscription customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be adversely affected.

We are heavily dependent on our major suppliers on the supply of certain products, the loss of which could adversely affect our business, financial condition and results of operations.

We are heavily dependent on our major suppliers. For the fiscal year ended June 30, 2022, two suppliers accounted for approximately 24.1% and 10.2%, respectively, of our total purchases. For the fiscal year ended June 30, 2021, two major suppliers accounted for approximately 40.8% and 16.8%, respectively, of our total purchases.

We have purchased, and expect to continue to purchase certain products from our major suppliers under our purchase agreements with them. Pursuant to our agreement with one major supplier, we distribute the products of such supplier at designated areas with the designated price for a term of five years, with an automatic renewal unless either party propose in writing to terminate the agreement. We also have a customary purchase agreement with another major supplier for a term of one year, which may be terminated or rescinded earlier by either party under certain circumstances, including, but not limited to, mutual agreements to terminate, bankruptcy or liquidation of either party or other circumstances resulting in inability of either party to perform the agreement, the product quality issues, or occurrence of force majeure. In the event that we are unable to purchase products upon early termination or expiration of our agreement with our major suppliers, our business would be harmed.

The unavailability of certain products, delays in the delivery of certain products or the delivery of products that does not meet our specifications could impair our ability to meet customers’ orders. We are also subject to credit risk with respect to our suppliers. If any such suppliers become insolvent, an appointed trustee could potentially ignore the service contracts we have in place with such party, resulting in increased charges or the termination of the supply contracts. We may not be able to replace a supplier within a reasonable period of time, on as favorable terms or without disruption to our operations. Any adverse changes to our relationships with suppliers could have a material adverse effect on our image, brand and reputation, as well as on our business, financial condition and results of operations.

We depend on the supply of raw materials and certain oat products from local farmers and third party suppliers, and any adverse changes in such supply or the costs of raw materials and certain oat products may adversely affect our operations.

Our main raw materials are oats. As of December 31, 2022, we collaborated with more than half of the local oat farmers in Wuchuan County, Inner Mongolia, for purchase of raw materials. We have oat purchase agreements in place with each of such local farmers for purchase of the oats they grow within a certain period (normally less than one year) at certain designated prices. Notwithstanding the foregoing, there is no assurance that the local farmers will sell the oats to us at the designated prices as stipulated in the oat purchase agreements. If the then current market price for oats goes up at time of delivery, we may need to purchase the oats at a comparatively higher price from those local farmers; similarly, if the then current market price for oats goes down at time of delivery, we are still obligated to purchase the oats from them at the designated prices, which may materially and adversely affect our business, financial condition and results of operations.

We normally have purchase agreements of one to five year terms with each of the third party suppliers and believe they provide a stable and additional source of oat and oat product supply for our business operations. However, there is no assurance that they will deliver the required oats to us in line with our quality requirements at a timely manner.

If any of our local oat farmers or suppliers, especially major suppliers cease to supply raw materials and certain oat products to us and if we need alternative sources for any other reason, those raw materials and certain oat products may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production and sales of our products may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period or on commercially acceptable terms, if at all. An inability to obtain our key source supplies for the production of our products might require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations, which could adversely affect our business, financial condition and results of operations.

A significant interruption in the operations of our suppliers and other business partners could potentially disrupt our operations.

We have limited control over the operations of our suppliers and other business partners and any significant interruption in their operations may have an adverse impact on our operations. For example, a significant interruption in the operations of our supplier’s production facilities could cause delay or termination of shipment of the raw materials or certain products to us, which may cause delay or termination of shipment of ordered products to our customers, resulting in damage to our customer relationships if we could not solve the impact of the interruptions of operations of our suppliers, our business operations and financial results may be materially and adversely affected.

Although we believe that we could establish alternate sources from other suppliers, any delay in locating and establishing relationships with other sources could result in shortages or back orders. There can be no assurance that such replacement suppliers will provide the raw materials or products that are needed by us in the quantities that we request or at the prices that we are willing to pay. Any shortage in quantities or increase in prices could adversely affect our financial conditions and results of operations.

All of our Self-Produced Products (as defined below) are produced at our production facilities in Inner Mongolia, and any damage or disruption at these facilities may harm our business.

Our own production facilities are located in Inner Mongolia, China. A natural disaster, fire, power interruption, work stoppage, labor matters (including illness or absenteeism in workforce) or other calamity at any one of these facilities and any combination thereof would significantly disrupt our ability to deliver our products and operate our business. In the future, we may also experience plant shutdowns or periods of reduced production because of regulatory issues, equipment failure, employee-related incidents that result in harm or death, delays in raw material deliveries or as a result of the COVID-19 pandemic or related response measures. Any such disruption or unanticipated event may cause significant interruptions or delays in our business and the reduction or loss of inventory may render us unable to fulfill customer orders in a timely manner, or at all, and may result in lawsuits. We had a temporary closure of all offices and production facilities in China from January to March, 2020 in response to the COVID-19 pandemic. We also have experienced delays in the construction of our new facilities on Parcel 1 located in Inner Mongolia, China as a result of COVID-19. In addition, during the recent lockdown of Shanghai between late March and June 2022, we temporarily closed our Shanghai office from April 1, 2022 to June 1, 2022 but did not close our production facilities in Inner Mongolia, China. Due to the restrictions on logistics and supply chain disruptions in certain areas of China, we reduced our production output during the lockdown period in Shanghai. Starting from June 1, 2022, we resumed our production scale to the pre-lockdown level. The lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our logistics and supply chain, business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period. From October to early December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations.

If any material amount of our machinery or inventory were damaged, we would be unable to meet our contractual obligations and cannot predict when, if at all, we could replace or repair such machinery, which could materially adversely affect our business, financial condition and results of operations.

The concentration of our warehouses in a limited number of regions of China, may have an adverse effect on our business, reputation, financial condition and results of operations.

Our warehouses are currently located in Inner Mongolia, Jiangsu and Shanghai, China. The concentration of the warehouses in a few regions may to some extent hinder our ability to make a timely, fast and efficient delivery, especially in emergencies or unexpected events. For example, due to the impact of COVID-19, our logistics and supply chain were disrupted to some extent, and our delivery of products from our warehouses to our customers were restricted or suspended during the COVID-19 lockdown periods in different regions of China. As a result, we plan to open additional warehouses in other regions of China in 2023 to expand our storage capacity and mitigate the adverse impact on our supply chain caused by the concentration of warehouses in a limited number of regions. If our existing warehouses do not meet our operation requirements or we fail to open new warehouses on a timely manner, our business, reputation, financial condition and results of operations may be adversely affected.

Our inability to pass on price increases for food products to our customers could adversely affect our results of operations.

Our ability to pass through increases in the prices of food products depends, among others, on prevailing competitive conditions and pricing methods in the markets in which we operate, and we may not be able to pass through such price increases to our customers. Even if we are able to pass through increases in prices, competition from other similar products may lead to a decline in orders for our products or even obsolescence. Our inability to pass through price increases in food products and preserve our profit margins in the future while remaining competitive could materially adversely affect our business, financial condition and results of operations.

Our brand and reputation may be diminished due to real or perceived quality or food safety issues with our products, which could have an adverse effect on our business, reputation, financial condition and results of operations.

We believe our consumers rely on us to provide them with high-quality products. Therefore, any real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving us (such as incidents involving our competitors), could cause negative publicity and reduced confidence in our company, brand or products, which could in turn harm our reputation and sales, and could materially adversely affect our business, financial condition and results of operations. Negative publicity includes but is not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to the quality, functionality and health concerns of oat products, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation. Although we believe we have a rigorous quality control process, there can be no assurance that our products will always comply with the standards set for our products.

In addition, we are subject to a series of complex and changing food labeling and food safety regulations. These regulations could impact the way consumers view our products, such as new labeling regulations that would require us to list our certain ingredients by specific names that could confuse our consumers into thinking we may use different types of ingredients than they originally thought or that the quality of our ingredients is different to what they anticipated. Further, new labeling and food safety laws could make it more difficult for us to realize our goals of achieving a more integrated supply chain due to the differences in regulations around the world. For example, as we continue to increase our production capacity, there is a risk that we may have to produce our products in facilities with certain allergens present, and while we take precautions to ensure that there is no cross-contamination, there can be no assurance that these precautions would be enough to protect our products from cross-contamination, and using such facilities could harm our reputation, as some of our consumers may view this as acting against our mission to provide products free of allergens.

Additionally, we have no control over our products once purchased by consumers. Accordingly, consumers may store our products improperly or for long periods of time, which may adversely affect the quality and safety of our products. While we have procedures in place to handle consumer questions and complaints, there can be no assurance that our responses will be satisfactory to consumers, which could harm our reputation. If consumers do not perceive our products to be safe or of high quality as a result of such actions outside our control or if they believe that we did not respond to a complaint in a satisfactory manner, then the value of our brand would be diminished, and our reputation, business, financial condition and results of operations would be adversely affected.

Any loss of confidence on the part of consumers in the ingredients used in our products or in the safety and quality of our products would be difficult and costly to overcome. Any such adverse effect could be exacerbated by our position in the market as a purveyor of high-quality products and may significantly reduce our brand value. Issues regarding the safety of any of our products, regardless of the cause, may adversely affect our business, financial condition and results of operations.

Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell or involving our suppliers or third party producers could result in the discontinuance of sales of these products or our relationships with such suppliers and third party producers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients and raw materials, resulting in higher costs, disruptions in supply and a reduction in our sales. For example, our outsourcing products may be done in facilities in the presence of multiple allergens, requiring additional efforts for us to confirm that there are no allergens contained in our products produced in such facilities. Additional testing to confirm the presence of allergens increases our costs, as well as the risks to our reputation and brand should we inadvertently fail to detect any allergens. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, our third party producers, our distributor customers or our other customers, depending on the circumstances, to conduct a recall in accordance with the laws and regulations in the jurisdictions in which we operate our business. Food recalls could result in significant losses due to their associated costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers and maintain our current customer base due to negative consumer experiences or because of an adverse impact on our brand and reputation.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. Food business operators must at all stages of production, sales and distribution within the businesses under their control ensure that foods satisfy the requirements of food related laws and regulations, in particular as to food safety. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition and results of operations.

We face intense competition in the healthy food industry in general. If we fail to compete effectively, we may lose market share and customers, and our business, financial condition and results of operations may be materially and adversely affected.

We operate in a highly competitive market. In our market, competition is based on, among other things, brand equity and consumer relationships, consumer trends, product experience (including taste, functionality and texture), nutritional profile and dietary attributes, sustainability of our supply chain (including raw material), quality and type of ingredients, distribution and product availability, pricing pressure and competitiveness and product packaging.

The business of selling healthy food products is highly sensitive to the introduction of new products and upgrading of existing products, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers in various countries. In addition, we anticipate that we will be subject to increasing competition in the future from competitors that utilize electronic commerce. Currently we compete with famous international brands, such as The Quaker Oats Company and Calbee, Inc., and nation-wide brands in China, such as Guilin Seamild Foods Co and Wangbaobao. Many of them may have substantially greater financial, technical, geographical advantage, marketing and other resources than us and whose oats products are well accepted in the marketplace today. They may use their resources and scale to respond to competitive pressures and changes in consumer preferences by introducing new products based on their new technologies and innovations, reducing prices or increasing promotional activities, among other things. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which could adversely affect our margins and could adversely affect our business, financial condition and results of operations.

Our future growth depends in part on new products and new technology innovation, and failure to invent and innovate new product offerings and new technologies could adversely impact our business, financial condition and results of operations.

To remain competitive, we must continue to stay abreast of the constantly evolving industry trends and to enhance and improve upon our new products and new technologies accordingly. Our future growth depends in part on maintaining our current products in new and existing markets, as well as our ability to develop new products and technologies to serve such markets. To the extent that competitors develop competitive products and technologies, or new products or technologies that achieve higher customer satisfaction, our business prospects could be adversely impacted. Our competitors are continuously searching for more cost-effective products and substitutes, and our existing and prospective customers may choose products offered at a comparatively lower price than that of our products. In addition, regulatory approvals for new products or technologies may be required, these approvals may not be obtained in a timely or cost effective manner, adversely impacting our business prospects.

There can be no assurance that we will be able to produce new products or invent and innovate new technologies effectively so as to meet customer’s requirements. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer preferences, either for technical, legal, financial or other reasons, our business, financial condition and results of operations may be materially and adversely affected.

We may encounter difficulties expanding into new businesses or industries, which may affect adversely our results of operations and financial condition.

We may encounter difficulties and face risks in connection with our expansion into new businesses or industries. We cannot assure you that our expansion into new businesses will be successful, as we may have limited experience in such industries. We cannot assure you that we will be able to generate sufficient profits to justify the costs of expanding into new businesses or industries. Any new business in which we invest or which we intend to develop may require our additional capital investment, R&D efforts, as well as our management’s attention. If such new business does not progress as planned, our results of operations and financial condition may be affected adversely.

We may not successfully ramp up operations at any of our new facilities, or these facilities may not operate in accordance with our expectations.

We have recently commenced production operations through our new production lines at our new production facility (Factory No.2) in Inner Mongolia, China since December 2021, and we plan to open additional new facilities in future to further increase our production capacity. Any substantial delay in bringing any of our new facilities up to full production on the projected schedule would put pressure on the rest of our business operations to meet demand and production schedules and may hinder our ability to produce all of the products needed to meet orders and/or achieve our expected financial performance. Adding new production lines and opening new facilities have required, and will continue to require, additional capital expenditures and the efforts and attention of our management and other personnel, which has and will continue to divert resources from our existing business or operations. Even if our new production lines and new facilities are brought up to full production according to our projected schedule, they may not provide us with all of the operational and financial benefits we expect to receive.

Our production facilities and equipment we use to produce our products is costly to replace or repair and may require substantial lead-time to do so. If they are malfunctioned or require repair or placement, we may need to suspend the use of one or more production lines or equipment and may not be able to find suitable alternatives to replace the output from such production lines and equipment on a timely basis and at a reasonable cost. If we are not able to successfully ramp up operations at any of our new facilities and increase production, our business, financial condition and results of operations could be adversely affected.

Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape and market acceptance of our healthy food products.

Our business and the industry in which we operate are subject to inherent risks and uncertainties, including, among others, developments in regulatory landscape and market acceptance of healthy food products. Our business and the healthy food industry are subject to inherent risks, challenges and uncertainties, including but not limited to the following:

•        the regulatory landscape in the jurisdictions to which we market our products are constantly evolving, and there may be additional requirements with respect to oat products that may increase our cost of compliance;

•        we may face unforeseen capital requirements caused by the changing industry requirements or consumer tastes and demands; demands for our oat products may decline significantly due to the decrease in market acceptance for our products or oat products generally;

•        we may not be able to establish or maintain business relationships with customers or compete with other more established competitors as, for an evolving industry, customers generally prefer to choose more established brands as opposed to those that are less established;

•        we may not be able to adjust our procurement and/or production in time to meet the changes in market demands; and

•        future changes in our industry may not be consistent with our prediction. Therefore, our industrial prospects, R&D focus and business plans may not be effective in helping sustain our competitive position in the healthy food industry.

If we fail to cope with the challenges and compete with other industry players in such uncertain and evolving healthy food industry, our future prospects, business, financial conditions and results of operations may be materially and adversely affected.

We are subject to risks relating to the production and warehousing of our products. If any of these risks materializes, our business, financial condition and results of operations could be materially and adversely affected.

We operate our production and warehouse facilities on our leased and owned premises. Natural disasters or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, typhoons, earthquakes, cybersecurity attacks, terrorist attacks and wars, as well as changes in governmental planning for the land underlying the production and warehousing facilities, could destroy any inventory located in these facilities and significantly impair our business operations. Furthermore, the leases for the production and warehousing facilities that we use could be challenged by third parties or government authorities, which may cause interruptions to our business operations. We cannot assure you that our use of such leased properties will not be challenged. In the event that our use of leased properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties.

Misconducts, including illegal, fraudulent or collusive activities, by our employees, distributors, retailers, suppliers and farmers, may harm our brand and reputation and adversely affect our business and results of operations.

Misconduct, including illegal, fraudulent or collusive activities, unauthorized business conducts and behaviors, or misuse of corporate authorization by our employees, contractors, distributors, retailers, suppliers and farmers and other business partners could subject us to liability and negative publicity. Our employees, distributors, retailers, suppliers and farmers may conduct fraudulent activities or violations of local laws and regulations, such as accepting payments from or making payments to other distribution channel participants or other third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our official or authorized distribution channels, disclosing customers’ information to competitors or other third parties for personal gains, or applying for fake reimbursement. They may conduct activities in violation of unfair competition law, which may expose us to unfair competition allegations and risks. We cannot assure you that such incidents will not occur in the future. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. Such misconduct could damage our brand and reputation, which could adversely affect our business and results of operations.

We may be subject to legal or other proceedings in the ordinary course of our business. If the outcome of these proceedings are adverse to us, they could have a material adverse effect on our business, financial condition and results of operations.

During the ordinary course of our business operations, we may be involved in legal disputes or regulatory and other proceedings relating to, including but not limited to, contractual disputes, product liability claims and employees’ claims. Especially, for contractual disputes, we cannot assure you that the venue and governing law agreed in relevant contracts are always favorable to us. Any such legal disputes or proceedings may subject us to substantial liabilities and may have a material and adverse effect on our reputation, business, financial condition and results of operations. Among those proceedings, some of them may be relating to our products or services or complaints from third parties.

If we become involved in material or protracted legal proceedings or other legal disputes in the future, we may incur substantial legal expenses and our management may need to devote significant time and attention to handle such proceedings and disputes, thereby diverting their attention from our business operations. In addition, the outcome of such proceedings or disputes may be uncertain and could result in settlement or outcomes which may adversely affect our business, financial condition and results of operations.

If we fail to fully comply with PRC Advertising Law and related regulations, rules and measures applicable to advertising, our business and results of operations may be adversely affected.

PRC advertising laws, rules and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable laws. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements, and potentially unfair competition liability. In circumstances involving serious violations, the PRC government may suspend or revoke a violator’s business license.

We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

We generate, collect, store and process a large amount of personal, transactional, statistical and behavioral data, including certain personal and other sensitive data from our customers. We face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we face a number of data-related challenges related to our business operations, including: (i) protecting the data in and hosted on our system and cloud servers, including against attacks on our system and cloud servers by external parties or fraudulent behavior by our employees; (ii) addressing concerns related to privacy and sharing, safety, security and other factors; and (iii) complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Although we have taken steps to protect such data, our security measures could be breached. As of the date of this prospectus, we have not experienced any material breach of our cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system and cloud servers could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with customers, distributors, retailers, manufacturers or suppliers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which telecommunication business operators, internet service providers and other value chain operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain the consent of customers, and to keep collected personal information confidential, as well as to establish customer information protection system with appropriate remedial measures. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected.

We obtain consent from our subscription customers, APP users and third party e-commerce platform users to use their information within the scope of authorization, and we have taken technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the Cyber Security Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the Cyber Security Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our customer data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in China, the United States and other jurisdictions where we operate our business regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other customer data in different jurisdictions. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In November 2016, the SCNPC passed China’s first Cyber Security Law, which became effective in June 2017. The Cyber Security Law is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the Cyber Security Law include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, in addition to “operator of critical information infrastructure” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further specifies the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the CAC released the Regulations on the Network Internet Data Protection Draft Regulations (draft for comments) and accepted public comments until December 13, 2021. The Network Internet Data Protection Draft Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. We do not believe, based upon the opinion of our PRC counsel, Beijing Sunland Law Firm, that we are subject to the cybersecurity review as we, as a data processor, possess personal information of less than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the new rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

As of December 31, 2022, we had approximately 366,690 APP users. We believe, based upon the advice of our PRC counsel, Beijing Sunland Law Firm, one of the VIEs, YanGuFang E-Commerce, is deemed a “personal information processor” under the Personal Information Protection Law (“PIPL”) because it is engaged in data activities as defined under the PIPL, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. However, neither YanGuFang Group, nor our other subsidiaries, i.e., YanGuFang HK, WFOE, and the other two VIEs, YanGuFang Contract Farming and YanGuFang Whole Grain, is deemed a “personal information processor” under the PIPL as they are not involved in data activities regulated by PIPL. Neither the Company and its subsidiaries, nor each of the VIEs, is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because neither of them is engaged in the important network facilities and information systems in important industries and fields. Additionally, neither the Company and any of its subsidiaries nor each of the VIEs is an “online platform operators” controlling personal information of more than one million users under the Cybersecurity Review Measures because the online platform operated by the Company, primarily through YanGuFang E-Commerce, does not hold the personal information of more than one million users. Therefore, we are not subject to the Measures for Cybersecurity Review and are not required to pass the security evaluation organized by the CAC and the compliance with such regulation will not materially impact our business operations. As of the date of this prospectus, YanGuFang E-Commerce is in full compliance with the regulations or policies that have been issued by the CAC to date. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance.

On July 7, 2022, the CAC published the Outbound Data Transfer Security Assessment Measures, which will become effective on September 1, 2022 and specify the circumstances in which data handlers providing data outbound shall apply for outbound data transfer security assessment with the Cyberspace Administration, including, among others, the data handler provide important information outbound. On November 14, 2021, the CAC published the Network Internet Data Protection Draft Regulations (draft for comments), which reiterates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. The Measures for Cybersecurity Review (2021 version) and the Outbound Data Transfer Security Assessment Measures were newly adopted and the Network Internet Data Protection Draft Regulations (draft for comments) are in the process of being formulated. We do not know what regulations will be adopted or how such regulations will affect us and our proposed listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may not be able to list on Nasdaq, or may be required to delist from Nasdaq after listing on Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, Cyber Security Law and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review, the Outbound Data Transfer Security Assessment Measures and/or the Network Internet Data Protection Draft Regulations (draft for comments) mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

In February 2022, the Russian Federation commenced a military invasion of Ukraine, and as a result, the United States, the European Union, the United Kingdom and other jurisdictions have imposed sanctions on certain Russian and Ukrainian persons and entities, including certain Russian banks, energy companies and defense companies, and have imposed restrictions on exports of various items to Russian and certain regions of Ukraine (including the self-proclaimed Donetsk People’s Republic and Luhansk People’s Republic and Crimea). Moreover, on February 22, 2022, the Office of Foreign Assets Control of the United States issued sanctions aimed at limiting Russia’s ability to raise funds through sovereign debt. These geopolitical issues have resulted in increasing global tensions and create uncertainty for global commerce. Any or all of these factors could negatively affect demand for our products and our business, financial condition and result of operations even though we do not conduct any business in Russia or Ukraine.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage user relationships and subject us to significant reputational, financial, legal and operation consequences.

We depend on our information technology systems, as well as those of third parties (such as third party e-commerce platforms, including Tmall, JD, and Pinduoduo), to host product information, manage and sell our products, store data and process transactions. Any cybersecurity incident or material disruption or slowdown of our systems or those of third parties whom we depend upon could cause outages or delays in our services, particularly in the form of interruption of services delivered by our APP or Alibaba cloud services we use, which could harm our brand and adversely affect our operating results. Our failure to implement adequate cybersecurity protections could subject us to claims for any breach of security, particularly if it results in disclosure of information relating to our customers. If changes in technology cause our information technology systems, or those of third parties whom we depend upon, to become obsolete, or if our or their information systems are inadequate to handle our growth, we could lose customers, and our business and operating results could be adversely affected.

Our ability to protect the confidential information of our customers may be adversely affected by cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store, and process certain personal and other sensitive data from our customers, which makes us an attractive target and potentially vulnerable to cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to mitigate the cyberattack risks and protect the confidential information that we have access to, including but not limited to installation and periodical updates of antivirus software and backup of information on our computer systems, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any cybersecurity incident, accidental or willful security breaches or other unauthorized access to our systems could cause confidential information to be stolen and used for criminal purposes. Cybersecurity incidents, security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with our customers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

Meanwhile, if we fail to protect confidential information, we may be involved in various claims and litigations raised for privacy or other damages. Such claims and litigations will take a lot of time and resources to defend and we cannot assure you these claims or litigations will result in a favorable outcome. In February 2022, the Russian Federation commenced a military invasion of Ukraine, and Russian actions with respect to Ukraine have resulted in certain broad sanctions being imposed by the United States, the European Union, the United Kingdom and other international authorities. We cannot predict the impact of Russian actions in Ukraine or the reaction to such actions by the United States, the European Union, the United Kingdom or other international authorities. We cannot predict the impact of Russian actions in Ukraine or the reaction to such actions by the United States, the European Union, the United Kingdom or other international authorities. In connection with the aforesaid military invasion, cybersecurity experts anticipate a meaningful increase in cyberattack and cybercrime activity in connection with the Russian invasion of Ukraine around the globe. However, as of the date of this prospectus, there is no new or heightened risk of potential cyberattacks on the Company by state actors or others since Russia’s invasion of Ukraine.

Failure to maintain or improve our technology infrastructure could harm our business and prospects.

We are constantly upgrading our APP to provide increased scale and improved performance. To adapt to new product offerings and upgrade our technology infrastructure requires significant investment of time and resources, including adding new hardware, updating system and related software and recruiting and training new engineering personnel. Maintaining and improving our technology infrastructure also requires significant levels of investment. Adverse consequences could include unanticipated system disruptions, slower response times, impaired quality of our customers’ experiences and delays in reporting accurate operating and financial information. In addition, much of the system and related software we use are internally developed and proprietary technology. If we experience problems with the functionality and effectiveness of our system, related software or our APP itself, or are unable to maintain and constantly improve our technology infrastructure to handle our business needs, our business, financial condition, results of operation and prospects, as well as our reputation, could be materially and adversely affected.

The successful operation of our business depends upon the performance and reliability of the internet infrastructure in China.

Our business depends on the performance and reliability of the internet infrastructure in China. Almost all access to the internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic Chinese user can connect to the internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s internet infrastructure. In addition, the internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our APP and our website. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may significantly decrease our revenues.

Part of our services could be disrupted by network interruptions.

Part of our services depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our computer hardware and our cloud computing services is currently located in China. Although we have prepared for contingencies through redundancy measures and disaster recovery plans, such preparation may not be sufficient and we do not carry business interruption insurance. Despite any precautions we may take, the occurrence of a natural disaster, such as an earthquake, flood or fire, or other unanticipated problems at our facilities in China, including power outages, telecommunications delays or failures, break-ins to our systems or computer viruses, could result in delays or interruptions to our APP and website, loss of our and customers’ data and business interruption for us and our customers. Any of these events could damage our reputation, significantly disrupt our operations and subject us to liability, which could materially and adversely affect our business, financial condition and results of operations.

Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

We rely on a combination of trademark, patent, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also have confidentiality arrangements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient in China or other countries. Confidentiality agreements may be breached by counterparties, we may not be able to enforce these agreements and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. Policing any unauthorized use of our intellectual property is difficult, time-consuming, and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Furthermore, we may be subject to the risks of losing our intellectual property rights or the intellectual property rights licensed from other third-parties due to several reasons. Certain intellectual property rights, such as patents, are subject to a limited period of time. Upon the expiry of such period of time, others may freely use such intellectual properties without any license or charges, which may impose competitive harm to us and in turn adversely affect our business and prospects. The intellectual property rights that we currently have may also be revoked, invalidated or deprived by regulatory authorities as a result of intellectual property claims or challenges successfully raised by third parties. We may also rely on certain intellectual property rights licensed from other third parties. There can be no guarantee that we will be able to maintain such licenses at all times or renew such licenses upon expiry. Moreover, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims from third parties, which may be expensive to defend with no assurance of success and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We may, and from time to time in the future be, subject to legal proceedings and claims relating to the intellectual property rights of others. There could also be existing patents or other intellectual property of which we are not aware that we may infringe. While we do not know of any intellectual property rights on which our products or our business infringe, we cannot assure you that holders of patents or other intellectual property rights purportedly relating to some aspect of our technology or business, would not seek to enforce such patents against us or that they will not be successful in any such enforcement action. We have patents and filed patent applications in a number of jurisdictions, including the United States and China. If an action is commenced in China, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis or be consistent with a decision in the United States. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or damages or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits.

As the VIEs’ patents may expire and may not be extended, its patent applications may not be granted and their patent rights may be contested, circumvented, invalidated or limited in scope, the VIEs’ patent rights may not protect us effectively.

As of the date of this prospectus, the VIEs have 21 registered patents and 16 pending patent applications in China, and one registered patent in the United States relating to various aspects of our operations. The rights granted under any issued patents, however, may not provide us with proprietary protection or competitive advantages. The claims under any patents that issue from the VIEs’ patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing. Numerous patents owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over the VIEs’ patent applications and could subject the VIEs’ patent applications to invalidation or unenforceability. Finally, in addition to those who may claim priority, any of our existing patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Any failure in extending our existing patents, or if our patent rights were to be contested, circumvented, invalidated or limited in scope could materially and adversely affect our business, financial condition and results of operations.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers, third-party suppliers, farmers and distributors. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We may not be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

We accept payments from customers in China through a variety of methods, including bank transfers, online payments and, debit cards and credit cards issued by banks in China. We may be subject to fraud and other illegal activities in connection with the payment methods we accept. In addition, we are subject to rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept online payments, debit card or credit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected. Further, to the extent that payment is made to us in China, we will have to comply with PRC banking regulations as to making payments in China.

Our success depends on our ability to retain our core management team and other key personnel.

Our performance depends on the continued service and performance of our directors and senior management as they are expected to play an important role in guiding the implementation of our business strategies and future plans. The loss of the services of one or more of our core management team members could impede implementation of our business plan and result in reduced profitability. For example, our Chief Executive Officer, Mr. Junguo He, is a successful entrepreneur who has been engaged in the healthy food industry for over 10 years and has accumulated extensive experience. Our Chief Technical Officer, Mr. Zhu Sun, is committed to the R&D on oat products and related equipment and has led our R&D team to obtain multiple patents on oat production equipment and production lines. If any of our core management team members were to terminate his or her employment with us, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of core management team members or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including management team, sales team and R&D personnel. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we do and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

Our business, financial condition and results of operations may be adversely affected by an economic downturn.

Because our sales may depend on customers’ levels of disposable income, perceived job prospects and willingness to spend, our business and prospects may be affected by global economic conditions. The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and is continuously facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012. Economic conditions in the markets in which our products are sold are sensitive to both global economic conditions, and the particular changes in each country’s economic and political policies and its expected or perceived overall economic growth rate. A decline in the economic prospects in the mechanics and other industries could alter current or prospective customers’ spending priorities. Therefore, a slowdown in China’s economy or the global economy may lead to a reduction in demand for our products, which could materially and adversely affect our financial condition and results of operations.

We have identified material weaknesses in our internal controls over financial reporting. If we do not adequately remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares.

Prior to this offering, we were a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements for the fiscal years ended June 30, 2022 and 2021 included in this prospectus, we respectively identified seven material weaknesses in our internal control over financial reporting as of June 30, 2022. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

The material weaknesses identified included (1) we do not have a sufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience and ongoing training in the application of U.S. GAAP commensurate with our financial reporting requirements; (2) we do not have specific internal audit department or internal audit staff in place and internal control activities are not updated to reflect the current processes and control activities; (3) we lack proper procedure developed in selection and management/monitoring on critical vendors and the resulting deficiencies of data center security management; (4) we lack proper procedures developed in relation of system change management and system development managements; (5) we lack proper procedure developed in breakout incident monitoring and management from backup and restore issues; (6) we lack proper policies and procedures developed related to IT security risk identification and assessment, and controls in the area of new account authorization, mandatory password settings and audit trail record control; and (7) we lack proper procedure developed in segregation of duties (SOD), privileged access and monitoring controls related to the system. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We are required to do so only after we become a public company and we are exempt from the auditor attestation requirements as long as we are an emerging growth company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

Following the identification of the material weaknesses and control deficiencies, we have taken some remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen our financial reporting function and to set up a financial and system control framework; (ii) establishing internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; (iii) establishing an internal audit team with respect to the risk control and audit of financial and business procedures; and (iv) improving the policies and procedures related to our IT system development and management. We will continue to take additional measures to remediate the material weakness, including (i) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (ii) appointing independent directors, establishing an audit committee, and strengthening corporate governance, which will be completed at the time of effectiveness of the registration statement for this offering of which this prospectus forms a part. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002 and an emerging growth company exempted from certain internal control reporting requirement. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our consolidated financial statements from prior periods.

We may incur liabilities that are not covered by insurance.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. While we seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance.

We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance, business liability and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China and the United States. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our business and results of operations could be materially and adversely affected.

Failure to comply with PRC labor laws and make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirements of employee benefit plans have not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we are determined by local authorities to fail to make adequate contributions to any employee benefits as required by relevant PRC regulations, we may face late fees or fines in relation to the underpaid employee benefits.

If we are not able to control our labor costs in an effective way, our business, results of operations and financial condition may be adversely affected.

Our labor costs are primarily incurred in China. The economy of China has been experiencing significant growth, leading to inflation and increased labor costs, particularly in the large cities, such as Shanghai. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs in China, including wages and employee benefits, will continue to grow as our business grows in scale. Significant additional government-imposed increases in the cities of China where we have operations may affect our profitability and results of operations.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash resources due to future growth and development of our business, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and PRC governmental regulations over foreign investment in the PRC. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

We are subject to risks relating to our leased properties.

We lease real properties for our production facilities and offices in China, and some lease agreements for these leased properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each lease agreement that has not been registered with the relevant PRC governmental authorities.

The ownership certificates or other similar proof of our leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our officers in a timely manner, our operations may be interrupted.

We are in the process of obtaining title certificate for our new production facility in Inner Mongolia, China. If we fail to obtain such certificate, our business may be materially and adversely affected.

We have completed the initial construction of our new production facility (Factory No.2) in Inner Mongolia, China and started production on such facilities. As of the date of this prospectus, we are still in the process of obtaining certain building title certificate for such facility and we expect to receive the title certificate in the first half of 2023. While we consider such certificate as requiring procedural, rather than substantive, approvals by government agencies, there is no guarantee that we will obtain it. The failure to obtain such certificate could result in us having to vacate the premises and our production activities on such premises may be interrupted or suspended. If we are forced to move, we may not be able to find alternative facilities at all or at reasonable cost, and our production activities may be disrupted. We might suffer losses as a result of business interruptions and our operations and financial results may be materially and adversely affected.

Failure to obtain VATS License timely may subject us to penalties, which may materially and adversely affect our business, financial conditions and results of operations.

We operate our e-commerce business through the VIE, YanGuFang E-Commerce since January 2018 and received a VATS License to provide online data processing and transaction processing business (operating e-commerce only) and information services business (internet information services only) issued by the Shanghai Communications Administration on May 8, 2021. Prior to that, YanGuFang E-Commerce had no VATS License, as a result, YanGuFang E-Commerce or we may be subject to suspension of business, shutting down of websites, confiscation of illegal income and/or fines imposed by the relevant government authorities for the incompliance period.

Failure to make online food operation filing with the relevant government authorities may subject us to penalties, which may materially and adversely affect our business, financial conditions and results of operations.

Our online food transactions have been conducted through the VIE YanGuFang E-Commerce since January 2018 until present. However, the online food operation filing was not completed until September 8, 2021. YanGuFang E-Commerce may be subject to fines imposed by the relevant government authorities for the incompliance period, which may materially and adversely affect our business, financial conditions and results of operations.

Failure to renew, or early termination of, the trademark license agreements with YanGuFang Agroeco Tech may materially and adversely affect our business, financial conditions and results of operations.

Pursuant to a series of trademark license agreements and supplemental agreements (collectively, the “Trademark License Agreements”), among YanGuFang Agroeco Tech, YanGuFang Group, WFOE, Yanna Technology, the VIEs and their respective subsidiary and branch (collectively, the “Licensees”), the Licensees are granted a non-exclusive and non-transferable license to use the registered trademarks , , , and (“Wei Lai Zhi Xuan”) of YanGuFang Agroeco Tech without any license fee. Pursuant to the Trademark License Agreements, the license to use the above-mentioned trademarks is valid until December 31, 2030 and may be terminated immediately if the Licensees and YanGuFang Agroeco Tech do not extend the term of the Trademark License Agreements upon expiration in writing. There is no assurance that the Licensees will be able to renew, if at all or in a timely manner, any of the Trademark License Agreements upon its expiration. Failure to renew, or early termination of, any of our Trademark License Agreements may materially and adversely affect our business, financial conditions and results of operations.

If relations between the United States and China worsen, our business and operating results may be adversely impacted.

The U.S. government has previously made statements and taken certain actions that may lead to significant changes to U.S. and international trade policies, including recently-imposed tariffs affecting certain products manufactured in China. It is unknown whether and to what extent new tariffs (or other new laws or regulations will be adopted, or the effect that any such actions would have on us or our industry and customers. As we have commenced the sales of our products in the United States since October 2022, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products, impact the competitive position of our products or prevent us from being able to sell products in the United States. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition, results of operations.

The ongoing COVID-19 pandemic has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.

We are vulnerable to health epidemics and natural disasters. Our business has been and likely will be continuously adversely affected by the outbreak of the coronavirus around the world. The World Health Organization labeled the coronavirus a pandemic on March 11, 2020, after the disease spread globally. Given the high public health risks associated with the disease, governments around the globe have imposed various degrees of travel and gathering restrictions, temporary closure of businesses and other quarantine measures.

The ongoing COVID-19 pandemic has adversely affected many aspects of our business, including the expansion of our customer base and the introduction of new product offerings. We temporarily closed our offices and production facilities in January 2020, as required by relevant PRC local authorities. Our offices reopened in March 2020 upon approval from the local governments. Due to the extended lock-down and self-quarantine policies in China, we experienced a significant business disruption during the lock-down period from early February to late March 2020 and has since been picking up slowly after China reopened businesses nationwide. From July 2020, due to the effective control of COVID-19 in China, we resumed full operation.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous variants of the virus. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our offline marketing activities since April 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in Shanghai were accordingly changed to online meetings. Due to the restrictions on logistics and supply chain disruptions in certain areas of China, we reduced our production output during the lockdown period in Shanghai, which to some extent adversely affected our results of operations for the same period. Starting from June 1, 2022, we resumed our production scale to the pre-lockdown level, reopened our Shanghai office and resumed our offline marketing activities. The lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our logistics or supply chain, business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period. From October to early December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations. Our warehouses are currently located in Inner Mongolia, Jiangsu and Shanghai, and we plan to open additional warehouses in other regions of China in 2023 to enlarge our storage capacity as well as mitigate the adverse impact on our supply chain due to the concentration of warehouses in a limited number of regions. We do not expect our mitigation efforts introduce new material risks, including those related to product quality, reliability, or regulatory approval of products. Notwithstanding the foregoing, except for the temporary labor shortage due to the lockdown, we have not experienced inventory, raw material shortages or reduced headcount of our employees during the lockdown period in Shanghai and new lockdown period in Wuchuan County, Inner Mongolia, as our other offices in China were operational during the recent lockdowns.

For the fiscal years ended June 30, 2022 and 2021, the COVID-19 pandemic did not have a material impact on our financial positions and operating results. Our revenue reached approximately $36.1 million for the fiscal year ended June 30, 2022, representing an increase of approximately $6.2 million, or 20.9%, from approximately $29.8 million for the fiscal year ended June 30, 2021.

The duration and intensity of disruptions resulting from the COVID-19 pandemic is still uncertain. The degree to which the pandemic ultimately impacts our business and results of operations will depend on future developments beyond our control, including the severity of the pandemic, the extent of actions to contain or treat the virus, how quickly and to what extent normal economic and operating conditions can resume, and the severity and duration of the Chinese economic downturn that results from the pandemic.

COVID-19 has had a global economic impact on the financial markets. The global spread of COVID-19 pandemic may result in global economic distress, and the extent to which it may affect our results of operations is highly uncertain and cannot be predicted. We cannot assure you that the COVID-19 pandemic can be eliminated or contained in the near future, or at all, or a similar outbreak will not occur again. If the COVID-19 pandemic and the resulting disruption to our business were to extend over a prolonged period, it could materially and adversely affect our business, financial condition, and results of operations.

Other global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our operating efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our internet system as well as adversely affect our business, financial condition, and results of operations.

The war in Ukraine could materially and adversely affect our business and results of operations.

The recent outbreak of war in Ukraine has already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may continue to lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect the global markets, our customers or suppliers’ businesses and potentially our business.

As we started to supply our products to customers in Thailand in 2020 and commenced online sales of our products in the United States in October, 2022, our performance is affected by global economic conditions as well as geopolitical issues and other conditions with international reach. Macroeconomic weakness and uncertainty make it more difficult for us to manage our operations and accurately forecast financial results. As a result of the recent movement of Russian military units into provinces in Ukraine, the United States, the European Union, the United Kingdom and other jurisdictions have imposed sanctions on certain Russian and Ukrainian persons and entities, including certain Russian banks, energy companies and defense companies, and have imposed restrictions on exports of various items to Russian and certain regions of Ukraine (including the self-proclaimed Donetsk People’s Republic and Luhansk People’s Republic and Crimea). Moreover, on February 22, 2022, the Office of Foreign Assets Control of the United States issued sanctions aimed at limiting Russia’s ability to raise funds through sovereign debt. These geopolitical issues have resulted in increasing global tensions and create uncertainty for global commerce. Any or all of these factors could negatively affect demand for our products and our business, financial condition and result of operations. In addition, new requirements or restrictions could come into effect which might increase the scrutiny on our business or result in one or more of our business activities being deemed to have violated sanctions. Our business and reputation could be adversely affected if the authorities of United States, the European Union, the United Nations, or other jurisdictions were to determine that any of our activities constitutes a violation of the sanctions they impose or provides a basis for a sanction designation of us.

However, as of the date of this prospectus, the Company, its subsidiaries and the VIEs do not have any business, operation or assets in Russian or Ukraine, nor do they have any direct or indirect business or contracts with any Russian or Ukraine entity as a supplier or customer. Additionally, we do not have any knowledge as to whether our customers or suppliers have any business, operation or assets in Russian or Ukraine, or have any direct or indirect business or contracts with any Russian or Ukraine entity as a supplier or customer. Consequently, we do not expect that Russia’s invasion of Ukraine will have any material impact on our business operations, including but not limited to our product and service pricing, supply and export, consumer demand, raw material procurement and the supply chain. Additionally, we believe the cybersecurity risks in the supply chain are not material to our business, and there is no new or heightened risk of potential cyberattacks on the Company by state actors or others since Russia’s invasion of Ukraine.

The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military actions or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to supply chain disruptions, which could have a material adverse effect on our business, financial condition and results of operations

We have experienced some disruption to our supply chain during the PRC government mandated lockdown due to the COVID-19 pandemic, including but not limited to suppliers increasing purchase price for raw materials, and logistics restrictions or suspensions in certain areas of China. While all our major suppliers are currently fully operational, any future disruption in their operations would impact our ability to produce and deliver our products to customers. In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the COVID-19 pandemic are resulting in increased transport times to deliver our products to customers. This may limit our ability to fulfill orders and we may be unable to satisfy all of the demand for our products in a timely manner, which may adversely affect our relationships with our customers. As a result, the supply chain disruptions may materially affect our outlook or business goals.

The recent lockdown in Shanghai from April to June 2022 due to a new COVID-19 subvariant (omicron) outbreak in China did not have a material adverse impact on our results of operations, capital resources, sales and profits although our logistics and supply chain, business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period. From October to early December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations.

Although we have long term and stable cooperation with our suppliers and local oat farmers in Inner Mongolia, we will continue to work with our existing suppliers and local farmers, and identify and secure new suppliers and farmers, to expand our supply base. Our warehouses are currently located in both Inner Mongolia and Shanghai, and we plan to open new warehouses in other regions of China in the second half of 2022 to expand our storage capacity as well as mitigate the adverse impact on our supply chain caused by the concentration of warehouses in a few regions. We do not expect our mitigation efforts introduce new material risks, including those related to product quality, reliability, or regulatory approval of products.

Our operations are subject to the United States laws and regulations, and there is no assurance that we will be in compliance with all regulations.

We have commenced our sales in the United States, and as a result, our operations are subject to certain regulations of the United States laws and regulations, including requirements related to food safety, quality, manufacturing, environment, trade compliance, processing, storage, marketing, advertising, labeling and distribution as well as those related to work health and workplace safety.

In the United States, we are subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, testing, labeling, marketing, promotion, advertising, storage, distribution and safety of food. If the United State regulatory authorities determine that the labeling, promotion, advertising, marketing and sales of any of our products is not in compliance with applicable law or regulations in the United States, or if we fail to comply with such applicable laws and regulations in the United States, we could be subject to civil remedies or penalties, such as fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or selling of our products, or refusals to permit the import or export of our products, as well as potential criminal sanctions.

Changes in existing laws or regulations, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations.

The manufacture and marketing of food products is highly regulated. We are subject to a variety of laws and regulations internationally, which apply to many aspects of our business, including the sourcing of raw materials, manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of our products, as well as the health and safety of our employees and the protection of the environment.

In the United States, we are subject to regulation by various government agencies, including the FDA, the Federal Trade Commission (“FTC”), Occupational Safety and Health Administration and the Environmental Protection Agency, as well as various state and local agencies. Outside the United States, we are primarily subject to the PRC laws and regulations. The regulatory environment in the jurisdictions where we operate could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for our products may lead to an increase in costs, restrictive policy measures, taxes, limitations on distribution, interruptions in production or affect public perception of our products, any of which could adversely affect our operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

The VIE structure poses risks to investors. Investors will not and may never directly hold equity interests in the VIEs. The VIE structure may be less effective than direct ownership and the Company may incur substantial costs to enforce the terms of the VIE Agreement. If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or render it worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct substantially all of our operations.

YanGuFang Group is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, YanGuFang Group conducts substantially all of its operations through our PRC subsidiary and the VIEs in the PRC. We receive the economic benefits of the VIEs’ business operations through certain contractual arrangements; however, our rights under the VIE Agreements do not provide us with an equity interest in the VIE and are not the same as actual ownership. Our ordinary shares offered in this offering are shares of our offshore holding company instead of shares of the VIEs in China. For a description of the VIE contractual arrangements, see “Corporate Structure — Contractual Arrangements with the VIEs.”

Because YanGuFang Group is an exempted company incorporated in the Cayman Islands with limited liability, it is classified as a foreign enterprise under PRC laws and regulations, and our wholly foreign-owned enterprise in the PRC is a foreign-invested enterprise. Our PRC subsidiary has entered into the VIE Agreements with the VIEs and the VIE Shareholder, which were designed to enable us to (i) exercise control over the VIEs, and (ii) receive substantially all of the economic benefits of the VIEs. As a result of these contractual arrangements, we are deemed the primary beneficiary of the VIEs, for accounting purpose and hence consolidate their financial results as the VIEs under U.S. GAAP. For a description of these contractual arrangements, see “Corporate Structure — Contractual Arrangements with the VIEs.” However, our rights under the VIE Agreements do not provide us with an equity interest in the VIEs and the VIE structure may be less effective than direct ownership in providing us with control over the VIEs. If any of the VIEs or the VIE Shareholder fails to perform their respective obligations under the VIE Agreements, our recourse to the assets held by the VIEs is indirect and we may have to incur substantial costs to enforce the terms of the arrangements and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. All of these VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these agreements would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these VIE Agreements. In the event that we are unable to enforce the VIE Agreements, or if we suffer significant time delays or other obstacles in the process of enforcing the VIE Agreements, it would be very difficult to exert effective control over the VIEs as the direct ownership may afford, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. In addition, there are still uncertainties regarding the status of the rights of the Cayman Islands holding company with respect to the VIE Agreements with the VIEs and the VIE Shareholder, and the challenges we may face enforcing the VIE Agreements due to legal uncertainties and jurisdictional limits as the VIE Agreements have not been tested in a court of law. The PRC regulatory authorities could disallow the VIE structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

As of the date of this prospectus, we believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, Beijing Sunland Law Firm, based on its understanding of the relevant laws and regulations, is of the opinion that each of the agreements among our wholly-owned PRC subsidiary, the VIEs and the VIE Shareholder is valid, binding and enforceable in accordance with its terms. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel, Beijing Sunland Law Firm. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, or if the PRC regulations change or are interpreted differently in the future, the ordinary shares we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct substantially all of our operations, and we may have to modify such VIE structure to comply with regulatory requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•        revoking our business and operating licenses;

•        levying fines on us;

•        confiscating any of our income that they deem to be obtained through illegal operations;

•        shutting down our services;

•        discontinuing or restricting our operations in China;

•        imposing conditions or requirements with which we may not be able to comply;

•        requiring us to change our corporate structure and contractual arrangements;

•        restricting or prohibiting our use of the proceeds from overseas offering to finance the VIE’s business and operations; and

•        taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations and the market price of our ordinary shares. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of the VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements, which may cause the value of our securities to significantly decline or even become worthless. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiary in China or the VIEs. See “Corporate Structure — Contractual Arrangements with the VIEs” and Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed foreign-invested enterprises if they are ultimately “controlled” by foreign investors.

The VIE structure has been adopted by many Chinese-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. On March 15, 2019, the National People’s Congress, China’s national legislative body (the “NPC”) approved the Foreign Investment Law, which took effect on January 1, 2020. On December 26, 2019, the PRC State Council approved the Implementation Rules of the Foreign Investment Law, which came into effect on January 1, 2020. Since they are relatively new, uncertainties exist in relation to their interpretation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements being viewed as a form of foreign investment. Therefore, there can be no assurance that our control over the VIEs through contractual arrangements will not be deemed as foreign investment in the future.

According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments (the “Negative List”). The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. Pursuant to the Negative List, the e-commerce business falls within the “restricted” category. However, since the Negative List has been adjusted and updated almost on an annual basis in the recent years, we cannot assure you that our e-commerce business will continuously be beyond the “prohibited” category. If our control over the VIEs through contractual arrangements are deemed as foreign investment in the future, and any business of the VIEs is “restricted” or “prohibited” from foreign investment under the “Negative List” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over the VIEs may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation and the market price of our ordinary shares.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations and the market price of our ordinary shares.

We conduct substantially all of our operations through the VIEs, which are established in the PRC, and we rely on the VIE Agreements with the VIEs and the VIE Shareholder to operate our business, which may not be as effective as direct ownership in providing operational control and we may incur substantial costs to enforce the terms of the VIE Agreements, which could result in a material change in our operations and a material change in the value of the securities we are registering for sale, and cause the value of such securities to significantly decline or become worthless.

We rely on the VIE Agreements with the VIEs and the VIE Shareholder. For a description of these VIE Agreements, see “Corporate Structure — Contractual Arrangements with the VIEs.” Substantially all of our revenue is generated by, and substantially all of our consolidated assets are owned by, the VIEs, whose financial statements are consolidated with ours. These VIE Agreements do not give us an equity interest in the VIEs and may not be as effective as direct ownership in providing us with control over the VIEs. If the VIEs or the VIE Shareholder fail to perform their respective obligations under these VIE Agreements, our recourse to the assets held by the VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce the terms of the VIE Agreements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in the VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the VIE Agreements or ownership by the record holder of the equity interest.

All of these VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these agreements would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these VIE Agreements. In the event that we are unable to enforce these VIE Agreements, or if we suffer significant time delays or other obstacles in the process of enforcing these VIE Agreements, it would be very difficult to exert effective control over the VIEs, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. There are also uncertainties regarding the status of the rights of the Cayman Islands holding company with respect to its VIE Agreements with the VIEs and the VIE Shareholder, and the challenges we may face enforcing these VIE Agreements due to legal uncertainties and jurisdictional limits. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Any failure by the VIEs or the VIE Shareholder to perform their respective contractual obligations would have a material adverse effect on our business and the market price of our ordinary shares.

Our wholly foreign-owned enterprise in the PRC, has entered into the VIE Agreements with the VIEs and the VIE Shareholder. For a description of these contractual arrangements, see “Corporate Structure — Contractual Arrangements with the VIEs.” If the VIEs or the VIE Shareholder fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and expend additional resources seeking to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the VIE Shareholder were to refuse to transfer its equity interests in the VIEs to our WFOE or its designee when our WFOE exercises the purchase option pursuant to these contractual arrangements, or if the VIE Shareholder were otherwise to act in bad faith toward YanGuFang Group or our WFOE, then our WFOE may have to take legal actions to compel them to perform their contractual obligations.

All of the VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures, but an arbitration proceeding is not as formal as a court proceeding and the arbitrator may apply PRC law in a manner different from a court. The legal system in the PRC is not as developed as in some other jurisdictions, such as the U.S., and the arbitrator may render a decision which is in conflict with our understanding of the laws of the PRC and we may have little if any recourse. As a result, uncertainties in the PRC legal system and the arbitration procedure could limit the ability of our WFOE to enforce these contractual arrangements. Meanwhile, there are very few precedents and formal guidelines as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should it become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that our WFOE is unable to enforce these contractual arrangements, or if our WFOE suffers significant delay or other obstacles in the process of enforcing these contractual arrangements, YanGuFang Group may not be able to exert effective control over the VIEs, in which event we may lose the value of the VIE Agreements and the relevant rights and licenses held by the VIEs which YanGuFang Group requires in order to operate its business, and its ability to conduct its business may be negatively affected. Any delay in effecting enforcement of our WFOE’s rights under the VIE Agreements could materially and adversely affect our consolidated financial condition, the results of our operations, our prospects, our ability to continue in business and the market for and market price of our ordinary shares. If our WFOE is not able to enforce its rights, we may not be able to include the VIEs’ financial statements with YanGuFang Group’s, which could cause our ordinary shares to lose most, if not all, of their value. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The arbitration provisions under the VIE Agreements have no effect on the rights of our shareholders to pursue claims against us under the United States federal securities laws, although any such actions would have no effect on our WFOE’s ability to enforce its rights under the VIE Agreements.

The VIE Shareholder and its shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition and the value of our ordinary shares.

The interests of VIE Shareholder and its shareholders may differ from the interests of our company as a whole, as what is in the best interests of the VIEs, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement to the extent that such funding is permitted under PRC laws, may not be in our best interests. There can be no assurance that when conflicts of interest arise, VIE Shareholder and its shareholders will act in our best interests of or that any conflicts of interest will be resolved in our favor. In addition, the VIE Shareholder may breach or cause the VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest that our Chief Executive Officer Mr. Junguo He, who is a 51.75% shareholder of the VIE Shareholder, may encounter as shareholder of the VIE Shareholder, on one hand, and as our Chief Executive Officer and principal shareholder, on the other hand. Our WFOE, however, could, at all times, exercise its option under the Exclusive Option Agreements to cause the VIE Shareholder to transfer all of its equity ownership in the VIEs to a PRC entity or individual designated by our WFOE as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, our WFOE could also, in the capacity of attorney-in-fact of the VIE Shareholder as provided under the power of attorney, directly appoint new directors of the VIEs. We rely on the VIE Shareholder and its shareholders to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty to act honestly in good faith with a view to our best interests. However, the legal frameworks of both China and the Cayman Islands do not provide guidelines on resolving conflicts with other corporate governance regimes. If our WFOE cannot resolve any conflicts of interest or disputes between our WFOE and the VIE Shareholder, YanGuFang Group would have to rely on the arbitration provisions of the VIE Agreements, which, as discussed in the previous risk factor, could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such. As a result, in the event that the VIE Shareholder does not comply with their obligations under the VIE Agreements, our WFOE may not be able to enforce its rights, in which event we may not be able to include the VIEs’ financial statements with YanGuFang Group’s, which could cause our ordinary shares to lose most, if not all, of their value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

YanGuFang Group is a Cayman Island exempted company, and will rely on dividends paid by its PRC subsidiary for its cash needs and financing. Any limitation on the ability of its PRC subsidiary to make dividend payments to YanGuFang Group, or any tax implications of making dividend payments to YanGuFang Group, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

YanGuFang Group is a holding company and conducts substantially all of its business through its PRC subsidiary and the VIEs. We may rely on dividends to be paid by our WFOE to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. Our PRC subsidiary receives substantially all of its revenue from the VIEs in the form of services fees under the VIE Agreements. Our PRC subsidiary and VIEs in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If our WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our WFOE may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, our WFOE is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our WFOE generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our WFOE to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by the SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our WFOE to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities who may determine that the VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The EIT Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with the arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our wholly-owned PRC subsidiary, the VIEs and the VIE Shareholder were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our wholly-owned PRC subsidiary or the VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our PRC subsidiary and the VIEs for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of our PRC subsidiary and the VIEs increase, or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by the VIEs that are material to the operation of our business if the VIEs go bankrupt or become subject to a dissolution or liquidation proceeding.

The VIEs hold substantially all of our assets. Under the contractual arrangements, the VIEs may not and the VIE Shareholder may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our WFOE’s prior consent. However, in the event that the VIE Shareholder breaches these contractual arrangements and voluntarily liquidates the VIEs, or the VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our WFOE’s consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If the VIEs undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SMAR, formerly known as the State Administration for Industry and Commerce (“SAIC”). We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We use two major types of chops: corporate chops and finance chops. Chops are seals or stamps used by a PRC company to legally authorize documents, often in place of a signature. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our PRC subsidiary and the VIEs are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our PRC subsidiary and the VIEs have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our PRC subsidiary and VIEs, the procedures may not be sufficient to prevent all instances of abuse or negligence. In addition, we also separate the authorized user of chops from the keeper of keys to the storage room and install security camera for the storage room. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our PRC subsidiary and the VIEs with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve the matter, while distracting management from our operations, and our business operations may be materially and adversely affected.

If we exercise the option to acquire equity ownership of the VIEs, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the contractual arrangements, our WFOE has the exclusive right to purchase all or any part of the equity interests in any of the VIEs from the VIE Shareholder for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The VIE Shareholder will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of the VIEs. Additionally, if such a transfer takes place, the competent tax authority may require our WFOE to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

Risks Related to Offering and Ownership of Ordinary Shares

There is no active trading market for our ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors.

We have applied to have our ordinary shares listed on the Nasdaq under the symbol “YGF.” Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

Our directors and officers will collectively own an aggregate of 64.16% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Our directors and officers will collectively own an aggregate of 64.16% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located primarily in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        regulatory developments affecting us or our industry;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        conditions in the market for intermediary services;

•        announcements by us or our competitors of new product and/or service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding shares;

•        negative publicity regarding Chinese listed companies;

•        Political or legal actions taken or restrictions imposed by the government in China; and

•        sales or perceived potential sales of additional ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares.

In addition to the risks addressed above in “— The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors”, our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares. In addition, investors of our ordinary shares may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if such investors purchase shares of our ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 32,875,000 ordinary shares outstanding immediately after this offering assuming full exercise of the underwriters’ over-allotment option, and 32,500,000 ordinary shares assuming no exercise of the underwriters’ over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares for 180 days from the date of this prospectus without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $4.20 per share, representing the difference between our net tangible book value per share of $0.80 as of June 30, 2022, after giving effect to this offering and an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for the R&D of new services and technologies, and equipment upgrades, the marketing activities and brand promotion, new hires and employee training, pursuing business development opportunities and working capital and other general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own, directly or indirectly, at least 25% of the equity by value.

Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers who own our ordinary shares if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Some provisions of our second amended and restated memorandum and articles of association which will become effective immediately prior to the completion of this Offering may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Our Chief Executive Officer and Chairman of the board of directors, Mr. Junguo He, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Junguo He, our Chairman of the board of directors and our Chief Executive Officer, beneficially owns an aggregate of approximately 39.53% of our outstanding ordinary shares. Upon the completion of this offering, Mr. He will beneficially own approximately 11,857,702 ordinary shares, or approximately 36.49% of our outstanding ordinary shares.

Accordingly, Mr. He could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Mr. He will also have the power to prevent or cause a change in control. Without the consent of Mr. He, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. He could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. He may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding Mr. He and his affiliated entity, see “Principal Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our amended and restated memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

The Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than ten (10%) percent of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least fourteen (14) clear days is required for the convening of our general shareholders’ meeting. A quorum required for a meeting of shareholders consists of at least one or more shareholders present or by proxy, or if a corporation, by its duly authorized representative, representing not less than one-third of all votes attaching to all ordinary shares in issue and entitled to vote at such general meeting of the Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Newly enacted Economic Substance Legislation in the Cayman Islands may have an impact on the Company.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (the “Substance Law”) came into force in the Cayman Islands introducing certain economic substance requirements for Cayman Islands entities which are classified as “relevant entities” engaging in certain “relevant activities” in accordance with the Substance Law which in the case of exempted companies incorporated before January 1, 2019 will apply in respect of financial years commencing July 1, 2019 onwards. A “relevant entity” which engages in one or more “relevant activities” is required to satisfy the economic substance test as set out under the Substance Law. However, it is anticipated that the Company itself may be subject to reduced substance requirements. Although it is presently anticipated that the Substance Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to seek recognition and/or enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to have our ordinary shares listed on the Nasdaq under the symbol “YGF.” We cannot guarantee that our securities will be approved for listing on Nasdaq; however, we will not complete this offering unless we are so listed. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements after this offering, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our share price would generally be required to be at least $4.00 per share, our shareholders’ equity would generally be required to be at least $5.0 million and we would be required to have a minimum of 300 round lot holders of our securities (with at least 50% of such round lot holders holding securities with a market value of at least $2,500). We cannot assure you that we will continue to meet those initial listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our ordinary shares come within the definition of “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, our ordinary shares will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, customers, suppliers and the Company, on our business, financial condition and results of operations;

•        our dependence on introducing new products on a timely basis;

•        our dependence on growth in the demand for our products;

•        our ability to effectively manage inventories;

•        our ability to compete effectively;

•        our dependence on a small number of suppliers for a substantial portion of our supplies;

•        our ability to successfully manage our capacity expansion and allocation in response to changing industry and market conditions;

•        implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

•        our ability to acquire sufficient raw materials and certain products and obtain equipment and services from our suppliers in suitable quantity and quality;

•        our dependence on key personnel;

•        our ability to expand into new businesses, industries or internationally and to undertake mergers, acquisitions, investments or divestments;

•        the effect of the Underwriters’ stabilization activity or the exercise by the underwriters of their over-allotment option;

•        changes in technology and competing products;

•        general economic and political conditions, including those related to the healthy food industry;

•        possible disruptions in commercial activities caused by events such as natural disasters, terrorist activities;

•        fluctuations in foreign currency exchange rates; and

•        other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Statistical data in these publications also include projections based on a number of assumptions. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

In addition, the new and rapidly changing nature of the healthy food industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10.7 million, after deducting estimated underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $5.00 per ordinary share (excluding any exercise of the underwriters’ over-allotment option), the midpoint of the estimated price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $2.3 million, after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus.

We plan to use the net proceeds from this offering as follows:

•        approximately 30% of the net proceeds from this offering in the construction of additional production facilities, purchase of new equipment and upgrades of existing equipment;

•        approximately 10% of the net proceeds from this offering for the R&D of new products and technologies, upgrades of existing products and technologies, new hires of R&D staff;

•        approximately 12% of the net proceeds from this offering for global business expansion, primarily to North America, South East Asia and Japan;

•        approximately 20% of the net proceeds from this offering for marketing and brands promotion; and

•        approximately 28% of the net proceeds from this offering for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our WFOE only through loans or capital contributions, and to the VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. For the fiscal years ended June 30, 2022 and 2021, YanGuFang Group, through YanGuFang HK, made capital contributions to WFOE of $9,785,653 and $1,510,000, respectively. For the fiscal years ended June 30, 2022 and 2021, WFOE provided working capital loans to the VIEs of $9,317,235 and $1,509,849, respectively. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our WFOE or to the VIEs, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC subsidiary by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends. In addition, our shareholders may by ordinary resolution declare a dividend, provided that no dividend may exceed the amount recommended by our directors. All dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of either profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in the Company being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022 as follows:

•        on an actual basis; and

•        on an adjusted basis to reflect the sale of 2,500,000 ordinary shares in this offering (without exercise of the underwriters’ over-allotment option), at an assumed initial public offering price of $5.0 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

•        on an adjusted basis to reflect the sale of 2,875,000 ordinary shares in this offering (with full exercise of the underwriter’s over-allotment option), at an assumed initial public offering price of $5.0 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2022
	Actual	Pro Forma As Adjusted(1)	Pro Forma As Adjusted with Full Exercise of Over-Allotment Option
	US$	US$	US$
Long-term debt
Long-term loans	8,711,755	8,711,755	8,711,755

Shareholders’ Equity
Ordinary shares, $0.0005 par value, 100,000,000 ordinary shares authorized, 30,000,000 ordinary shares issued and outstanding	15,000	16,250	16,438
Additional paid-in capital	8,746,336	19,111,204	20,836,017
Statutory reserves	3,952,199	3,952,199	3,952,199
Retained earnings	5,021,753	5,021,753	5,021,753
Accumulated other comprehensive income	184,874	184,874	184,874
Total shareholders’ equity	17,920,162	28,286,280	30,011,280
Total capitalization	26,631,917	36,998,035	38,723,035

____________

(1)      Reflects the sale of ordinary shares in this offering (excluding any ordinary shares that may be sold pursuant to the underwriters’ over-allotment option) at an assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $10.7 million based on the assumed offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at June 30, 2022 was $15,407,320 or approximately $0.51 per ordinary share. Net tangible book value per ordinary share as of June 30, 2022 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have 32,500,000 ordinary shares outstanding upon completion of the offering or 32,875,000 ordinary shares assuming the full exercise of the underwriters’ over-allotment option based on the assumed offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2022, will be approximately $ 26,092,771 or $0.80 per ordinary share. This would result in dilution to investors in this offering of approximately $4.2 per ordinary share or approximately 84.0% from the assumed offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.29 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to investors purchasing ordinary shares in the offering.

	Offering Without Over-Allotment	Offering With Over-Allotment
Assumed offering price per ordinary share	$5.00	$5.00
Net tangible book value per ordinary share as of June 30, 2022	$0.51	$0.51
Increase per ordinary share attributable to payments by new investors	$0.29	$0.33
Pro forma net tangible book value per ordinary share after the offering	$0.80	$0.85
Dilution per ordinary share to new investors	$4.20	$4.15

Assuming the underwriters’ over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $2.3 million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The following tables summarize, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
Assuming no exercise of over-allotment option	Number	Percent	Amount	Percent
Existing shareholders	30,000,000	92.3%	$8,761,336	41.2%	$0.29
New investors	2,500,000	7.7%	$12,500,000	58.8%	$5.00
Total	32,500,000	100%	$21,261,336	100%	$0.65
	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
Assuming full exercise of over-allotment option	Number	Percent	Amount	Percent
Existing shareholders	30,000,000	91.3%	$8,761,336	37.9%	$0.29
New investors	2,875,000	8.7%	$14,375,000	62.1%	$5.00
Total	32,875,000	100%	$23,136,336	100%	$0.70

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Carey Olsen Hong Kong LLP, our counsel as to Cayman Islands law, and Beijing Sunland Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Carey Olsen Hong Kong LLP, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by our PRC counsel, Beijing Sunland Law Firm, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

Corporate History

YanGuFang Group is a holding company incorporated as an exempted company on May 28, 2020 under the laws of the Cayman Islands. As a holding company with no material operations of its own, it conducts substantially all of its operations through its subsidiary and the VIEs in China.

We started our business in the healthy food industry in August 2012 through YanGuFang Agroeco Tech, the sole shareholder of each of the VIEs. With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below involving new offshore and onshore entities in the second quarter of 2020 and completed it in December 2020.

YanGuFang HK, formed on June 29, 2020 under the laws of Hong Kong, is our wholly-owned subsidiary in Hong Kong and a holding company with no business operations, which, in turn, wholly owns all of the equity interest of YanGuFang China, a wholly foreign-owned enterprise formed on December 8, 2020 under the laws of China. WFOE wholly owns all of the equity interest of Yanna Technology, a limited liability company formed on February 25, 2021 under the laws of China. As of the date of this prospectus, Yanna Technology has not commenced operation yet.

On December 20, 2020, YanGuFang China entered into a series of contractual arrangements with each of YanGuFang E-Commerce, YanGuFang Contract Farming and YanGuFang Whole Grain, and their respective shareholder. The VIE Agreements were designed to provide YanGuFang China control over the VIEs and thereby enable it to consolidate the financial statements of the VIEs under U.S. GAAP. Each of the VIEs is wholly owned by one same shareholder YanGuFang Agroeco Tech. See “— Contractual Arrangements with the VIEs.”

The VIEs and Their Subsidiaries in China

Our operations in China are primarily conducted by the VIEs and their subsidiaries. Below is a list of the VIEs and their subsidiaries in China:

YanGuFang E-Commerce, formed in Shanghai under the laws of China on June 29, 2017, with a registered capital of RMB10.0 million, is primarily engaged in the e-commerce business, including operating the self-developed APP and online sales accounts with third party e-commerce platforms in China, such as Tmall, JD, or Pinduoduo. YanGuFang E-Commerce wholly owns a subsidiary, YanGuFang E-Commerce (Inner Mongolia).

YanGuFang E-Commerce (Inner Mongolia), formed in Inner Mongolia under the laws of China on June 20, 2022, with a registered capital of RMB10.0 million, is primarily engaged in the e-commerce business, including but not limited to utilizing the third party e-commerce platforms for sales in China.

YanGuFang Contract Farming, was formed in Inner Mongolia on May 8, 2019 under the laws of China, with a registered capital of RMB5.0 million. It is primarily engaged in marketing and sales of the Company’s oat products.

YanGuFang Whole Grain, formed in Inner Mongolia under the laws of China on January 29, 2015, with a registered capital of RMB70.0 million, is primarily engaged in the production, research and development, marketing, sales and distribution of Company’s oat products in China. YanGuFang Whole Grain wholly owns a subsidiary, YanGuFang I&E Trading.

YanGuFang I&E Trading, a wholly-owned subsidiary of YanGuFang Whole Grain, was formed in Inner Mongolia under the laws of China on May 2, 2018, with a registered capital of RMB5.0 million. It is primarily engaged in exporting the Company’s oat products to the international markets.

YanGuFang Hainan I&E Trading, a wholly-owned subsidiary of YanGuFang I&E Trading, was formed in Haikou City, Hainan province under the laws of China on January 29, 2021, with a registered capital of RMB50.0 million. It is primarily engaged in exporting the Company’s oat products to the international markets.

Our Subsidiary in the USA

Our operations in the United States are primarily conducted by YGF Oats.

YGF Oats, a limited liability company organized under the laws of the State of Texas in the United States on February 22, 2021, is our newly launched wholly-owned subsidiary to develop and grow our business in the United States. In October, 2022, YGF Oats opened a new office in New Jersey, and has commenced sales in the United States since October, 2022.

Corporate Structure

The chart below summarizes our corporate structure, including our subsidiaries, the VIEs and their subsidiaries, as of the date of this prospectus:

As shown in the above diagram, we wholly own YGF Oats, YanGuFang HK and YanGuFang China. However, we do not have any ownership interest in the VIEs, which accounted for substantially all of our revenue for the fiscal years ended June 30, 2022 and 2021. We seek to control the VIEs through our VIE Agreements with the VIEs, and the VIE Shareholder, YanGuFang Agroeco Tech. Our Chief Executive Officer and Chairman, Mr. Junguo He, our Chief Technical Officer and Director, Mr. Zhu Sun, and our Chief Operating Officer, Mr. Ya Zhang, are YanGuFang Agroeco Tech Shareholders. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the PRC law prohibits direct foreign investment in the operating companies. As a result, investors will not and may never directly hold equity interests in the VIEs. Our current corporate structure and business operations and the market price of our ordinary shares may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether the VIEs that are controlled through contractual arrangements would be deemed foreign-invested enterprises if they are ultimately “controlled” by foreign investors. Our ordinary shares being offered in this prospectus are shares of our Cayman Islands holding company YanGuFang Group, and, as a shareholder of YanGuFang Group, you will have an equity interest in an entity which does not have ownership of the VIEs which produce the oat products and generate substantially all of the consolidated revenue. Because we do not have ownership of the VIEs, we must rely on the VIE Shareholder and YanGuFang Agroeco Tech Shareholders to comply with their contractual obligations.

Contractual Arrangements with the VIEs

As part of the reorganization for our initial public offering, on December 20, 2020, YanGuFang China, our WFOE, entered into VIE Agreements with each of the VIEs and the VIE Shareholder, on substantially similar terms. The VIE Agreements are designed to enable WFOE to, among other things, (i) exercise control over the VIEs, and (ii) receive substantially all of the economic benefits of the VIEs. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of the VIEs for accounting purposes and thus consolidate their results in our consolidated financial statements.

As the VIE Agreements do not provide us with an equity interest in the VIEs, the VIE structure may be less effective than direct ownership in providing us with control over the VIEs. If any of the VIEs or the VIE Shareholder fails to perform their respective obligations under the VIE Agreements, our recourse to the assets held by the VIEs is indirect and we may have to incur substantial costs to enforce the terms of the arrangements and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. All of these VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these agreements would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these VIE Agreements. In the event that we are unable to enforce the VIE Agreements, or if we suffer significant time delays or other obstacles in the process of enforcing the VIE Agreements, it would be very difficult to exert effective control over the VIEs as the direct ownership may afford, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. In addition, there are still uncertainties regarding the status of the rights of the Cayman Islands holding company with respect to the VIE Agreements with the VIEs and the VIE Shareholder, and the challenges we may face enforcing the VIE Agreements due to legal uncertainties and jurisdictional limits as the VIE Agreements have not been tested in a court of law. The PRC regulatory authorities could disallow the VIE structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Our Corporate Structure — We conduct substantially all of our operations through the VIEs, which are established in the PRC, and we rely on the VIE Agreements with the VIEs and the VIE Shareholder to operate our business, which may not be as effective as direct ownership in providing operational control and we may incur substantial costs to enforce the terms of the VIE Agreements, which could result in a material change in our operations and a material change in the value of the securities we are registering for sale, and cause the value of such securities to significantly decline or become worthless” beginning on page 72.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, Beijing Sunland Law Firm, based on its understanding of the relevant laws and regulations, is of the opinion that each of the VIE Agreements is valid, binding and enforceable in accordance with its terms. See “Risk Factors — Risks Related to Our Corporate Structure — The VIE structure poses risks to investors. Investors will not and may never directly hold equity interests in the VIEs. The VIE structure may be less effective than direct ownership and the Company may incur substantial costs to enforce the terms of the VIE Agreement. If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries or other laws or regulations of the PRC, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which may therefore materially reduce the value of our ordinary shares or render it worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of our PRC subsidiary or the VIEs that conduct substantially all of our operations.”

Set forth below is a summary of the material terms of our VIE Agreements. However, investors are cautioned that the enforceability of such VIE agreements has not been tested in a court of law.

Exclusive Option Agreements

An Exclusive Option Agreement was fully executed by and among WFOE, each of the VIEs and the VIE Shareholder, on substantially similar terms.

Pursuant to Exclusive Option Agreements, the VIE Shareholder has irrevocably granted WFOE or its designee an exclusive option to purchase all or part of the equity interests of each VIE either at the purchase price of RMB100, or the lowest price permitted by applicable PRC laws if a share valuation is required by PRC law in exercising the option, or upon separate agreements between WFOE and the VIE Shareholder, at a specific amount. The VIE Shareholder further undertakes, among other things, that it will neither allow the encumbrance of any security interest in each VIE, nor transfer, mortgage or otherwise dispose of its legal or beneficial interests in each VIE, nor incur any debts (with certain exceptions), merge with, acquire or invest in any third party, without the prior written consent of WFOE or us.

Each VIE has also granted WFOE or its designee an exclusive option to purchase all or part of its assets either at the purchase price of RMB100 or the lowest price permitted by applicable PRC laws, or upon separate agreements between WFOE and each VIE, at a specific amount.

Each agreement is valid for a term of ten (10) years commencing from December 20, 2020 until expiration or early termination under certain circumstances, which may be renewed for an additional ten (10) years at the sole discretion of WFOE.

Exclusive Technology Development, Consulting and Services Agreements

An Exclusive Technology Development, Consulting and Services Agreement was fully executed by and between WFOE and each of the VIEs, on substantially similar terms.

Pursuant to the Exclusive Technology Development, Consulting and Services Agreements, WFOE provides each VIE with technology development, consulting and services for which WFOE collects a consulting and service fee (“Service Fee”) quarterly from each VIE. The Service Fee is generally calculated based on the balance between all revenues of each VIE and its related expenses and costs, or, upon separate negotiations of the parties, a specific amount.

Each agreement is valid for a term of ten (10) years commencing from December 20, 2020 until expiration or early termination under certain circumstances, which may be renewed, with the prior written consent of WFOE, for an additional ten (10) years, or a specific term upon agreements of the parties.

Equity Pledge Agreements

An Equity Pledge Agreement was fully executed by and among WFOE, each of the VIEs and the VIE Shareholder, on substantially similar terms.

Pursuant to the Equity Pledge Agreements, VIE Shareholder has pledged all of its equity interests of each VIE to WFOE as collateral to guarantee the performance by such shareholder of its obligation to pay the Service Fee under each Exclusive Technology Development, Consulting and Services Agreement. As of the date of this prospectus, all pledge documents have been duly filed with the local government. As a pledgee, WFOE is entitled to receive all dividends and interests in cash or cash equivalents generated from the pledged equity interests of each VIE.

In the event the VIE Shareholder breaches its contractual obligations, WFOE, as pledgee, has the right of first refusal to receive all proceeds arising out of the auction, sale or other means of disposition of the equity interests of each VIE as permitted under law. The VIE Shareholder also agreed, without WFOE’s prior written consent, not to transfer, directly and indirectly, the pledged equity interests, establish or permit the existence of any security interest or other encumbrance on the pledged equity interests, or dispose of the pledged equity interests by any other means.

Each agreement will be terminated upon full payment of the Service Fee and the full performance of the services under each corresponding Exclusive Technology Development, Consulting and Services Agreement.

Powers of Attorney

A Power of Attorney was fully executed by the VIE Shareholder for each of the VIEs, on substantially similar terms.

Pursuant to the Powers of Attorney, the VIE Shareholder has irrevocably authorized WFOE or its designee to act as its exclusive agent to exercise all of its rights as a shareholder of each VIE, including, but not limited to, attending shareholder’s meetings and executing shareholder resolutions; exercising all shareholder rights permitted by law or regulated in the articles of associations of the VIEs, including without limitation, voting rights, sell, transfer, pledge or dispose of any or all of the shares; nominating, designating or appointing the legal representative, chairman, the directors, supervisors, general manager and other senior management. Unless otherwise provided, with the oral or written instruction of the VIE Shareholder, WFOE is also entitled to allocate, use or otherwise dispose of all cash dividends and non-cash interests generated from the equity interests of each VIE.

Each Power of Attorney is irrevocable and shall remain in full force and effect as long as the VIE Shareholder remains as the shareholder of each VIE.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended June 30, 2022 and 2021 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

YanGuFang Group is a holding company incorporated as an exempted company on May 28, 2020 under the laws of the Cayman Islands. As a holding company with no material operations of its own, it conducts substantially all of its operations through its subsidiary and the VIEs in China.

We are primarily engaged in the production, research and development, and sales of oat and grain products through our own sales team and distribution network. We are driven by a creative and experienced management team, led by Junguo He, our Chairman and CEO, with a focus on the healthy food industry and a fresh take on our mission, building from our deep understanding of and commitment to oat-based food science.

Our commitment to oats has resulted in core technical advancements that enable us to unlock the breadth of our product portfolio, which is broadly categorized into oat series products (including, but not limited to, oat germ groats, oatmeal, oat flour, oat bran, some of which are organic or green food series) and oat nutrient and health series products (including, but not limited to, oat peptide series, dietary fiber powder, oat biscuits, oil series, oat hand cream and soap, and oat toothpaste). Based on our vision and understanding of oats, we also source products from third party suppliers that complement our own oat product portfolio.

As of the date of this prospectus, the VIEs have two production facilities with a total of eight automated production lines in Wuchuan County, Inner Mongolia, five of which have been put into use with the remaining being installed and tested and expected to commence production in the first half of 2023. Our production lines currently in use have a combined production capacity of approximately 13,720 tons per year and are expected to reach approximately 33,348 tons once the remaining three lines are put into use.

We generate revenues primarily through sales of our products. For the fiscal years ended June 30, 2022 and 2021, our revenues were $36,082,316 and $29,837,029, respectively, and net income were $5,738,002 and $10,543,554, respectively.

Reorganization

For the purpose of this offering and listing on the Nasdaq, a reorganization of our legal structure was completed on December 20, 2020. The reorganization involved the incorporation of the Company’s wholly-owned subsidiary — YanGuFang HK and YanGuFang HK’s wholly-owned subsidiary — YanGuFang China. On December 20, 2020, YanGuFang China entered into a series of VIE Agreements with the VIEs and the VIE Shareholder, which were designed to provide YanGuFang China control over the VIEs and thereby enable it to consolidate the financial statements of the VIEs under U.S. GAAP. Each of the VIEs is wholly owned by a sole shareholder YanGuFang Agroeco Tech. See “Corporate History and Structure — Contractual Arrangements with the VIEs.” YanGuFang Group, through its wholly-owned subsidiaries, the VIEs and their subsidiaries, is engaged in the production, research and development, and sales of oat and grain products through our own sales team and distribution network.

Since our businesses are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above mentioned transactions were accounted for as a recapitalization. The consolidation of YanGuFang Group, its subsidiaries and the VIEs has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Key Factors that Affect Operating Results

We currently derive a majority of revenue from our product sales. We intend to continually enrich our product mix, enhance our production process and acquire new customers by increasing our market penetration with deeper market coverage and a broader geographical reach. Our ability to maintain and expand our customer base affects our operating results.

As the healthy food industry continues to expand, we expect that the number of our current and potential customers will also increase. We intend to maintain our existing customers and acquire new customers by continually maintaining high-quality standard as well as invest in sales marketing activities to increase our revenue and profit.

Our ability to grow will depend on a number of factors, such as our customers’ satisfaction with the sales, product velocities and profitability of our products as well as increasing consumer awareness and demand for healthy food products.

We believe there is significant opportunity to drive growth through the e-commerce channel. Our e-commerce strategy is focused on strategically partnering with leading third-party e-commerce platforms to market our products and increase our reach to more customers. We believe our success in the e-commerce channel demonstrates our potential for increased e-commerce penetration. Our presence on Tmall.com, JD.com and other mainstream e-commerce platforms in China has contributed to our revenue growth. For the fiscal year ended June 30, 2022, our online sales through our own APP and third party e-commerce platforms increased to approximately $1.7 million (approximately 4.8% of total revenues) from approximately $0.7 million (approximately 2.4% of total revenues) for the fiscal year ended June 30, 2021. For the fiscal year ended June 30, 2021, our online sales through our own APP and third party e-commerce platforms increased to approximately $0.7 million (approximately 2.4% of total revenues) from approximately $0.3 million (approximately 1.3% of total revenues) for the fiscal year ended June 30, 2020.

Impact of COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 has spread rapidly to many parts of the PRC and other parts of the world in the first half of 2020, which has caused significant volatility in the PRC and international markets. During the fiscal years ended June 30, 2020 and 2021, the COVID-19 pandemic did not have a material net impact on the Company’s financial positions and operating results. The extent of the impact on the Company’s future financial results will be dependent on future developments such as the length and severity of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues. For the fiscal year ended June 30, 2022, our revenue was approximately $36.1 million, representing an increase of approximately $6.2 million or 20.9% from approximately $29.8 million for the fiscal year ended June 30, 2021. For the fiscal year ended June 30, 2022, our net income was approximately $5.7 million, representing a decrease of approximately $4.8 million or 45.6% from approximately $10.5 million for the fiscal year ended June 30, 2021.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous variants of the virus. As a result, a new round of lockdown, quarantines or travel restrictions were imposed upon different provinces or cities in China by the relevant local government authorities. In the recent lockdown of Shanghai between late March and June 2022, we temporarily closed our Shanghai office from April 1, 2022 to June 1, 2022 but did not close our production facilities in Inner Mongolia, China. Due to the restrictions on logistics and supply chain disruptions in certain areas of China, we reduced our production output during the lockdown period in Shanghai. Starting from June 1, 2022, we resumed our production scale to the pre-lockdown level. The lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our logistics and supply chain, business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period. From October to early

December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations. Our warehouses are currently located in Inner Mongolia, Jiangsu and Shanghai, and we plan to open additional warehouses in other regions of China in 2023 to expand our storage capacity as well as mitigate the adverse impact on our supply chain caused by the concentration of warehouses in a limited number of regions. Notwithstanding the foregoing, except for the temporary labor shortage due to the lockdown, we have not experienced inventory, raw material shortages or reduced headcount of our employees during the lockdown period in Shanghai and new lockdown period in Wuchuan County, Inner Mongolia as our other offices in China were operational during the recent lock downs.

On February 22, 2021, we incorporated YGF Oats Life LLC under the laws of the State of Texas in the United States, as a wholly-owned subsidiary of YanGuFang Group. This is an important step for us to further explore overseas markets and expand our business. YGF Oats Life LLC is currently registered with the FDA, with a certificate achieved since May 2021. In October, 2022, YGF Oats opened a new office in New Jersey, and has commenced sales in the United States since October, 2022.

Results of Operations

For The Fiscal Years Ended June 30, 2022 and 2021

The following table summarizes the results of our operations for the fiscal years ended June 30, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase during such periods.

	For the Fiscal Years Ended June 30,		Change	% Change
	2022	2021
Revenue	$36,082,316	$29,837,029	$6,245,287	20.9%
Cost of revenues	9,997,509	8,200,913	1,796,596	21.9%
Gross profit	26,084,807	21,636,116	4,448,691	20.6%

OPERATING EXPENSES:
Commission, selling and marketing	11,138,844	4,568,420	6,570,424	143.8%
General and administrative	5,556,542	3,864,759	1,691,783	43.8%
Research and development	881,958	312,345	569,613	182.4%
Bad debt expenses	261,149	—	261,149	100%
Total	17,838,493	8,745,524	9,092,969	104.0%
INCOME FROM OPERATIONS	8,246,314	12,890,592	(4,644,278)	(36.0)%

OTHER INCOME (EXPENSE):
Interest income	11,422	4,700	6,722	143.0%
Interest expense	(191,637)	(95,846)	(95,791)	99.9%
Other expense, net	(183,459)	(91,796)	(91,663)	99.9%
Total other expense, net	(363,674)	(182,942)	(180,732)	98.8%
INCOME BEFORE INCOME TAXES	7,882,640	12,707,650	(4,825,010)	(38.0)%
PROVISION FOR INCOME TAXES	2,144,638	2,164,096	(19,458)	(0.9)%
NET INCOME	$5,738,002	$10,543,554	$(4,805,552)	(45.6)%

Revenues
Product sales – online sales	$1,732,250	$707,968	$1,024,282	144.7%
Product sales – offline distributor sales	7,792,394	1,597,196	6,195,198	387.9%
Product sales – offline subscription customer sales	22,772,752	25,260,601	(2,487,849)	(9.8)%
Net service revenue	1,470,666	1,969,257	(498,591)	(25.3)%
Other revenues	2,314,254	302,007	2,012,247	666.3%
Total	$36,082,316	$29,837,029	$6,245,287	20.9%

Revenue

For the fiscal year ended June 30, 2022, our revenue was approximately $36.1 million as compared to approximately $29.8 million for the fiscal year ended June 30, 2021, representing an increase of approximately $6.2 million, or 20.9%, primarily attributable to an increase in offline distributor sales.

Revenue from online sales through our APP or the third party e-commerce platforms increased by approximately $1.0 million, or 144.7%, from approximately $0.7 million for the fiscal year ended June 30, 2021 to approximately $1.7 million for the fiscal year ended June 30, 2022. Product sales on APP amounted to $538,200 and $573,486, respectively, for the fiscal years ended June 30, 2022 and 2021. Product sales on third party e-commerce platforms amounted to $1,194,050 and $134,482, respectively, for the fiscal years ended June 30, 2022 and 2021, representing a significant increase due to an increase of our advertisements on large e-commerce platforms, such as Tmall, JD.com, Douyin and Kuaishou, to strengthen our brand awareness and attract new customers. Our e-commerce strategy is focused on strategically partnering with leading third-party e-commerce platforms to market our products and increase our sales outreach. We believe our rapid sales growth through the e-commerce channels demonstrates our potential for an increased e-commerce market penetration.

Revenue from offline distributor sales increased by approximately $6.2 million, or 387.9%, from approximately $1.6 million in the fiscal year ended June 30, 2021 to approximately $7.8 million in the fiscal year ended June 30, 2022 due to our offering of more diversified products and investing heavily in marketing activities to stimulate sales.

Revenue from offline subscription customer sales decreased by approximately $2.5 million, or 9.8%, from approximately $25.3 million in the fiscal year ended June 30, 2021 to approximately $22.8 million in the fiscal year ended June 30, 2022. We allocated more marketing resources, including but not limited to costs related to advertisements, marketing activities and new hires, to offline distributor channel, which caused the cutback in spending on the offline subscription customer sales.

Net service revenue decreased by approximately $0.5 million, or 25.3%, from approximately $2.0 million in the fiscal year ended June 30, 2021 to approximately $1.5 million in the fiscal year ended June 30, 2022. The decrease was primarily because we focused more on the sales of Self-Produced Products than those by third-party merchants on our APP in the fiscal year ended June 30, 2022.

Other revenues increased by approximately $2.0 million, or 666.3%, from $302,007 in the fiscal year ended June 30, 2021 to approximately $2.3 million in the fiscal year ended June 30, 2022. The increase was due to the regional authorization program we initiated in April 2021 which brought in more authorization fee revenue in current year.

Cost of Revenues

Our cost of revenues mainly consists of material costs, labor costs, subcontracting costs, and overhead expenses.

Our cost of revenues increased by approximately $1.8 million, or 21.9%, to approximately $10.0 million in the fiscal year ended June 30, 2022 from approximately $8.2 million in the fiscal year ended June 30, 2021, which was primarily due to the increase in revenue.

Gross Profit

Our gross profit increased by approximately $4.4 million from approximately $21.6 million in the fiscal year ended June 30, 2021 to approximately $26.1 million for the fiscal year ended June 30, 2022. Gross margins as a percent of overall revenue for the fiscal years ended June 30, 2022 and 2021 were approximately 72.3% and 72.5%, respectively.

Operating Expenses

Our operating expenses consist of commission, selling and marketing, general and administrative, and research and development expenses. Operating expenses increased by approximately $9.1 million, or 104.0%, from approximately $8.7 million for the fiscal year ended June 30, 2021 to approximately $17.8 million for the fiscal year ended June 30, 2022. The increase in our operating expenses was primarily due to approximately $6.6 million increase in commission, selling and marketing expenses and approximately $1.7 million increase in general and administrative expenses.

Commission, selling and marketing expenses primarily consist of commission expenses to distributors, salary and compensation relating to our sales and marketing personnel, advertising, entertainment, travel and transportation, and other expenses relating to our sales and marketing activities. Commission, selling and marketing expenses increased by approximately $6.6 million, or 143.8%, from approximately $4.6 million for the fiscal year ended June 30, 2021 to approximately $11.1 million for the fiscal year ended June 30, 2022. We increased our advertising activities on large e-commerce platforms, such as Tmall, JD.com, Douyin and Kuaishou, to strengthen our brand awareness and attract new customers. We also increased commissions to distributors to boost offline distributor sales and offline subscription customer sales. Our marketing efforts led to an increase of approximately $4.9 million in commissions, $0.5 million in advertising expenses, $0.9 million in E-commerce operation service fees, and $0.5 million in salary and social welfare expenses, all of which are consistent with our increase in revenues.

General and administrative expenses primarily consist of salary and compensation expenses relating to our accounting, human resources and executive office personnel, rental, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs. General and administrative expenses increased by approximately $1.7 million, or 43.8%, from approximately $3.9 million in the fiscal year ended June 30, 2021 to approximately $5.6 million in the fiscal year ended June 30, 2022 mainly due to an increase of approximately $0.6 million in salary and social welfare expense as a result of an increased number of administrative personnel and average salaries, and an increase of approximately $0.3 million in business trip expenses, $0.2 million in audit fees, and $0.6 million in other professional service fees, including legal and consulting fees.

Research and development expenses primarily consist of research materials, testing fees, intellectual property rights application fees and other expenses relating to our research and development activities. Our research and development expenses increased by approximately $0.6 million or 182.4%, from approximately $0.3 million in the fiscal year ended June 30, 2021 to approximately $0.9 million in the fiscal year ended June 30, 2022 primarily due to the increase in the expenses of research and development collaborations with the universities, representing approximately 2.4% and 1.0%, respectively, of our revenues for the fiscal years ended June 30, 2022 and 2021. We expect to continue to invest in research and development because our ability to effectively utilize our research and development capabilities and develop more and new healthy products will affect our results of operations in the future.

Bad debt expenses

Our bad debt expenses increased by approximately $0.3 million or 100.0%, from nil in the fiscal year ended June 30, 2021 to approximately $0.3 million in the fiscal year ended June 30, 2022.

Other Income (Expense)

Other income primarily consists of government subsidy income, interest income; other expenses primarily consists of interest expense and other expense. Total other expenses, net, was approximately $364,000 in the fiscal year ended June 30, 2022, representing an increase of approximately $181,000, or approximately 98.8%, as compared to approximately $183,000 in the fiscal year ended June 30, 2021. The increase in total other expense, net, was contributed by (a) an increase of approximately $96,000 in interest expense as a result of additional loans obtained during the year, leading to an increased average loan balance for the fiscal year ended June 30, 2022 compared with the fiscal year ended June 30, 2021; and (b) an increase of approximately $92,000 in other expense due to a charity donation occurred in the fiscal year ended June 30, 2022.

Provision for Income Taxes

Our provision for income taxes was approximately $2.1 million and $2.2 million, respectively, for the fiscal years ended June 30, 2022 and 2021. Under the Income Tax Laws of the PRC, companies are generally subject to income tax at a rate of 25%. However, YanGuFang Whole Grain, one of the Company’s VIEs, obtained the “high-tech enterprise” tax status in December 2020, which reduced its statutory income tax rate to 15%. The new certificate is valid for three years and expires in December 2023. YanGuFang Whole Grain expects to renew its “high-tech enterprise” tax status for the next three years prior to expiration.

Net Income

As a result of the foregoing, net income decreased by approximately $4.8 million, or 45.6%, to approximately $5.7 million for the fiscal year ended June 30, 2022, from approximately $10.5 million for the fiscal year ended June 30, 2021.

Liquidity and Capital Resources

Substantially all of our operations are conducted in China and substantially all of our revenue, expenses, and cash are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars. As of June 30, 2022 and 2021, the aggregate amount of cash and restricted cash of $5,478,485 and $11,978,526, respectively, was held at the major financial institutions in the PRC. Other cash was held by major payment processing platforms such as Alipay and WeChat.

YanGuFang Group is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiary and the VIEs in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiary. Our subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiary is required to set aside at least 10% of its after-tax profits each year based on PRC accounting standards, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. The statutory reserve funds are not distributable as cash dividends. Remittance of dividends by our subsidiary out of China is subject to examination by the banks designated by SAFE. Our subsidiary has not paid dividends and will not be able to pay dividends until it generates accumulated profits and meet the requirements for statutory reserve funds. In addition, we would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiary in China to us. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in the PRC for general corporate purposes.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. As of June 30, 2022 and 2021, we had cash and restricted cash of approximately $5.8 million and $12.7 million, respectively. As of June 30, 2022 and 2021, our current assets were approximately $15.7 million and $15.2 million, respectively, and our current liabilities were approximately $37.6 million and $28.0 million, respectively, which resulted in a working capital deficiency of approximately $22.0 million and $12.8 million, respectively. We have historically funded our working capital needs primarily from operations, bank loans, government loans, advance payments from customers and loans from and contributions by shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our revenue contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections. As of June 30, 2022, our working capital deficiency of approximately $22.0 million was largely attributable to taxes payable of approximately $15.2 million, customer advances of approximately $3.6 million and deferred revenue of approximately $2.0 million, which will be recognized as revenue in the next fiscal year when the related customer orders and service are fulfilled. As of June 30, 2022 and 2021, the Company had accrued tax liabilities of approximately $15.2 million and $10.4 million, respectively, mostly related to the unpaid income tax and the VAT in China. As of June 30, 2022 and 2021, the Company had property and equipment of approximately $46.4 million and $29.0 million, respectively. The construction of the new plant is expected to be fully completed by the end of 2023. For the fiscal year ended June 30, 2022, approximately $28.2 million construction in progress was completed and put into service, transferred to other categories of property and equipment. Our net operating cash inflow was approximately $2.7 million and approximately $24.8 million for the fiscal years ended June 30, 2022 and 2021, respectively. We are still in the process of constructing our new production facility and had expended an aggregate of approximately $39.7 million in capital expenditures as of June 30, 2022 for this new production facility. We expect to complete the facility by the end of 2023 with significantly less cash spending (approximately $5.1 million) in fiscal year 2023. We are able to effectively manage cash spending on the construction of our new production facility and negotiate with suppliers for the payment schedule based on our cash on hand. As a result, our management believes that current levels of cash and cash flows from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months from the date of the issuance of the audited consolidated financial statements for the fiscal year ended June 30, 2022. However, we may need additional cash resources in the future if we experience changed business conditions or other developments, and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

We signed several lease agreements for offices and facilities for our operations with the latest expiration date of January 31, 2031.

For the Fiscal Years Ended June 30, 2022 and 2021

The following summarizes the key components of our cash flows for the fiscal years ended June 30, 2022 and 2021.

	For the Fiscal Years Ended June 30,
	2022	2021
Net cash provided by operating activities	$2,690,052	$24,770,433
Net cash used in investing activities	(14,931,322)	(13,152,440)
Net cash provided by (used in) financing activities	5,716,500	(629,011)
Effect of exchange rate change on cash	(283,149)	79,056
Net (decrease) increase in cash	$(6,807,919)	$11,068,038

Operating Activities

Net cash provided by operating activities was approximately $2.7 million for the fiscal year ended June 30, 2022. Cash provided by operating activities for the fiscal year ended June 30, 2022 mainly consisted of net income of approximately $5.7 million, net noncash adjustments of approximately $1.1 million, an increase of approximately $3.1 million in accounts payable, an increase of approximately $5.3 million in taxes payable, partially offset by an increase of approximately $2.6 million in accounts receivable (third parties and related party) due to increase in sales in current year, an increase of approximately $4.6 million in inventories, an increase of approximately $0.9 million in advance to vendors (third parties and related party), and a decrease of approximately $4.6 million in advance from customers.

Net cash provided by operating activities was approximately $24.8 million for the fiscal year ended June 30, 2021. Cash provided by operating activities for the fiscal year ended June 30, 2021 mainly consisted of net income of approximately $10.5 million, noncash adjustments of approximately ($0.6) million, a decrease of approximately $4.7 million in accounts receivable (third parties and related party) due to collection in current year, an increase of approximately $3.2 million in deferred revenue, an increase of approximately $2.8 million in accounts payable, an increase of approximately $4.1 million in accrued expenses and other liabilities, an increase of approximately $0.9 million in taxes payable and a decrease of approximately $2.4 million in advance to vendors (third parties and related party), partially offset by a decrease of approximately $3.4 million in advance from customers.

Investing Activities

Net cash used in investing activities was approximately $14.9 million and $13.2 million, respectively, for the fiscal years ended June 30, 2022 and 2021. Cash used in investing activities was payment for property, plant and equipment, mainly construction in progress related to the production facilities in Inner Mongolia.

Financing Activities

Net cash provided by financing activities was approximately $5.7 million for the fiscal year ended June 30, 2022, mainly consisted of proceeds from bank loans of approximately $2.4 million, proceeds from government loans of approximately $3.9 million, partially offset by repayment to related parties of approximately $0.5 million and approximately $0.2 million payment for deferred issuance costs in connection with this offering. Net cash used in financing activities for the fiscal year ended June 30, 2021 was approximately $0.6 million, including payment to related parties of approximately $0.6 million.

Capital Expenditures

The Company made capital expenditures of approximately $14.9 million and $13.2 million for the fiscal years ended June 30, 2022 and 2021, respectively. Our capital expenditures were mainly used for purchases of equipment, payments for construction in progress, and acquiring intangible assets.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the fiscal years ended June 30, 2022 and 2021 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Research and development, patents and licenses, etc.

See “Our Business — Our Research and Development” and “Our Business — Intellectual Property”.

Trend Information

From October to early December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations. Other than the above, management is not aware of any other trend, commitment, event or uncertainty that is expected to have a material effect on our business, financial condition or results of operations.

Critical Accounting Estimates

We prepare our financial statements in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that can have a meaningful effect on the reporting of consolidated financial statements. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

Critical accounting estimates are defined as those reflective of significant judgments, estimates and uncertainties, which may result in materially different results under different assumptions and conditions. The following descriptions of critical accounting estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this annual report.

Valuation of deferred tax assets

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the management consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. Deferred tax assets are then reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more likely than not that a portion of or all of the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets as of June 30, 2022. However, since the deferred tax assets related to operating loss has a limited window of use, to be conservative, management decided to record a partial valuation allowance. Valuation allowance amounted to $2,300,667 as of June 30, 2022. While we consider the facts above, our projections of future income qualified tax-planning strategies may be changed due to the macroeconomic conditions and our business development. The DTAs could be utilized in the future years if we make profits in the future, the valuation allowance shall be reversed.

INDUSTRY

The unprecedented COVID-19 global pandemic has drawn people’s attention to improve their physiological health and to focus on healthy physical and mental life style change. Naturally healthy food is generally consumed to derive health benefits. We are committed to make it easy for consumers to switch to our naturally healthy food products with the goal to improve overall health and achieve a healthy and sustainable life style change.

We participate in the large global health and wellness food industry and our products include but are not limited to oat germ groats, oatmeal, oat flour, oat bran, gourmet rice and grains (black beans, red beans, corns and other grains), some of which are certified organic or green food. According to Statista, a leading provider of market and consumer data, the global market for health and wellness foods estimated at $841 billion in the year 2022, amid the COVID-19 crisis, is projected to reach a revised size of $1 trillion by 2026, growing at a CAGR of 6% over the period. According to a news article provided by Global Industry Analysts, Inc., a premier market research company, to PRNewswire, the U.S. market is estimated to reach $279.1 billion in the year of 2021. China, as the world’s second largest economy, is forecast to reach an estimated market size of $126.6 billion in the year of 2026, trailing a CAGR of 8.3% through the analysis period. This growth represents a consumers’ choice towards a health conscious eating trend, to focus on more natural, organic, and high fiber foods. We believe our products are significantly in line with this booming market and we are ready to expand with the growth opportunity.

Green Food

According to China Green Food Development Center (“CGFDC”),certified Green Food bears the Green Food logo which is a green circular graphic of a stylized bud accompanied by “Green Food” text, below or to the right of the graphic, in Chinese, or in the combination of Chinese and English, together with the enterprise’s information code (GFXXXXXXXXXXXX), which is the sole numerical code for every green food production enterprise and shall be consistent with the green food certificate and print on the packaging of the food. The green food logo and the enterprise’s information code are integral parts of the green food logo design, which comprise of 7 design options, usually with white color as background and green color for characters and design. For example, one of the designs is as below:

The CGFDC, established under the jurisdiction of the Ministry of Agriculture and Rural Affairs of the People’s Republic of China in November 1992, is a specialized agency in China, in charge of Green Food logo licensing, organic agricultural products certification, Agri GI Products registration and protection, and local pollution-free agricultural products certification. The CGFDC joined the International Federation of Organic Agriculture Movements (“IFOAM”) in 1993. It is headquartered in Beijing, where its general office and divisions of logo management, authentication, sci-tech and standards, planning and finance, and international cooperation are located.

Article 9 of the Administrative Measures for Green Food Logo (2022) provides that products bearing the Green Food logo must comply with the Food Safety Law of the People’s Republic of China (the “Food Safety Law”), the Agricultural Product Quality Safety Law of the People’s Republic of China and other laws and administrative regulations, fall under the scope approved by the Trademark Bureau of the State Administration for Industry and Commerce, and must meet the following conditions:

1.      the production site environment of products or product raw materials meet the environmental quality standards for green food production sites;

2.      pesticides, fertilizers, feeds, veterinary drugs and other inputs comply with the rules on the use of green food inputs;

3.      product quality meets the quality standards for green food products; and

4.      the packaging and storage meet the standards for the packaging and storage of green food.

The China Green Food Development Center (“CGFDC”), established under the jurisdiction of the Ministry of Agriculture and Rural Affairs of the People’s Republic of China in November 1992, is a specialized agency in China, in charge of Green Food logo licensing, organic agricultural products certification, Agri GI Products registration and protection, and local pollution-free agricultural products certification. It is headquartered in Beijing, where its general office and primary divisions of finance, system standards, evaluation, logo management, brand development, and international cooperation and information are located.

Organic Food

According to an article titled “Organic Food in China: The Law Behind Luse Shipin and Youji Shipin” by Riccardo Berti (GeoProgress Journal, vol. 2 n. I, 2015), Chinese organic agriculture began in the late 1980s, driven initially by environmental concerns and later by export opportunities. The sector’s growth was remarkable, reaching over million hectares within five years. The PRC government was quick to move to regulate the organic sector through a series of rules and regulations introduced since the mid-1990s. By 2005, compulsory organic standards and supervision systems were introduced for organic certification bodies operating in China, and as a consequence all organic products, including imports, must comply with the national rules and standards.

The China organic product certification standard covers crops, mushrooms, wild plants, livestock and poultry, aquaculture products, beekeeping products and their unprocessed products, among others. The China organic product certification system is certified by certification organizations. Inspectors of all certification and certification training bodies must be approved and registered with the China Certification & Accreditation Association (“CCAA”). The China organic product certification system, previously a dual system to check compliance with the relevant criteria consisting of on-site auditing and residue testing, with two certificates (Organic Certificate; Conversion to Organic Certificate with a conversion period of 3 years) delivered by certification bodies subject to annual surveillance audits, is currently a unified system certifying the production, processing and sales of all products in compliance with the organic product certification rules regulated under the Administrative Measures for Organic Product Certification. The organic standards, i.e. National Standard of the People’s Republic of China: Organic Products Requirements for Production, Processing Labeling and Management System (GB/T 19630-2019), are based on international norms with added emphasis on contamination by pollutants and prohibited materials and quality management systems, especially record keeping and traceability (Source: Standards Map, Market Analysis Tools, International Trade Centre and China Organic Product Certification Foundation, http:/www.ofdc.org.cn.)

Upon the promulgation and implementation of the Administrative Measures for Organic Product Certification (2013 Revision, which was revised by the 2015 Revision), starting from April 1, 2014, the Conversion to Organic Certificate was abolished mainly due to the misuse by some producers resulting in confusion to the general public. There is now only one organic label for all of China and for all categories of products:

(Source: https://www.researchgate.net/publication/319955148_Organic_Food_in_China_the_law_behind _Luse_Shipin_and_Youji_Shipin)

Today, we primarily operate in the oats and grain industry, which is a subcategory within the global health and wellness food industry. According to Intelligence Research Group, a leading industry research institute in China (“IRG”), the 2021 global oats market has decreased to $6.22 billion from $7.124 billion in 2020. This category is expected to reach $8.755 billion globally by 2027.

Global Oat Market Size 2016-2021
80
70
60
50
40
30
20
10
0
63.96
56.97
55.11
64.92
71.24
62.2
2016
2017
2018
2019
2020
2021
Market Size - $100 million
Source: Collected by Zhiyan Consulting

Report of Market Panoramic Assessment and Future Trend
Forecast of Global Oat Market Size 2021–2027
90
88
86
84
82
80
78
76
74
72
70
75.88
76.58
79.65
80.84
82.06
85.40
87.55
2021
2022
2023
2024
2025
2026
2027
Market Size : $100 million
Source: Collected by Intelligence Research Group

Current generation of consumers recognize the importance of healthy eating, and the pandemic-caused health scares have further increased consumers’ sensitivity on health food consumption to improve immunity responses. A recent 2020 joint study by Finland and Hong Kong universities have found that the dietary fiber contained in oat bran and rye induct changes in gut microbiota function. The oat control group has seen improved glucose and cholesterol metabolism. The medical researches back up consumers’ understanding that oat products are healthy with distinctive benefits to common illnesses.

We conduct our business substantially in China and have commenced sales in the U.S. since October 2022. The U.S. oat product market has been developed and is mature and strong. We believe we will benefit from the healthy image of the oat products and consumer’s general acceptance of oat products in the U.S. market. We believe our oat-based products will continue to experience a strong growth in China based on the following factors:

•        Consumer choice on healthy food.    As of 2020, Chinese health survey data published by the National Center for Chronic and Noncommunicable Disease Control and Prevention, which is under the direct jurisdiction of the Chinese Center for Disease Control and Prevention (the “China CDC”), show that China’s obese population ranks first in the world, with 43.2 million obese men and 46.4 million obese women, accounting for 16.3% and 12.4% of the world’s obesity population respectively. For the Chinese population group between 20-year-old to 79-year-old, the number of people with diabetes has increased from more than 20 million in 2000 to more than 140 million in 2021. More than 244 million Chinese people have high blood pressure. We expect the consumers will turn to healthy diets in coming years. According to Euromonitor International, a London-based market research company (“Euromonitor”), naturally healthy packaged food sales in China is expected to see a current value CAGR of 7% over the forecast period (5% CAGR at constant 2020 prices), to reach RMB105 billion ($16.5 billion) in 2025. According to a news release on July 31, 2020 on GlobeNewsWire, the oatmeal market size in China is forecast to exceed $1.9 billion by the year 2027.

•        Naturally healthy high fiber food demand.    The COVID-19 pandemic has great impact on global consumers’ choice on food. According to Euromonitor, naturally healthy, high fiber food is set to rebound to dynamic growth. Products such as high fiber breakfast cereals cater to the increasing demand for healthy living. High fiber natural foods are widely accepted for their benefits to promote digestive health. The naturally healthy food industry has developed a variety of naturally healthy packaged food choices, such as cereal bars, high fiber breakfast cereal, biscuits and trail mixes. Despite the damage caused by the global pandemic to global economy, the health and wellness alternatives are likely to benefit from the pandemic, because consumers are more inclined to purchase food or drink promoted with immunity-boosting health benefits.

•        Large population base with growing purchase power.    According to a report titled Market Panoramic Assessment and Future Trend Forecast on China Oats Industry (2021-2027) by IRG (the “IRG Report”), comparing to an estimated $30 per capital annual oat consumption in developed countries such as Europe and the United States, the per capital oat consumption in China is far lower, estimated at less than $1. The per capital annual oat consumption in Japan and Hong Kong, which have similar eating habits like China, is about $6. Considering the population base of China, which has reached approximately 1.4 billion in 2020, and the continuous development of China’s economy, the need for oat products will grow and emerge as a prominent source of their health foods selection. We believe that we are well-equipped with the key strengths required to remain competitive in this growing market, and thereby enable us to help the consumers to make a healthy life style transition more easily.

•        Our brand emphasized oat products research and development since the inception.    The VIEs and their subsidiaries have developed oat process related patented technologies and a variety of oat products, such as nutritious breakfast cereal, oat biscuits, whole wheat bread, high fiber and high protein oat noodles, in response to constantly changing market needs. According to Euromonitor, naturally high fiber noodles recorded the highest retail current value growth of 21% in China in 2020, reaching RMB 7.41 billion ($1.17 billion) in the sector of naturally healthy packaged food. The VIEs have been innovating and developing naturally healthy packaged food products to meet the high demand from the vibrantly growing consumer market.

•        The VIEs and their subsidiaries have strategically built up manufacturing and supply capabilities to meet the substantial global demand for oat products.    The extraction and processing technology equipped production lines enable the VIEs and their subsidiaries to process oats into both oat products and compound raw material for oatmeal, oat germ groats, oat flour, oat bran dietary fiber and other oat related products. Ideally situated in Inner Mongolia, the VIEs’ production facilities are close to the abundant source of the raw material — oats.

•        The VIEs’ multi-channel sales network has grown with the current extreme growth in e-commerce business.    The VIEs have deployed multi-media platforms such as third party e-commerce platforms, livestreaming sales and mobile APP to penetrate the technology-savvy Millennials and Generation Z consumer group. The VIEs have been able to generate more profits by serving customers via customized health food products and health management solutions through APP and third party e-commerce platforms. As of December 2021, China alone has a netizen population of approximately 1.32 billion, and over 1.03 billion Chinese residents use smart phones to access the internet. Consumers have formed a habit of repeating purchases via smart phones and the internet according to the IRG Report. With the unprecedented consumer purchase boom on smart phones and the internet, our firm commitment to market-driven development will fuel our growth.

Source: Collected by CNNIC and Intelligence Research Group

OUR BUSINESS

Overview

YanGuFang Group is a holding company incorporated as an exempted company on May 28, 2020 under the laws of the Cayman Islands. As a holding company with no material operations of its own, it conducts substantially all of its operations through its subsidiary and the VIEs in China.

We are primarily engaged in the production, research and development, and sales of oat and grain products through our direct salesforce and distribution network. We are driven by a creative and experienced management team, led by Junguo He, our Chairman and CEO, with a focus on the food industry and a fresh take on our mission, building from our deep understanding of and commitment to oat-based food science.

Our mission is to build a new type of food company with core values of safety, health, nutrition and sustainability, supported by our advocates of scientific diet structure and different approaches to our brand and commercial strategy.

We have a bold vision for a food system that is better for people. We believe that transforming the food industry is necessary to face humanity’s greatest challenges across climate, environment, health and lifestyle. Nowadays changes are rocking the customer’s food preference, as the growing concerns for the chronic diseases caused by imbalanced dietary patterns and unhealthy lifestyle, environment, and interest in health and nutrition have started to drive real, scaled behavioral changes around customer purchase choices.

In this context, we believe that what customers really care about are safety, health, nutrition, quality, and sustainability. Driven by customer’s concerns, we provide our customers with a solution through our product and technology innovations that enables them to make thoughtful, informed choices in line with these values. In 2014, we produced a new kind of oat germ groats in the form of whole grains through our patented equipment, which brought healthier oat products to the daily diets of the consumers.

Our commitment to oats has resulted in core technical advancements that enable us to unlock the breadth of our product portfolio, which is broadly categorized into oat series products (including, but not limited to, oat germ groats, oatmeal, oat flour, oat bran, some of which are organic or green food series) and oat nutrient and health series products (including, but not limited to, oat peptide series, dietary fiber powder, oat biscuits, oil series, oat hand cream and soap, and oat toothpaste). Based on our vision and understanding of oats, we also source products from third party suppliers that complement our own oat product portfolio.

We seek to build our market position both in the PRC and internationally. In the PRC market, our business operations cover a number of provinces and cities of China, which are Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Inner Mongolia, Anhui and Chongqing. We also seek to establish our presence internationally and currently sell our products through a distributor in Thailand. As part of our plan to expand our international footprint, we have commenced sales of our products in the United States since October 2022.

With the expansion of our customer base, the demand for our products has grown in recent years. As of the date of this prospectus, we own an industrial park of oats production — “YanGuFang Whole Grain Eco-Tech Park” in Inner Mongolia, China, covering a total construction area of approximately 70,710 square meters and we expect to complete construction by the end of 2023. As of the date of this prospectus, part of the park has been put into use as Factory No. 2 covering a construction area of approximately 34,856 square meters, with the rest anticipated to be fully operational by the end of 2023.

As of the date of this prospectus, the VIEs have two production facilities with a total of eight automated production lines in Wuchuan County, Inner Mongolia, five of which have been put into use, with the remaining three being installed and tested and expected to commence production in the first half of 2023. Our production lines currently in use have a combined production capacity of approximately 13,720 tons per year and are expected to reach approximately 33,348 tons once the remaining three lines are put into use.

We generate revenues primarily through sales of products. During the fiscal years ended June 30, 2022 and 2021, our revenues were $36,082,316 and $29,837,029, respectively, and net income was $5,738,002 and $10,543,554, respectively.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        Our access to the abundant and quality raw materials due to our close proximity to the major oat producing region.    Our production base is located at Wuchuan County, Hohhot City, Inner Mongolia, which is on the geographic coordinates of 41.0000° to 43.0000° N latitude, the world-recognized golden growing latitude of oats. In 2016, “Wuchuan Oat Flour (Oat Products)” was granted the label “Agricultural Products Bearing Geographical Indications” by the General Administration of Quality Supervision, Inspection and Quarantine of China. In 2021, “Wuchuan Oats” was granted the label “National Intangible Cultural Heritage” by the Ministry of Agriculture and Rural Affairs of the People’s Republic of China. Wuchuan oats, as a result, are considered a special oat source in China due to its geographic location. Our access to the abundant and quality raw materials due to close proximity to this unique geographical location enables us to cooperate with more than half of the local oat farmers for high quality oats in a more cost effective way. We also work closely with the local oat farmers to ensure oats are cultivated properly in a natural and scientific way so as to meet organic or green food standards required by us.

•        Our scaled production capacities to build diversified product portfolio.    As of the date of this prospectus, we have two production factories with a total of eight automated production lines in Wuchuan County, Inner Mongolia, five of which are currently in use, with the other three production lines estimated to be put into use in the first half of 2023. Factory No. 1, located on our leased property covering approximately 2,232 square meters, have two production lines with a combined production capacity of approximately 3,360 tons per year. Factory No. 2, located in YanGuFang Whole Grain Industrial-Tech Park covering approximately 34,856 square meters, have six production lines, three of which have been put into use with a production capacity of approximately 10,360 tons per year, and the other three are estimated to be put into use in the first half of 2023, with an estimated production capacity of approximately 19,628 tons per year. Our production lines cover most of the oat products in the markets where we operate, including but not limited to oat germ groats, oat flour, oatmeal, oat oil, oat bran, which enables us to optimize our product structure catering to the diversified needs of consumers.

•        Market-driven research and development capacities and technology innovations for launching new products and upgrading existing products.    We adhere to a market-oriented R&D approach and after years of development, we have developed over 80 oat products for our oat and grain series and oat nutrient and health series, to meet the diversified demands of consumers. We actively cooperate with colleges, universities, nutritionists, food experts, and distributors in sorting out our R&D orientation based on the real market demand. Through our commitment to oats, as of the date of this prospectus, we have 21 registered patents and 16 pending patent applications in China, one registered patent in the United States, and 46 computer software copyrights in China. We currently have a R&D team consisting of 35 people with years of experience in the food industry, and have collaborated with a number of colleges and universities in China and the United States, including but not limited to Jiangnan University, University of Shanghai for Science and Technology, and Cornell University, on the R&D of oat products and oat production equipment. We believe our R&D capabilities enable us to deliver on our promise of sustainable, delicious and nutritious products — supporting our mission to make nutritious and healthy eating easy.

•        Premium Quality Product.    Maintaining the highest industry standards for food safety, product quality and sustainability is one of our core values. We have strict quality control systems in each segment of our value chain, from production through sales and distribution. We have a food production license, food operation licenses, and exported food production enterprise filing certificate for our business operations in China. Our products, including oatmeal and oat bran, are ISO 9001: 2015 compliant with certification achieved since February 2022, and oatmeal and oat bran, and their production facilities, are also ISO 22000: 2018 compliant, with certification achieved since January 2022. Oat germ groats are our sole certified green food products sourced from a third party supplier since February 2016. Oats grown in our leased farming land are certified organic products since September 2021. Our self-produced oatmeal and oat bran are certified organic products since January 2022. YanGuFang I&E Trading and YGF Oats are currently registered with the FDA, and our oat germ groats (oat germinated rice) and sprouted rolled oats have been certified Kosher since May 2017 and January 2022, respectively. Our oatmeal processing is HACCP compliant with certification achieved since January 2022.

•        Massive sales and distribution network.    Our successful channel penetration through our massive sales and distribution network, including our online sales channels, such as our own APP, third-party e-commerce platforms and livestreaming, and offline direct sales team and distributors, has made our sales reach several provinces and major cities in China, which are Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Inner Mongolia, Anhui and Chongqing, as well as international markets. Through both our own sales team and distribution network, our oat products are sold to our customers both in China and, on a limited scale, internationally. As of December 31, 2022, we had our own sales team of 96 employees, one international distributor in Thailand, and 1,787 distributors (including 1,695 authorized distributors) in China. With established long-term operations, broad coverage of product portfolio and high standard quality control, we have maintained solid relationships with our distributors. We also maintain steady and close relationships with our subscription customers and the repurchase rate of such customers was approximately 56.2% and 57.6%, respectively, for the fiscal year ended June 30, 2022 and June 30, 2021.

•        Experienced management team.    We have an experienced and passionate management team that has helmed the acceleration of our growth and set our strategic direction, all underpinned by a unified purpose of providing nutritious and healthy oat products to our customers. Our company culture, strategic vision and operational execution are driven by our founder, Mr. Junguo He. Mr. He is a successful entrepreneur who has been engaged in the food industry for over 10 years, and has accumulated extensive experience. We believe that insights and capabilities of our management team can effectively help us understand, analyze and monitor our industry trends and customers’ desires as well as build good business relations, thus cultivating more opportunities for our business growth.

Our Challenges

•        To date, limited access to capital has slowed down our pace to gain additional market share.    To increase our sales to more provinces and cities in China and expand our international presence, we would need a significant amount of capital to support our marketing initiatives, ramp up production capacities as well as continue to invest in our research and development efforts. To date, due to the comparatively complicated and time-consuming bank loan procedures, limited access to sufficient capital has to some extent restricted our business development and tempered our further expansion of market share. We need additional capital to expand our operations.

•        Overseas expansion of our business is to some extent limited by the logistics costs.    Due to the impact of the COVID-19 pandemic, the rapid increase in logistics costs put some constraints on our overseas business development, which to some extent increased our operating expenses. Locating and securing our overseas partners for the expansion of our production and processing capacity overseas and adjusting our product portfolio face uncertainties.

•        Customers’ food preference is ever changing and unpredictable.    Any shift in consumer preferences in the markets in which we operate could have a material adverse effect on our business. Our competitiveness therefore depends on our ability to predict and quickly adapt to consumer preferences, exploiting profitable opportunities for product development without alienating our existing consumer base or focusing excessive resources or attention on unprofitable or short-lived trends, which is challenging to our operations. We currently face potential competition from major healthy food companies domestically and internationally (i.e., The Quaker Oats Company, Calbee, Inc., and Guilin Seamild Foods Co and Wangbaobao), many of which have significantly greater financial, technical, marketing, sales, distribution, and other resources so as to make quicker response to the changes than us.

Our Growth Strategies

We intend to grow our business by pursuing the following key strategies:

•        Upgrade and expand product offerings through technology innovations.    We will continually strive to improve upon and expand our products offerings through our research and development and technology innovations in order to deliver innovative, nutritious, sustainable and delicious products. We will continue bridging our R&D to the desired commercial outcome due to our knowledge of oats and production craftsmanship, allowing us to achieve our sustainability and nutritional goals. To this end, we plan to use a portion of the proceeds from this offering for research and development of new products and technologies and upgrades of existing products. In the first half of 2023, we plan to launch a series of new products, including, but not limited to, oatmeal with fruits and nuts, oatmeal milk, instant oatmeal, oatmeal bakery (including bread and cookies), which will be our key products in the new year with the improved production craftsman for a better tasting and more nutritious ingredients. We also plan to launch a variety of new product combos on our APP catering to customers with the desire or need to lose weight or lower blood pressure, lipids or sugar and pursue a nutritious and healthy diet.

•        Expand our own sales team and distribution network.    We intend to use a portion of the proceeds from this offering to expand our sales network through opening new offices and hiring new staff to penetrate new geographic markets in China, including but not limited to Sichuan, Hunan, Hubei, Shandong, Hebei and Jiangxi provinces, further increasing market share in existing markets and accessing a broader range of customers. In 2023, we also plan to expand our sales in the United States and extend our international presence to include Southeast Asia and Japan.

•        Enhance Brand Recognition and Awareness.    We intend to use a portion of the proceeds from this offering to enhance our brand recognition and awareness, especially through more livestreaming by KOLs, which not only effectively increase our sales, but also is a very effective way to root our brand in the hearts of consumers. For example, the sales of our products through Yonghao Luo’s single livestreaming generated approximately RMB 150,000 within 5 minutes. We also plan to build our We-Media network through publishing advertisements on multi-media platforms, such as TikTok, Kuaishou, Little Red Book, and WeChat, to reach a broader range of customers and advocate our product values. As of the date of this prospectus, we have approximately 195,000 subscribers on our TikTok account.

•        Uphold our commitment to product quality.    We intend to uphold our commitment to product quality to ensure consistently high standards throughout our operations. We intend to achieve greater traceability of our products and maintain the highest quality standards in all of our business units. To this end, we plan to continue to maintain and enhance our quality monitoring systems across the entire operation by cautiously selecting local oat farmers and suppliers and paying attention to client’s food preferences, closely monitoring quality, keeping records of production and operation, and complying with the international, national and local law and regulations on product quality, employees, and environment sustainability.

•        Enhance our ability to attract, incentivize and retain talented professionals.    We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to retain and attract additional mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

Our Products

We are a provider of oat and grain products and our product portfolio is broadly categorized into oat and grain series products and oat nutrient and health series products.

Oat and grain series products include, but are not limited to, oat germ groats, oatmeal, oat flour, oat bran, gourmet rice and grains (black beans, red beans, corns and other grains), some of which are certified organic or green food, all together accounting for an aggregate of approximately 28.7% and 35.7%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2021. Oat germ groats series are our top products and sole green food products, with a variety of packaging specifications, accounting for approximately 15.9% and 29.4%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2021.

Oat nutrient and health series products include, but are not limited to, oat peptide series, dietary fiber powder, oat ß-glucan probiotics, oat biscuits, flaxseed oil, perilla seed oil series and oat daily necessity series (such as oat toothpaste, oat face mask, oat face cleanser, oat hand soap and hand cream), accounting for an aggregate of approximately 55.2% and 55.6%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2021. The graphic below illustrates a selection of our products currently available to our customers in various markets.

OATS & WHOLE GRAINS

Oat Germ Rice

Gourmet Rice

Sprouted Rolled Oat

Oat Flour

Oat Bran Series

LIGHTNING BRAN
闪电麸
LIGHTNING BRAN
闪电麸

人间清爽
人间清爽

OAT NUTRITION & HEALTH

Oat Peptide Series

Ginseng Oat Polypeptide Compound Drink

Oat β-Glucan Probiotics

Oat Biscuits

Oat Hand Soap

Oat Hand Cream

Oat Face Cleanser

Oat Face Mask

Oat β-Glucan Toothpaste

Our products are sold under the “YanGuFang” brand, which include 1) products produced by our own production facilities (“Self-Produced Products”), including but not limited to, oat germ groats, oat flour, gourmet rice and oat bran, accounting for approximately 26.7% and 3.4%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2021, and 2) our products produced by third party producers in line with our production standards and technologies, or original equipment manufacturer products (the “OEM Products”), including but not limited to oat cereal peptide products, oat ß-glucan probiotic products, oat biscuits and oat daily necessity products, accounting for approximately 57.3% and 88.0%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2021. As of the date of this prospectus, we offer over 80 YanGuFang brand products primarily made from oats, which are rich in fiber, protein and carbohydrate that are designed for our customers’ diversified needs.

We sell oat products both in China and, on a limited scale internationally in Thailand and the United States. Our international sales commenced from July 2020 in Thailand, and prior to that, we had no international sales and all of our sales were limited to the PRC. Our international sales for the fiscal year ended June 30, 2022 and 2021 are insignificant, accounting for approximately 0.1% and 0.1%, respectively, of our total revenues.

Product Standards

As an oat producer, distributor and exporter, we are subject to the extensive government regulation and supervision in China and the jurisdictions where we export our food products. See “Regulation”. Pursuant to PRC laws, we must obtain food production license, food operation license, and exported food production enterprise filing certificate for our business operations. We are committed to strengthening the professional ethics and cultivating quality consciousness of our employees, and have formed a sound quality management system, where our products are compliant with the following standards:

In China

•        Quality Management System Certification GB/T 19001 -2016 / ISO 9001: 2015. Our products, including oatmeal and oat bran, are certified ISO 9001: 2015 compliant since February 2022.

•        Food Safety Management System Certification ISO 22000: 2018. Our products, including oatmeal and oat bran, and their production facilities, are certified ISO 22000: 2018 compliant since January 2022.

•        Green Food Certification. Oat germ groats are our sole certified green food products sourced from a third party supplier since February 2016.

•        Organic Certification for Oat Growth. We have received organic product certification for oats we grow and use as raw materials for a small portion of our products since September 2021.

•        Organic Product Certification. We have received organic product certification for our self-produced oatmeal and oat bran since January 2022.

In USA

•        Certificate of Food Facility Registration 2022-2024. Our food facility (currently YanGuFang I&E Trading) in China is currently registered with the FDA, with certificate achieved since July 2020.

•        Certificate of Food Facility Registration. YGF Oats Life LLC is currently registered with the FDA, with certificate achieved since May 2021.

•        Kosher Certificate. Our oat germinated rice (oat germ groats) and sprouted rolled oats are certified Kosher, since May 2017 and January 2022, respectively.

As of the date of this prospectus, we have obtained, and are current on, all above-mentioned certifications.

In addition to the existing product portfolio, we have a pipeline of new products, including but not limited to oatmeal with fruits and nuts, oatmeal milk, instant oatmeal, oatmeal bakery (including bread and cookies), in various stages of development that are expected to provide additional commercial opportunities in the first half of 2023.

Our Services

We provide third-party suppliers access to our APP, allowing them to list their products on our APP for sales, and receive certain service fees from them in return for such services. Products from such suppliers include but are not limited to rice, edible oil, seasonings and seasonal fruits (collectively, the “Supplier Brands Products”). We conduct a vigorous review and screening of suppliers before listing their products on our APP. Such process generally consists of (i) due diligence review of requisite licenses, permits, and qualifications, including but not limited to business license, food production license and food operation license and (ii) on-site visits to inspect food production facilities and understand their business practices and reputation as well as operations and capacities, potential conflict of interests.

We list Supplier Brands Products on our APP and process the payments for their sales on our APP. The third party suppliers shall ensure the quality of their products and are responsible for shipping, after-sale exchanges or returns, and customer claims or disputes arising from the quality issues of their products.

As of December 31, 2022, we had 19 third party suppliers selling products on our APP. For the fiscal years ended June 30, 2022 and 2021, income from our services accounted for approximately 4.1% and 6.6%, respectively, of our total revenues.

Our Customers

A sound customer base is undeniable to our success. We acquire customers through multiple channels via the VIEs: (i) referrals from our existing customers, (ii) our distributors, and (iii) our marketing and promotional activities, including but not limited to industry exhibitions/expos, our APP and third party e-commerce platforms and livestreaming. Because of our strong brand equity, loyal customer base and evolving product portfolio, we believe there are significant growth opportunities across these channels as we deepen our sales and distribution in each of our markets.

Our diversified product portfolio is primarily available in China, covering several provinces and municipalities in China, including but not limited to Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Inner Mongolia, Anhui and Chongqing. In 2020, we also started selling our products to the international market in Thailand. Due to the effects of the COVID-19 pandemic, our expansion plan in Southeast Asia for opening new offices and new hires was affected in both 2020 and 2021. Since October 2022, we have commenced online sales of our products, including but not limited to, sprouted rolled oatmeal and oat bran series products, in the United States.

No customers account for more than 10% of our revenues for the fiscal years ended June 30, 2022 and 2021. Our customers are composed of (1) offline customers, including (i) subscription customers, usually individual or families, and (ii) distributors; and (2) online customers, including (i) our APP users and (ii) customers from third-party e-commerce platforms.

Offline Customers

Subscription Customers

Subscription customers refer to our individual or family customers who subscribe our oat health product combos specifically designed to keep a nutritious and healthy diet. Our oat health product combos are based on our recent R&D on oats, which integrate the essences of oats, including rich dietary fibers, premium plant proteins and premium carbohydrates, into our products to cater to the diversified dietary and health needs of our customers. We launch new oat health product combos or update our existing oat health product combos every year to keep abreast of the new trends and meet the every-changing market demand.

As of the date of this prospectus, we have a total of 12 sets of oat health product combos containing different oat products in a variety of packing specifications. Each of our customer may choose the most suitable one or more combos tailored to his or her needs by signing a purchase agreement with us, which contains the customary contract terms, including but not limited to the combo options, price and discount, quantity, delivery and payment terms, the rights and obligations of both parties, refunds or replacements, breach, waiver and termination terms, and dispute resolutions. As of December 31, 2022, we had a total of 12,733 subscription customers located in nine provinces and municipalities of China, including Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Anhui, Inner Mongolia and Chongqing.

Although we do not have long-term agreements with our subscription customers, we maintain stable and close relationships with such customers and the repeat purchase rate of such customers is approximately 56.2% and 57.6%, respectively, for the fiscal year ended June 30, 2022 and 2021.

For the fiscal years ended June 30, 2022 and 2021, our sales to subscription customers accounted for 63.1% and 84.7%, respectively, of our total revenues.

Our Distributors

Distributors are also our customers, including both distributors in China and international distributors. As of December 31, 2022, we had one international distributor distributing our oat products in Thailand and 1,787 domestic distributors in China.

Our distributors refer to those individuals or entities who purchase our products at the specified price stipulated in their cooperation agreements with us and distribute our products in the designated region where they locate or through a variety of channels, including but not limited to shopping malls, supermarkets, convenient stores, grocery stores and pharmacy stores, or use their own stores or social media network to resell our products to the end individual customers.

In April 2021, we commenced to grant our brand authorization to certain distributors (“authorized distributors”) who are authorized to use our brand or logo through their own stores, cooperating with other stores or opening new stores, for sales, promotions and marketing of our products. As of December 31, 2022, we had 1,695 authorized distributors.

Our distributors are non-exclusive and usually market and distribute our products in the regions where they locate. We have established a sound distributor assessment management system to access the performance of distributors. For those distributors who fails to meet our assessment objectives, we reserve the right to terminate their cooperation agreements with us.

We have cooperation agreements for a period of 1 to 3 years with our distributors, illustrating customary contract terms, including but not limited to the cooperation scope, license or regional fees, payment terms, rights and obligations of both parties, restrictive covenants, delivery terms, refunds or replacements, breach and termination, and dispute resolutions.

Our distribution network covers 9 provincial-level administrative regions of China for the distribution of our products in the Chinese market, including Beijing, Shanghai, Jiangsu, Zhejiang, Fujian, Guangdong, Anhui, Inner Mongolia, and Chongqing. They market and distribute our products in the regions where they locate, which not only accelerate our sales but also build our brand awareness among the local people.

For the fiscal years ended June 30, 2022 and 2021, our sales through distributor customers accounted for 21.6% and 5.8%, respectively, of our total revenues.

Online Customers

Our APP Users

In April 2018, we launched our APP “Wei Lai Zhi Xuan”, a self-developed artificial intelligence (AI) APP through iOS and Android for our e-commerce business in China, which integrates our diversified sales and distribution channels to provide a more comprehensive online shopping experience to our customers in China.

Prospective purchasers must register with us by signing our standard User Registration Agreement in order to gain access to our APP. Our APP users include general users and advanced users, totalling 366,690 as of December 31, 2022.

General Users refers to general members who register with us and download our APP, free of annual membership fees. As of December 31, 2022, we had a total number of approximately 365,289 general users.

Advanced Users refers to our members who register with us, download our APP and pay an annual membership fee of RMB399. Advanced users enjoy special services or rights designed solely for them, including but not limited to, discounts, promotion notifications, preemptive rights to purchase certain special products, which are not available to general users. As of December 31, 2022, we had a total number of 1,401 advanced users.

For the fiscal years ended June 30, 2022 and 2021, the product sales and services fees for Supplier Brand Products on our APP, and membership fees accounted for an aggregate of approximately 1.6% and 9.1%, respectively, of our total revenues.

Customers from Third-party E-Commerce Platforms

We maintain an active presence with our flagship stores on selective major e-commerce platforms in China, including Tmall.com (owned by Alibaba), JD.com and Pinduoduo, to serve our customers.

In 2021, we launched e-commerce livestreaming as a new sales model through Tik Tok, Kuaishou, Little Red Book, and other multi-media platforms, and collaborated with many KOLs for livestreaming cooperation, which not only accelerated our sales, but also to some extent drove awareness for our brand. We invited some Chinese celebrities, such as Yonghao Luo, Lan Yang or Dan Zhu, to endorse our products through livestreaming between October and November 2021 through a variety of livestreaming channels, such as Tik Tok and Kuaishou. For example, the sales through Yonghao Luo’s single livestreaming generated approximately RMB 150,000 within 5 minutes. As of the date of this prospectus, we have contracted with certain livestreaming companies for KOLs to livestream our products. We believe there is a significant opportunity to grow our third party e-commerce channels as we scale.

Third-party e-commerce channels have played an important role as we expand, which are great additions to our growth. For the fiscal years ended June 30, 2022 and 2021, our sales on the third-party e-commerce platforms accounted for 3.3% and 0.5%, respectively, of our total revenues.

In order to provide premium services to our customers, improve our brand awareness and recognition, and increase the repurchase rate, in January 2014, we established a customer service center in Shanghai, China, where a dedicated in-house team of 11 customer service representatives are committed to serving our consumers through 2 telephone hotlines (400-811-0330 and 400-801-9888), with basic services, such as business consultation and inquiry, after-sale services, and complaints, as well as add-on services, such as birthday or holiday greetings, through WeChat, messages, emails, mails or other available methods. As of the date of this prospectus, we are not aware of any complains or claims related to material product quality issues.

Our return or exchange policy for all online platforms, including our APP and third-party platforms are free returns or exchanges for no reason within 7 days of purchase. When it comes to our offline sales to our distributors and subscription customers, returns or exchanges are generally allowed in the case of wrong products, quality or package damage issues.

Our Suppliers

Our main raw materials are oats. Our raw materials supply has been very stable for many years and are easily sourced as our production facilities are conveniently located in the main oat producing region in Inner Mongolia, China. As of December 31, 2022, we had entered into written purchase agreements with more than half of the local oat farmers in Wuchuan County, Inner Mongolia, which provide a stable and adequate source of oat supply for the production of our Self-Produced Products.

In addition to the local oat farmers, who constitute our main supply source of raw materials — oats, we also have suppliers who are typically divided into three categories: 1) suppliers of raw materials, packaging materials and equipment, 2) suppliers of Supplier Brand Products and 3) suppliers of OEM Products.

For the fiscal year ended June 30, 2022, we had two major suppliers accounting for approximately 24.1% and 10.2% of our total purchases, respectively. For the fiscal year ended June 30, 2021, we had two major suppliers accounting for approximately 40.8% and 16.8%, respectively, of our total purchases. Our major suppliers primarily provide us with oat germ groats, oat peptide series, grain series products (organic soy beans, green beans, millet and other grain products), oat biscuits, flex seed oil and other oat and grain products.

We have long term cooperation with our local oat farmers and suppliers, and have established healthy and stable relationships with our major suppliers through the VIEs after years of cooperation, which form a solid source of supply for our operation. We will continue to work with our existing suppliers, and identify and secure new suppliers, to expand our supply base.

Marketing and Sales

We market, sell and distribute our products through multiple channels, including: (1) our own sales team, and (ii) distribution network.

Our Own Sales Team

Our own sales team is composed of (1) offline sales team, including our own sales team for sourcing subscription customers, and (2) online sales team, including our APP sales team and third party e-commerce platform sales team.

Offline Sales Team refers to our sales team primarily for sourcing subscription customers, led by a group of in-house young sales persons and licensed nutritionists full of passions and spirituality. They not only promote, market and sell our products, but also is capable of providing professional nutrition instructions to our subscription customer, thus boosting our brand’s recognition and popularity among the local people. As of December 31, 2022, we had an offline sales team of 80 employees. Our offline sales team provides us with direct access to our customers and is capable of addressing such customers’ demands in a fast and efficient way.

Online Sales Team includes two separate teams for sourcing our APP users and third party e-commerce platform (including livestreaming platform) users, which supplements our offline sales team in a significant way. As of December 31, 2022, we had an online sales team of 11 employees.

The compensation package for our own sales teams includes fixed base salaries and bonuses based on their sales achievements and performance evaluation. We provide our sales teams with regular training and internally developed systems to assist them in quickly becoming proficient and productive sales personnel.

Distribution Network

We maintain a massive distribution network. Our distributors are also our customers and have long-term written agreements with us. As of December 31, 2022, we had one international distributor and 1,787 distributors in China.

Distributors are non-exclusive and usually market and distribute our products in the regions where they locate. We have established a sound distributor assessment management system to access the performance of distributors. For those distributors who fails to meet our assessment objectives, we reserve the right to terminate their cooperation agreements with us.

We will continue to work with existing distributors, and identify and secure new distributors, to expand our distribution base and enhance our brand recognition both in the PRC and abroad.

Production

We own and operate two production plants in Wuchuan County, Inner Mongolia, China, one of which is located on our leased property covering approximately 2,232 square meters, and has two production lines currently in use, with a combined production capacity of approximately 3,360 tons per year (“Factory No.1”), the other one is within our local industrial park of oats production in Inner Mongolia, China — “YanGuFang Whole Grain Eco-Tech Park”, covering approximately 34,856 square meters, having six production lines, three of which have been put into use with a production capacity of approximately 10,360 tons per year, and the other three are estimated to be put into use in the first half of 2023, with an estimated production capacity of approximately 19,628 tons per year (“Factory No.2”).

Our “YanGuFang Whole Grain Eco-Tech Park” covers a total construction area of approximately 70,710 square meters. The construction of the park commenced in August 2017, part of which has been put into use as of the date of this prospectus, and the rest portion of which is still under construction for additional facilities, estimated to be completed by the end of 2023.

The two production plants referenced above have a total of eight automated production lines in Wuchuan County, Inner Mongolia, five of which have been put into use, with the remaining three being installed and tested and expected to commence production in the first half of 2023. Our production lines currently in use have a combined production capacity of approximately 13,720 tons per year and are expected to reach approximately 33,348 tons once the remaining three lines are put into use. We produce products, and stock inventory of raw materials, semi-finished and finished goods at our facilities pursuant to the market demand, orders we receive or plan to receive, our production plan and capacity, procurement information from our own sales team and our distributors.

After years of research, development and experience on the oat production, we have formed our unique formula and craftsmanship, most of which have been applied for patents and become an integral part of our core oat technology. We also have stipulated detailed production procedures and operating specifications for each of our products. Due to the nature of the oat products, some of our products, such as oat germ groats, oat oil, sprouted rolled oatmeal, and oat flour, at various production process must be produced and/or processed in the dust-free purification workshops. This production process is subject to continuous review and monitoring by the quality control team to ensure that finished products are of the highest quality and meet customer requirements and relevant quality control standards.

In order to maintain product safety and quality, we implement a strict set of quality control policies and inspection protocols. These policies and protocols are enforced by our quality control team along every step of the production to post-production process, to ensure the quality and safety of our products.

Our OEM Products, which to some extent expand our production capacity, are produced by third party producers in accordance with our standards, technologies, recipes and orders. As of the date of this prospectus, we have over 70 kinds of products outsourced to third party producers who are required to submit their internal inspection report and product samples in the same sale batch to our quality control team for inspection prior to delivery.

Third party producers must have required qualifications in order to produce our products. Upon our verification and approval by inspecting their qualification materials, including but not limited to business license, food production license, food operation license, verifying their food production capacity and safety, business reputation and conflict of interests, and conducting on-site visits and inspection, such third party producers are authorized to produce our products in accordance with our production standards and technologies. As of the date of this prospectus, we collaborate with a total of approximately 33 third-party producers for the production of our OEM Products.

Third party producers usually pack and conduct internal inspection of the products before shipping to us, upon passing their internal inspection, then ship to us for our sampling testing. Upon passing our testing, we will either stock or ship to customers per their orders.

Given our unique geographical location and our own planting base, we are capable of securing qualified raw materials, and locating qualified third party producers both locally and nationally at a cost-effective way, thus realizing scale production, reducing our production costs and increasing profit margin.

Quality Control

All of our products, either self-produced or sourced, fall within our quality control system subject to our quality inspection before delivery. For sourced products, they must first be shipped to us for quality inspection, upon passing inspection, be stocked for delivery or shipped to customers.

Food quality and safety are always our core value. Reliable, safe and stable product quality is an important driving factor for maintaining market competitiveness. Through years of development, we believe we have developed a sophisticated quality control management system as well as a strict and effective internal control system in accordance with the requirements of Chinese laws and regulations. We have established quality control department and equipment craftsman department to control the quality of our products from raw material purchase, production and packaging to product inspection, testing, storage and delivery.

We prioritize product quality management and are committed to strengthening the professional ethics and cultivating quality consciousness of our employees, forming a strict quality management system, which we believe is in line with industry standards in China.

Our rigorous quality control management system has earned us a number of quality-related certifications. Our products, including oatmeal and oat bran, are ISO 9001: 2015 compliant with certification achieved since February 2022, and oatmeal and oat bran, and their production facilities, are also ISO 22000: 2018 compliant, with certification achieved since January 2022. Oat germ groats are our sole certified green food products sourced from a third party supplier since February 2016. Oats grown in our leased farming land are certified organic products since September 2021. Our self-produced oatmeal and oat bran are certified organic products since January 2022. YanGuFang I&E Trading and YGF Oats are currently registered with the FDA, and our oat germ groats (oat germinated rice) and sprouted rolled oats have been certified Kosher since May 2017 and January 2022, respectively. Our oatmeal processing is HACCP compliant with certification achieved since January 2022.

Despite our quality control management system, we cannot eliminate the risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including:

•        technical or mechanical malfunctions in the production process;

•        human error or malfeasance by our quality control personnel;

•        tampering by third parties; and

•        defective raw materials or equipment.

Failure to detect quality defects in our products may harm customer’s health, cause customer’s dissatisfaction, or other issues that could seriously harm our reputation and business, expose us to liability, and adversely affect our revenue and profitability.

Our Research and Development

We continually strive to improve upon our oat product offerings and production craftsmanship in order to deliver innovative, nutritious, sustainable and delicious form of oat products. We take a long-term, thoughtful approach to conduct R&D on oats that supports our product decisions and is differentiated from the marketplace. Due to our patented technologies and proven execution, we believe we are well positioned to leverage R&D to solve the diversified needs of the general public.

Our R&D involves the introduction of new oat products, packaging innovations, upgrades of existing oat products, improving the nutrition, taste, functionality and health effects of our products. We are able to bridge the research to the desired commercial outcome due to our knowledge of the oat genome and production craftsmanship, allowing us to solve for elements related to process, taste and health in order to achieve our sustainability and nutritional goals. We currently have one R&D lab in Inner Mongolia, China, which is equipped with advanced equipment and professional personnel, including over 150 analytical lab devices, 50 R&D equipment and 580 book collections, covering a total area of approximately 1,200 square meters. As of December 31, 2022, we had a team of 31 staff in the R&D department.

For the fiscal years ended June 30, 2022 and 2021, our R&D expenses were $881,958 and $312,345, respectively. R&D expenses mainly consist of costs for R&D materials and devices, testing and lab analysis and IP application fees. We expect our R&D expenses to continue to increase as we continue to enhance existing products and technologies and develop new products.

We adhere to a market-oriented R&D approach and actively cooperate with universities, nutritionists and food experts in sorting out our R&D orientation based on the real market demand. As of the date of this prospectus, we have conducted the following R&D activities:

•        Cooperation with Cornell University.    Since January 2022, we have been cooperating with Cornell University on the R&D of whole grain oat products and its related craftsman.

•        Cooperation with Peking University.    Since 2021, we have been cooperating with the School of Public Health of Peking University with regard to a mouse experiment on the function mechanism of dietary fiber in oats.

•        Cooperation with University of Shanghai for Science and Technology.    From 2017 to 2022, we cooperated, and will continue to cooperate, with School of Food Science of University of Shanghai for Science and Technology on the R&D of ingredients, functions and effects of oat products.

•        Forums.    Since 2017, we have been regularly holding international whole grain industry development forums as an interactive and communication platform for nutritionists, food experts and entrepreneurs both home and abroad.

•        Cooperation with Jiangnan University.    Since September 2015, we have been cooperating with Jiangnan University in the establishment of “YanGuFang — Jiangnan University Whole Grain Food Joint Research &Development Center” on the R&D of whole grain oat products.

We believe our ability to rapidly develop innovative products is attributable to the product innovation process that we have implemented, the versatility and leveragability of our core technology and the management philosophy behind that process. We have recruited and retained professionals with significant experience in the development and improvement of our oat products. We have a pipeline of new products, including but not limited to oatmeal with fruits and nuts, oatmeal milk, instant oatmeal, oatmeal bakery (including bread and cookies), in various stages of development that are expected to provide additional commercial opportunities in the first half of 2023.

Environmental Matters

Due to the nature of our products, our PRC operating entities are not in the high-risk and heavy pollution industry. We are in strictly compliance with the national and local environmental laws and regulations in China, and prioritize the food safety, environmental protection and safety production in our daily business operations.

As of the date of this prospectus, our waste discharges are in compliance with the local laws and regulations and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have we been punished or can foresee any punishment to be made by any government authorities of China. If new products are developed in the future and environmental measures are needed according to law, we will take corresponding environmental protection measures according to relevant laws and regulations.

Our Competition

The food industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We believe that our position as fast-mover, high-quality commercial performance, brand equity, science and innovation practice, and organizational approach differentiate us and help us maintain our market share in a highly competitive environment.

From the oat perspective, our competitors include famous international brands, such as The Quaker Oats Company and Calbee, Inc., and nation-wide brands in China, such as Guilin Seamild Foods Co and Wangbaobao. When it comes to whole grains, we also compete with Natural Food International Holding Limited, Anhui Yanzhifang Food Co., Ltd. and some local brands. Our competitors may have substantially greater financial resources, longer operating histories, broader product portfolios, broader market presence, longer standing relationships with customers, distributors and suppliers, larger production and distribution capabilities, and higher measures of household penetration or brand recognition on an absolute level than us. However, we believe we effectively compete with our competitors in terms of the following principal competitive factors in our industry:

•        brand equity and consumer relationships;

•        product experience, including taste, functionality and texture;

•        nutritional profile and dietary attributes;

•        sustainability of supply chain, including raw materials and production capacities;

•        Diversified customer portfolio and massive sales and distribution system;

•        Product innovations and strong R&D capabilities; and

•        pricing competitiveness and profit margins.

We believe it is important to have strong presence across multiple channels to effectively compete. We have seen success among our subscription customers and distributors, and our e-commerce business through our APP, third-party e-commerce platforms and livestreaming. Through the channel diversification and penetration, we are able to reach a broad consumer base and quickly respond to the competition from our competitors and market changes and disruptions caused by natural disasters, health epidemics and other outbreaks, such as changes caused by the COVID-19 pandemic.

Impact of COVID-19

There has been a global pandemic of a novel strain of coronavirus (COVID-19) that first emerged in China in December 2019 and has spread globally. The COVID-19 pandemic has resulted in quarantines, travel restrictions, and the temporary closures of stores and business facilities in China for the first half year of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Given the rapidly expanding nature of COVID-19 pandemic, and substantially all of our business operations and our workforces are concentrated in China, we believe that it has impacted and will likely continue to impact our business, results of operations, and financial condition. Although we are currently fully functional, potential impact on our results of operations will also depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

•        We temporarily closed our offices and production facilities in January 2020, as required by relevant PRC local authorities. Our offices and production facilities reopened in March 2020 and production capacity had since been picking up slowly. From July 2020, due to the effective contain of COVID-19 in China, we have resumed full operation.

•        Due to the effects of COVID-19 pandemic, our expansion plan in Southeast Asian was to some extent restrained in both 2020 and 2021.

•        Affected by the COVID-19 pandemic, we have to adjust our approach to our marketing and promotion activities and moved some offline events online, via Tencent conferences, livestreaming courses and other online platforms, which to some extent decrease our marketing expenses.

•        We have experienced some disruption to our supply chain during the PRC government mandated lockdown, with suppliers increasing purchase price for raw materials. While all our major suppliers are currently fully operational, any future disruption in their operations would impact our ability to produce and deliver our products to customers. In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the COVID-19 pandemic are resulting in increased transport times to deliver our products to customers. This may limit our ability to fulfill orders and we may be unable to satisfy all of the demand for our products in a timely manner, which may adversely affect our relationships with our customers.

•        In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than variants of the previous virus. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our offline marketing activities since April 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in Shanghai were accordingly changed to online meetings. We reopened our Shanghai office and resumed our offline marketing activities on June 1, 2022. The lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our logistics or supply chain, business development and offline marketing activities in Shanghai were restricted or suspended in the lockdown period. From October to early December, 2022, our production activities in Wuchuan County, Inner Mongolia was restricted to such extent that only a few people were allowed to enter the production facilities due to a new round of lockdown in Wuchuan County, Inner Mongolia, and our logistics and supply chain, business development and offline marketing activities in Inner Mongolia were restricted or suspended in the new lockdown period. We expect that the new lockdown may have an adverse impact on our results of operations. Our warehouses are currently located in Inner Mongolia, Jiangsu and Shanghai, and we plan to open additional warehouses in other regions of China in 2023 to enlarge our storage capacity as well as mitigate the adverse impact on our supply chain due to the concentration of warehouses in a limited number of regions. We do not expect our mitigation efforts introduce new material risks, including those related to product quality, reliability, or regulatory approval of products. Notwithstanding the foregoing, except for the temporary labor shortage due to the lockdown, we have not experienced inventory, raw material shortages or reduced headcount of our employees during the lockdown period in Shanghai and new lockdown period in Wuchuan County, Inner Mongolia, as our other offices in China were operational during the recent lockdowns.

In the long term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, and may result in a global economic downturn or a recession. This would likely adversely affect demand on some of our products, which may, in turn negatively impact our results of operations.

Material Contracts

Set forth below is a summary of all material agreements to which the VIEs and their subsidiaries are a party entered into within the preceding two years from the date hereof, excluding the contracts entered into in the ordinary course of our business.

Poverty Alleviation Fund Trust Agreements with 14 Inner Mongolia Village Committees

YanGuFang Whole Grain entered into a series of poverty alleviation fund trust agreements (“Fund Trust Agreements”) and trust fund guarantee agreements (“Guarantee Agreements”) between July 12, 2020 and August 22, 2020 with each of the 13 local village committees and one local government (“Village Committees”) in Inner Mongolia, China, for a term of two years expiring between July 12, 2022 and August 22, 2022, which have been renewed with same terms between July 12, 2022 and August 23, 2022 for additional two years expiring between July 13, 2024 and August 23, 2024.

Pursuant to the Fund Trust Agreements, the Village Committees are obligated to release the trust funds to YanGuFang Whole Grain for management, and YanGuFang Whole Grain agreed to manage the fund deposited by the Village Committees by paying an annual trust fee of 6% to the Village Committees. Upon expiration of the term, YanGuFang Whole Grain is obligated to return the entrusted funds in full to the Village Committees. The aggregate payment obligations of YanGuFang Whole Grain under all the Fund Trust Agreements are approximately RMB11.8 million ($1.8 million), including an aggregate of RMB10.6 million ($1.6 million) as trust principal and RMB1.2 million ($0.2 million) as trust fees. The Village Committees agreed not to withdraw the fund deposited during the term without YanGuFang Whole Grain’s written consent. In the case of any breach of the fund release obligations by the Village Committees, YanGuFang Whole Grain is entitled to terminate the Fund Trust Agreements. If there is a breach by either party, the breaching party shall not only compensate the actual losses incurred by the non-breaching party, but also pay 20% of the total entrusted funds as liquidated damages to the non-breaching party.

Pursuant to the Guarantee Agreements, YanGuFang Whole Grain pledged the land use right and the appurtenant on the land located at the “YanGuFang Whole Grain Eco-Tech Park” in Golden Triangle Development Zone, Wuchuan County, Inner Mongolia, China as collateral (“Collateral”) to the Village Committees to guarantee the performance of its obligations under the Fund Trust Agreements. The Village Committees may dispose of the Collateral if YanGuFang Whole Grain breaches its payment obligations. As of the date of this prospectus, YanGuFang Whole Grain has been current for payments obligations under the Fund Trust Agreements.

37 Village-Enterprise Poverty Alleviation Co-workshop Agreements with Inner Mongolia Village Committees

In September 2019, YanGuFang Whole Grain entered into a series of village-enterprise poverty alleviation co-workshop agreements (the “2019 Co-Workshop Agreements”) with 33 local village committees in Inner Mongolia, China, and in July 2021, YanGuFang Whole Grain entered into four new agreements under substantially same terms with certain local village committees that were parties to the 2019 Co-Workshop Agreements and certain additional local village committees (the “2021 Co-Workshop Agreements”, together with the 2019 Co-Workshop Agreements, collectively, the “Co-Workshop Agreements”). All of the village committees are located in the Township of Wuchuan County, in Inner Mongolia, China (collectively, the “Co-Workshop Village Committees”).

Pursuant to the Co-Workshop Agreements, YanGuFang Whole Grain agreed to build industry standard facilities and provide strategic plans for the Co-Workshop Village Committees to promote local employments, including but not limited to: (i) providing specifications and guidelines of necessary equipment for the construction of the co-workshop, (ii) facilitating the installation, use and maintenance of the co-workshop, and (iii) making timely payments pursuant to agreed-upon payment schedules. The Co-Workshop Village Committees agreed to cooperate with YanGuFang Whole Grain in the construction and operation of the co-workshops. The Co-Workshop Village Committees have committed to fund an aggregate of RMB49.1 million under the Co-Workshop Agreements, with the actual funded amount to be paid to YanGuFang Whole Grain upon actual expenditures evidenced by equipment procurement contracts (the “Actual Funds”).

The term of each of the 2019 Co-Workshop Agreements are 12 years, from September 2019 to August 2031. YanGuFang Whole Grain agreed to pay annual returns (“Annual Returns”) to the Co-Workshop Village Committees for the Actual Funds released by the corresponding Co-Workshop Village Committees with the following payment schedules: (i) for the first two years between September 2019 to August 2021, 8% per annum of the Actual Funds, (ii) for the next five years between September 2021 to August 2026, 6.5% per annum of the Actual Funds, (iii) for the last five years between September 2026 to August 2031, 5.9% per annum of the Actual Funds, and (iv) as a one-time depreciation payment for all purchased equipment, based on an agreed-upon amortization schedule, YanGuFang Whole Grain shall pay 94.8% of the Actual Funds to each of the Co-Workshop Village Committees on or before December 25, 2031.

The term of each of the 2021 Co-Workshop Agreements is 12 years, from July 2021 to June 2033. YanGuFang Whole Grain agreed to pay Annual Returns to the Co-Workshop Village Committees once per year, at 6.5% per annum of the funded amount during the term, and as a one-time depreciation payment for all purchased equipment, based on an agreed-upon amortization schedule, YanGuFang Whole Grain shall pay 94.8% of the Actual Funds to each of the Co-Workshop Village Committees on or before June 2033.

The aggregate payment obligations of YanGuFang Whole Grain under all 37 Co-Workshop Agreements are approximately RMB84.5 million ($13.3 million), including an aggregate Actual Funds of RMB48.9 million ($7.7 million) as principal plus Annual Returns and depreciation payments.

YanGuFang Whole Grain completed equipment installation in July 2021 and commenced production from September 2021 pursuant to the terms of the 2019 Co-Workshop Agreements, and has been current for payments obligations under the 2019 Co-Workshop Agreements. YanGuFang Whole Grain is in the process of sourcing equipment for the 2021 Co-Workshop Agreements. As a guarantee of its payment obligations under the Co-Workshop Agreements, YanGuFang Whole Grain pledged the fixed assets appurtenant to “YanGuFang Whole Grain Eco-Tech Park” to the Co-Workshop Village Committees as unrecorded collateral to ensure payments by the PRC laws. YanGuFang Whole Grain agreed to pay 0.1% of the Annual Returns for each day that the payments are delayed. The Co-Workshop Village Committees each agreed to pay damages and loss of profit solely caused by their unilateral requests on withdrawing the equipment, in a liquidated amount, calculated by using the amount of the preceding year’s actual profit for the subject co-workshop, multiplied by 120%, and then multiplied by 50%.

General Agency Agreement with YanGuFang Agroeco Tech

YanGuFang Whole Grain, its branches and its subsidiaries entered into a general agency agreement with YanGuFang Agroeco Tech on July 30, 2021 (the “Agency Agreement”). Pursuant to the Agency Agreement, YanGuFang Whole Grain is authorized as the general agent to sell YanGuFang Agroeco Tech’s products under the “YanGuFang” brand in China from August 1, 2021 to December 31, 2026. YanGuFang Whole Grain agrees to sell the products at the price determined by YanGuFang Agroeco Tech, expand the network and enter into sub-contracts with other agents, protect the licensed trademarks and conduct other authorized activities.

The agreement will be renewed automatically unless receipt of written notice of termination by either party during the term of the Agency Agreement.

Trademark License Agreements with YanGuFang Agroeco Tech

YanGuFang Agroeco Tech entered into a trademark license agreement and two supplemental agreements on November 1, 2020, December 1, 2020 and October 1, 2021 (collectively, the “Trademark License Agreement 1”), respectively, with the VIEs, YanGuFang I&E Trading and YanGuFang Whole Grain Shanghai Branch.

YanGuFang Agroeco Tech entered into a trademark license agreement and a supplemental agreement on July 1, 2020 and October 1, 2021 (collectively, the “Trademark License Agreement 2”), respectively, with the Company and YanGuFang HK.

YanGuFang Agroeco Tech entered into a trademark license agreement and a supplemental agreement on December 10, 2020 and October 1, 2021 (collectively, the “Trademark License Agreement 3”), respectively, with the WFOE.

YanGuFang Agroeco Tech entered into a trademark license agreement and a supplemental agreement on March 1, 2021 and October 1, 2021, respectively, with Yanna Technology (collectively, the “Trademark License Agreement 4”, together with Trademark License Agreement 1, Trademark License Agreement 2, Trademark License Agreement 3, collectively, the “Trademark License Agreements”). The Company, YanGuFang Whole Grain and its subsidiaries, YanGuFang E-Commerce, YanGuFang Contract Farming, YanGuFang HK, WFOE and Yanna Technology are collectively referred to as the “Licensees”.

Pursuant to the Trademark License Agreements, YanGuFang Agroeco Tech granted a non-exclusive and non-transferable license to Licensees for the authorized use of its registered trademarks , , , and (“Wei Lai Zhi Xuan”) without any license fee. The Trademark License agreements do not impose any geographical limitation on the license. In addition, the license to use the above-mentioned trademarks will be terminated immediately provided that the Licensees and VIE Shareholder have no written agreement on the continuing effectiveness of the Trademark License Agreements upon expiration.

The license term of the license in each of Trademark License Agreements is from the execution date of such Trademark License Agreement to December 31, 2030. Except for YanGuFang Contract Farming, the other Licensees are not authorized to sublicense the licenses granted by YanGuFang Agroeco Tech.

Seasonality

We experience seasonality in our business, reflecting seasonal fluctuations in food sales during different times of the year. For example, we generally experience a higher sale volume due to our promotions during holidays in China. Due to the seasonality of our business, the results of any period of a year are not necessarily indicative of the results that may be achieved for the full year.

Intellectual Property

Our business is dependent on a combination of trademarks, patents, copyrights, domain names, trade names, trade secrets and other proprietary rights in order to protect our intellectual property rights.

As of the date of this prospectus, the VIEs and their subsidiaries had 61 registered trademarks and 71 pending trademark applications, 46 registered computer software copyrights, 21 registered patents and 16 pending patent applications in China, one registered patent in the United States, and five domain names.

The VIEs, its subsidiary and branch, and WFOE as licensees entered into a series of Trademark License Agreements with YanGuFang Agroeco Tech as licensor, pursuant to which YanGuFang Agroeco Tech grants a non-exclusive and non-transferable license to licensees for the authorized use of its registered trademarks (“yangufang”), (“oats house”), (Oats House Natural”), and (“ Wei Lai Zhi Xuan”) by licensees within the authorized period without paying any license fee. See “Business — Material Contracts — Trademark License Agreements with YanGuFang Agroeco Tech”. As part of our ongoing efforts to prevent infringements on our intellectual property rights and to keep abreast of critical technology developments by our competitors, we closely monitor patent applications in both China and the United States. In 2023, we intend to file additional patent applications in both China and the United States, to protect our proprietary technologies. The estimated costs of such patent and copyright applications in 2023 are approximately between $120,000 and $150,000.

We enter into agreements with our employees and consultants who may have access to our proprietary information upon the commencement of an employment or consulting relationship. These agreements generally provide that all inventions, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to such individuals during the term of the relationship are our exclusive property.

Insurance

We currently maintain safety production liability insurance, employer’s liability insurance and public liability insurance for certain employees, and certificate of liability insurance for our new office in New Jersey. We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance, product liability and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in the jurisdictions where we operate.

Properties

Our headquarters and administrative offices are located in Shanghai, and our production facilities and administrative offices are located in Wuchuan County, Hohhot, Inner Mongolia, China, and New Jersey, the United States. Our R&D lab is currently located in YanGuFang Whole Grain Eco-Tech Park, Inner Mongolia, China.

Land Use Right We Own

We own the land use right of two pieces of land in Inner Mongolia, China for the construction of our production facilities, R&D center and offices, which cover an aggregate lot area of approximately 76,348.52 square meters, with the detail information in below table:

Land User	Land Use Type	Land Use Period	Description/Use	Location	Lot Area (Square Meters)
YanGuFang Whole Grain	Assignment	November 1, 2016 to November 1, 2066	Industrial land	Easterly side of Yingbin Road, Golden Triangle Development Zone, Ke Town, Wuchuan County, Inner Mongolia, China (“Land Parcel 1*”)	71,960.55
YanGuFang Whole Grain	Assignment	November 1, 2016 to November 1, 2056	Commercial land	Golden Triangle Development Zone, Ke Town, Wuchuan County, Inner Mongolia, China (“Land Parcel 2”)	4,387.97

____________

*        Our Factory No. 2, located in YanGuFang Whole Grain Eco-Tech Park on a portion of Land Parcel 1, has already been put into use since December 2021 and our lab is currently within this factory. The rest portion of Land Parcel 1 is still under construction for more production facilities with an estimated completion date by the end of 2023.

Properties We Own

As of the date of this prospectus, we do not own any real property but we are in the process of completing title registration for Factory No.2 on Land Parcel 1 with the relevant local government agencies. Based on the opinion of our PRC legal counsel, Beijing Sunland Law Firm, pending title recording with the competent government agencies has no effect on our legal use of Factory No.2.

Properties We Lease

The following table sets forth certain information relating to the VIEs’ leased facilities and lands as of the date of this prospectus.

Land/Property User	Location	Size (Square Meters)	Term	Primary Use
YanGuFang Whole Grain, Shanghai Branch	Room 305, Building 3, 29 & 33 Suhong Road, Minhang District, Shanghai, China	308.73 square meters	August 1, 2020 to July 31, 2023	Office
YanGuFang Whole Grain	Wuchuan County Golden Triangle Development Zone, Northwest Conner of the yard of MengGeLai Food Co., Ltd. Inner Mongolia, China	2,232 square meters	May 16, 2015 to March 27, 2027	Production facilities
YanGuFang Whole Grain	Jubaozhuang West Village Base, Xiwulanbulang Town, Wuchuan County, Inner Mongolia, China	533,334 square meters	January 18, 2016 to January 17, 2026	Farming Land
YanGuFang Whole Grain	Jubaozhuang West Village Base, Xiwulanbulang Town, Wuchuan County, Inner Mongolia, China	133,333 square meters	January 18, 2016 to January 17, 2026	Farming Land
YanGuFang Whole Grain	E2, Wanchuang Fang, Hongqiao Wanke Center, Lane 988, Shenchang Road, Minhang District, Shanghai, China	135.21 square meters	August 20, 2022 to August 19, 2025	Office
YanGuFang Whole Grain Jiangsu Branch	Rooms 602-2 &102-1, 99 Jinxi Road, Jiangda Sci-Tech Park, Binhu District, Wuxi City, Jiangsu Province, China	589 square meters	July 21, 2022 to April 20, 2023	Office
YanGuFang Whole Grain Jiangsu Branch	Room 101, Building B, 97 Jinxi Road, Binhu District, Wuxi City, Jiangsu Province, China	500 square meters	November 1, 2022 to January 31, 2031	Office
YGF Oats	30 Montgomery Street, Suite 680 Jersey City, New Jersey 07302	1,704 square feet (approximately 158 square meters)	October 1,2022 to January 31, 2025	Office

We believe the above lands, facilities and offices are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

Employees

As of June 30, 2022, 2021 and 2020, we had 291, 231, and 150 full-time employees, respectively. The following table provides a breakdown of our employees by function as of December 31, 2022.

Functions	Number	Percentage
Management	5	1.62%
Production	93	30.10%
Sales and Marketing	104	33.66%
R&D	31	10.03%
Accounting	22	7.12%
IT	6	1.94%
Administration and Human Resources	20	6.47%
Customer Service	12	3.88%
Procurement	13	4.21%
Others	3	0.97%
Total	309	100.00%

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by regulations in China, we participate in various employee social security plans that are organized by local governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any significant labor disputes.

Legal Proceedings

As of the date of this prospectus, we know of no material, active, pending or threatened proceeding against us or our subsidiaries or VIEs or their subsidiaries, nor are we, or any subsidiaries, the VIEs or their subsidiaries, involved as a plaintiff or defendant in any material proceeding or pending litigation.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

prc REGULATION

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the SAFE, the MOFCOM, the National Development and Reform Commission, or NDRC, the SAMR, formerly known as SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Food Industry

Food Safety in General

The Food Safety Law was promulgated by the SCNPC on February 28, 2009 and became effective on June 1, 2009, as most recently amended on April 29, 2021. The Food Safety Law is formulated for the purposes of ensuring food safety and safeguarding the physical health and life of members of the public. Persons engaging in food manufacturing and processing and food operation in China shall comply with this law. Under the Food Safety Law, food manufacturers and food business operators shall be accountable for the safety of food consumers, comply with food safety standards, and satisfy the specific requirements.

The Food Safety Law establishes a licensing system for food manufacturing and food business operations, which means persons engaging in food manufacturing, foodstuff sale, and food services shall obtain a license. Pursuant to the Implementing Regulations for the Food Safety Law of the PRC, which were promulgated by the State Council on July 20, 2009 and became effective on the same day, as most recently amended on October 11, 2019 and became effective on December 1, 2019, in the event of any breach of the Food Safety Law, relevant authorities may confiscate any illegal gains and food products, issue warnings and impose rectification orders and monetary penalties, as well as revoke the food production license and impose criminal liability in severe cases.

Food Production License

Pursuant to the Administrative Measures for Food Production License, which was promulgated by the China Food and Drug Administration (the “CFDA”) on August 31, 2015 and became effective on October 1, 2015, as most recently amended by the SAMR on January 2, 2020 and became effective on March 1, 2020, to engage in food production in China, an enterprise must obtain a food production license. When applying for the food production license, food manufacturers should have places for raw material handling, places for processing, packaging, and storage of food, and manufacturing equipment or facilities, compatible with the category and quantity of the food under production, and a reasonable equipment layout and production process, and other conditions required by laws and regulations. The food production license is valid for five years and application for renewal should be submitted thirty (30) business days prior to expiry. On January 9, 2019, the VIE YanGuFang Whole Grain obtained a food production license, with an expiration date on January 8, 2024. The other VIEs do not produce any products, and thus do not need food production license.

Food Operation License

Pursuant to the Administrative Measures for Food Operation License were promulgated by the CFDA on August 31, 2015, as most recently amended on November 17, 2017, an enterprise shall obtain a food operation license prior to engaging in food sale and catering services within the territory of the PRC. When applying for the food operation license, food business operators should meet certain conditions in accordance with laws and regulations, including but not limited to requirements on places for food processing, storing, and selling, operational equipment and facilities, food safety management personnel, regulations and rules on food safety assurance, reasonable equipment layout, and technological processes. The food operation license is valid for five years, which may be renewed within thirty (30) business days prior to its expiry. YanGuFang Whole Grain obtained a food operation license with an expiration date on May 19, 2025, YanGuFang Whole Grain Shanghai Branch obtained a food operation license with an expiration date on July 30, 2023, and YanGuFang E-Commerce obtained a food operation license with an expiration date on November 13, 2027.

Alcohol Commodities Retail License

Pursuant to the Measures of Shanghai Municipality on the Distribution Licensing and Administration of Alcohol Commodities (for Trial Implementation), which was promulgated by the Market Supervision and Administration Bureau of Shanghai on February 28, 2020, entities engaging in retails of alcohol commodities in the PRC shall obtain an alcohol commodities retail license. The alcohol commodities retail license is issued by the market supervision and administration bureau at district level and is valid for five years. On April 21, 2020, YanGuFang E-Commerce obtained an alcohol commodities retail license with an expiration date on April 20, 2025.

Online Food Operation

Pursuant to the Measures on Investigation of Delinquency Actions for Online Food Safety, which was promulgated by the CFDA on July 13, 2016 and became effective on October 1, 2016, was latest amended by the SAMR on April 2, 2021 and became effective on June 1, 2021, food producers and distributors engaging in online food operation through its own online platform shall also file with the food and drug administrative department at or above the county level to acquire a filing number. If they fail to file with the food and drug administrative department at or above the county level, food producers and distributors may be ordered to make corrections and given a warning, and if they refuse to make corrections, they will be fined for not less than RMB5,000 but not more than RMB30,000. YanGuFang E-Commerce filed with the Market Supervision and Administration Bureau of Shanghai Songjiang and obtained the confirmation of the online food operation filing on September 8, 2021, and on November 14, 2022, YanGuFang E-Commerce obtained a food operation license with an expiration date on November 13, 2027, authorizing, among other things, its online food operation.

Regulations Related to Green Food Certification

Pursuant to the Administrative Measures for Green Food Logo (2022), which was promulgated on January 13, 1993 and amended on July 30, 2012, April 25, 2019 and January 7, 2022, respectively, unless permitted by the CGFDC, no entity shall use the green food logo. The valid period of the permit is three years, and the user of the green food logo shall not continue to use the green food logo if the user fails to apply for renewal or the application for renewal fails to pass when the permit is expired. As of the date of this prospectus, we have not obtained a Green Food Certification on our own. Notwithstanding the foregoing, some of our outsourced products have green food certification owned by third party suppliers.

Regulations Related to Organic Product Certification

Pursuant to the Administrative Measures for Organic Product Certification, which was promulgated on November 5, 2004, and amended on November 15, 2013, August 25, 2015 and September 29, 2022, respectively, producers and processing entities of may voluntarily entrust a certification organization approved by the CCAA, to carry out certification of organic products. The certification organization shall issue to the producer or processing entity the organic product certification if the application satisfied the requirement for such certification, and allow such producer or processing entity to use the PRC organic product logo. The valid period of the Organic Product Certification is one year. No entity or individual can mark “organic” on the products, the smallest sale package of the products and their labels as well as written expressions and patterns which may mislead the public into believing that the products are organic products without the organic product certification or if the certified products have been re-processed, packaged, and segmented at premises other than the manufacturing and processing premises stated in the certification. On September 29, 2021, YanGuFang Whole Grain obtained an organic food certification for its oats and potatoes with an expiration date on September 28, 2022. The certification was renewed with the addition of new organic products, including corn and quinoa, on September 28, 2022 with an expiration date on September 27, 2023.

Regulations Related to Importation and Exportation of Goods

The major PRC laws and regulations governing import and export of goods are Foreign Trade Law of the PRC (the “Foreign Trade Law”), Regulations of the PRC on the Administration of Import and Export of Goods (the “Regulations on Import and Export of Goods”), Customs Law of the PRC and Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities.

In light of the Foreign Trade Law promulgated by the SCNPC on May 12, 1994, amended on April 6, 2004, November 7, 2016 and December 30, 2022, respectively, a legally registered foreign trade operator is entitled to act as other parties’ agent to handle foreign trade businesses within its business scope.

Pursuant to the Customs Law of the PRC amended on April 29, 2021, all inward and outward goods shall enter or leave the territory at a place where there is a Customs office, and those goods must be declared and duties on them paid by their sender or receiver or by representatives entrusted by the sender or receiver and approved by and registered with the Customs. To undergo customs declaration formalities, the consignees or consigners for imported or exported goods and the customs declaration enterprises should file with the customs offices in accordance with Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities.

The General Administration of Customs (the “GAC”) promulgated the Administrative Provisions for Filing of Exported Food Production Enterprises on November 23, 2018. The Administrative Provisions for Filing of Exported Food Production Enterprises was replaced by the Administrative Measures of the PRC for Safety of Imported and Exported Food, which was promulgated by the GAC on April 12, 2021 and became effective on January 1, 2022, pursuant to which, any exported food production enterprise shall file with the local branch of the GAC. YanGuFang Whole Grain obtained the exported food production enterprise filing certificate from the Saihan Branch of GAC on December 6, 2019 which is valid for a long term.

Regulations Related to Import and Export Inspection and Quarantine

The SCNPC promulgated the Law of the PRC on Import and Export Commodity Inspection (the “Import and Export Commodity Inspection Law”) in 1989 and last amended it on April 29, 2021. According to the Import and Export Commodity Inspection Law and its Implementations, the State Administration for Commodity Inspection shall make and adjust a Catalog of Import and Export Commodities Subject to Compulsory Inspection. The import and export commodities which are included in the Catalog shall be inspected by the commodity inspection authorities. No permission shall be granted for the sale or use of import commodities specified in the Catalog until they have undergone inspection; and no permission shall be granted for the export of export commodities specified in the Catalog until they have been found to be up to standard through inspection.

According to the Measures for the Administration of Entry-Exit Inspection and Quarantine Enterprises promulgated by the GAC in May 2018 and effective on July 1, 2018, to apply for inspection the entity shall complete the filing procedures to the Customs. The consignor or consignee shall apply for inspection on its own or by its agent.

Laws and Regulations Related to Product Quality

The Product Quality Law of the PRC

Pursuant to the Product Quality Law of the PRC, which was promulgated on February 22, 1993, became effective on September 1, 1993, and was subsequently amended on July 8, 2000, August 27, 2009 and December 29, 2018, respectively, producers are liable for the quality of the products they produce. Where anyone produces or sells products that do not comply with the relevant national or industrial standards safeguarding the health and safety of the persons and property, the relevant authority will order such person to suspend the production or sales, confiscate the products, impose a fine of an amount higher than the value of the products and less than three times of the value of the products, confiscate illegal gains (if any) as well as revoke the business license in severe cases. Where the activities constitute a crime, the offender will be prosecuted.

The Agricultural Products Safety Law of the PRC

According to the Agricultural Products Quality Safety Law of the PRC, which was promulgated by the State Council on April 29, 2006, effective on November 1, 2006, and amended on October 26, 2018 and September 2, 2022, which will be effective on January 1, 2023, agricultural product producers and traders shall, in accordance with laws, administrative regulations and relevant national compulsory standards and the provisions issued by the agriculture and rural affairs department of the State Council, use pesticides, veterinary medicines, feeds and feed additives, fertilizers and other agricultural inputs in a scientific and reasonable manner, and strictly implement the provisions on the interval or withdrawal period for the safe use of agricultural inputs; and shall not use agricultural inputs in excess of scope or dosage to endanger agricultural product quality and safety. Agricultural producers shall also ensure that the preservatives, additives and other chemicals used in the process of the packaging, preservation, storage and transportation of agricultural products shall conform with the relevant national compulsory standards and other provisions on agricultural product quality and safety.

Product Liabilities

Manufacturers and distributors of defective products in the PRC may incur liability for losses and injuries caused by such products. Under the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and became effective on January 1, 2021, the manufacturers and distributors will be held liable for losses and damages suffered by consumers caused by the defective products manufactured or distributed by them.

Under the above-mentioned laws and regulations, we are required to ensure that products which we produce and sell meet the requirements for safeguarding human health and ensuring human and property safety. Failing to do so will lead to a series of penalties, including the suspension of production and sale, confiscation of the products and earnings, imposition of fines, revocation of business licenses, and/or even criminal liabilities. In addition, if the products cause personal injuries or other form of torts, the manufacturers and distributors of the products may be subject to tort liability.

Regulations Related to Corporation and Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law (the “Implementing Rules”), to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and the Negative List shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the Negative List will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version) (the “2021 Negative List”, which is the latest version of the “Negative List”), promulgated by the NDRC and the MOFCOM, on December 27, 2021 and took effect on January 1, 2022, and the Encouraged Industry Catalogue for Foreign Investment (2022 version), or the 2022 Encouraged Industry Catalogue, promulgated by the MOFCOM on October 26, 2022 and will take effect on January 1, 2023. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. The food production industry is not on the Negative List and therefore we are not subject to any restriction or limitation on foreign ownership for engaging in the food production industry. However, our e-commerce business that involves value-added telecommunications business is subject to restrictions or limitation on foreign ownership.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the 2021 Negative List without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

YanGuFang China, our wholly foreign owned subsidiary, as a foreign invested entity, and YanGuFang HK, as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance.

Measures for the Safety Examination of Foreign Investment

The Measures for the Safety Examination of Foreign Investment, which were promulgated by the NDRC and the MOFCOM on December 19, 2020, and came into force as of January 18, 2021. The term “Foreign Investment” as mentioned in these measures refers to investment activities carried out directly or indirectly by foreign investors within the territory of the People’s Republic of China, including the following situations:(1) the foreign investor alone or jointly with other investors, invests in a new project or establishes an enterprise in China; (2)The foreign investor acquires the equity or assets of the domestic enterprise through mergers and acquisitions; (3) the foreign investor invests in China by other means.

For Foreign Investment in the following areas, the foreign investor or the relevant domestic parties (hereinafter referred to as the parties) shall, on their own initiative, make a declaration to the office of the working mechanism, which was formed under the NDRC, prior to the implementation of the investment: (I) to invest in areas related to national defense and security, such as military industry and military industrial facilities, as well as in the surrounding areas of military facilities and military industrial facilities; (II) investment in important agricultural products, important energy and resources, manufacture of major equipment, important infrastructure, important transportation services, important cultural products and services, important information technology and internet products and services, important financial services, key technologies and other important areas of national security, and obtain the actual control of the invested enterprise.

The term “Acquisition of effective control of the invested enterprise” as mentioned in paragraph 2 of the preceding paragraph includes the following situations: Foreign investors hold more than 50% of the equity in the enterprise; Foreign investors hold less than 50% of the equity of the enterprise, but the voting rights they enjoy can have a significant impact on the resolutions of the board of directors, the shareholders’ meeting or the shareholders’ general meeting; other circumstances that result in the foreign investor being able to exert a significant influence on the business decision-making, personnel, finance, technology, etc. of the enterprise.

Regulation Related to Value-Added Telecommunications Services and Foreign Investment Restrictions

On September 25, 2000, the Telecommunications Regulations of the People’s Republic of China (the “Telecom Regulations”), the primary governing law on telecommunication services, were issued by the State Council. The Telecom Regulations were most recently amended and became effective on February 6, 2016. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to commencing operations. Any violation of the Telecom Regulations by conducting telecommunication services without first obtaining the operating licenses may be subject to suspension of business, shutting down of websites, confiscation of illegal income and fines.

The Telecom Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services.” The Catalog of Telecommunications Business was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic or value-added. Information services via public communication networks, such as fixed networks, mobile networks and the internet, are classified as value-added telecommunications services.

On March 1, 2009, the MIIT issued the Administrative Measures for Telecommunications Business Operating Permit (the “Telecom Permit Measures”), which took effect on April 10, 2009. The Telecom Permit Measures were amended and became effective on September 1, 2017. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China, namely, the VATS License. The operating scope of a license describes the permitted activities of the enterprise to which it is granted. An approved telecommunication services operator must conduct its business in accordance with the specifications listed in its VATS License.

On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business (the “MIIT Circular”), which requires foreign investors to set up foreign-invested enterprises and obtain a VATS License to conduct any value-added telecommunications business in China. Pursuant to the Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, February 6, 2016 and March 29, 2022, respectively, and Notice of Removing the Restrictions on Foreign Equity Ratios in Online Data Processing and Transaction Processing (Operating E-commerce) Business promulgated by MIIT on June 19, 2015, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%, except for online data processing and transaction processing businesses (i.e., the e-commerce business) as a type of value-added telecommunications services, which has been allowed to be 100% owned by foreign investors. The 2021 Negative List also imposes the 50% restrictions on foreign ownership in value-added telecommunications business, except for operating e-commerce business, domestic multi-party communication, storage-forwarding, and call centers.

In light of the above restrictions and requirements, we operate our e-commerce business through one of the VIEs, YanGuFang E-Commerce. On May 8, 2021, YanGuFang E-Commerce received a VATS License to provide online data processing and transaction processing business (operating e-commerce only) and information services business (internet information services only) issued by the Shanghai Communications Administration which will remain effective until May 8, 2026. However, YanGuFang E-Commerce started e-commerce business from January 2018 without obtaining the VATS License, which may be subject to suspension of business, shutting down of websites, confiscation of illegal income and fines imposed by the relevant government authorities for the incompliance period.

On June 28, 2016, the CAC promulgated the Administrative Provisions on Mobile Internet Applications Information Services (the “Former APP Provisions”), which became effective on August 1, 2016. On August 1, 2022, the CAC promulgated the Administrative Provisions on Mobile Internet Applications Information Services (the “APP Provisions”) and replaced the Former APP Provisions, which was terminated on August 1, 2022. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, and may not produce, copy, issue or disseminate through internet mobile applications any content prohibited by laws and regulations. The APP Provisions also require application providers to obtain relevant qualifications required by laws and regulations for providing services through such applications.

Furthermore, on December 16, 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, which took effect on July 1, 2017. It requires, among others, that internet information service providers should ensure that a mobile application, as well as its ancillary resource files, configuration files and user data can be uninstalled by a user on a convenient basis, unless it is a basic function software, which refers to a software that supports the normal functioning of hardware and operating system of a mobile smart device.

Regulations Related to E-Commerce

On January 26, 2014, the SAIC (which is the predecessor of the SAMR), promulgated the Administrative Measures for Online Trading, which became effective on March 15, 2014, to regulate all operating activities for product sales and services offered via the internet (including mobile internet). It stipulates the obligations of online products operators and services providers and certain special requirements applicable to third-party trading platform operators. This regulation has been superseded by the Online Transactions Measures (as defined below) since May 1, 2021.

On January 6, 2017, the SAIC promulgated Interim Measures for Seven-day Unconditional Return of Online Purchased Goods, which became effective on March 15, 2017 and later amended on October 23, 2020. According to such measures, customers are entitled to return goods without reason, except for customized goods, fresh and perishable goods, audio-visual products, computer software and other digital products which are downloaded online or whose packages have been opened by consumers, and delivered newspapers or periodicals, and such other merchandize which is, as confirmed by the consumer at the time of purchase, not fit for the return policy by nature. Where the goods returned are intact, the online seller shall refund to the consumer the payments made for the goods within seven days upon receipt thereof.

On August 31, 2018, the SCNPC promulgated the E-Commerce Law of the PRC (the “E-Commerce Law”), which took effect on January 1, 2019. The promulgation of the E-Commerce Law established the basic legal framework for the development of China’s e-commerce business and clarified the obligations of the e-commerce business operators and the possible legal consequences if e-commerce business operators are found to be in violation of legal obligations. For example, pursuant to the E-Commerce Law, the e-commerce business operators shall disclose information about goods or services provided comprehensively, truthfully, accurately and promptly in order to protect the consumers’

rights to know and rights to choose. The e-commerce business operators shall not fabricate transactions or users’ comments to conduct false or misleading business promotions so as to defraud or mislead consumers. Violation of the provisions of the E-Commerce Law may result in being ordered to make corrections within a prescribed period of time, confiscation of illegally obtained gains, fines, suspension of business, inclusion of such violations in the credit records and possible civil liabilities.

On March 15, 2021, the SAMR promulgated the Measures for the Supervision and Administration of Online Transactions (the “Online Transactions Measures”), which came into effect on May 1, 2021. The Online Transactions Measures implements relevant legislative principles and purpose of the E-Commerce Law and refines a series of relevant laws and regulations. It further specifies the responsibilities of online trading platform operators and the requirements for protecting online consumers’ rights and interests.

Regulations Related to Cybersecurity

Regulations on Information Security

The SCNPC promulgated the Cyber Security Law, which became effective on June 1, 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests; incite subversion of state power; overthrow the socialist system; incite secession, undermining national unity, terrorism and extremism promotion, ethnic hatred and discrimination; spread violence and disseminate pornographic information, fabricating and spreading false information that disturbs economic and social order; or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers,” including, among others, complying with a series of requirements of tiered cyber protection systems; verifying users’ real identity; localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the PRC; and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

To comply with these laws and regulations, we have adopted security policies and measures to protect our cyber system and customer information.

Regulations on Internet Privacy

Pursuant to the APP Provisions, an APP provider shall, when handling personal information, follow the principles of legality, legitimacy, necessity and integrity, have clear and reasonable purposes, disclose processing rules, comply with relevant provisions on the scope of necessary personal information, regulate personal information processing activities, and take necessary measures to protect the security of personal information, and shall not force users to agree on the processing of personal information for any reason or refuse users’ use of its basic functions and services due to users’ disagreement on providing non-essential personal information. In addition, the Cyber Security Law also requires network operators to strictly keep confidential users’ personal information that they have collected and to establish and improve user information protective mechanism. On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, which became effective on June 1, 2017 and clarifies several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by Article 253A of the Criminal Law of the People’s Republic of China, including “citizen’s personal information,” “provision” and “unlawful acquisition of citizens’ personal information.” Also, it specifies the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime.

To comply with these laws and regulations, we have required our customers to consent to our collecting and using their personal information, and established information security systems to protect customers’ privacy.

Regulations on Electronic Signature

The SCNPC enacted the Electronic Signature Law on August 28, 2004, which was amended on April 24, 2015 and April 23, 2019, respectively. The parties to a contract or other document, document or other document in a civil activity may agree to use or not use an electronic signature or data message. An instrument in which the parties agree to use an electronic signature or data message may not be denied legal effect merely because it is in the form of an electronic signature or data message. The preceding paragraph does not apply to the following instruments:(1) involving personal relations such as marriage, adoption or inheritance; (2) involving the discontinuation of public utility services such as water supply, heat supply and gas supply; (3) other circumstances under which the provisions of laws and administrative regulations do not apply to electronic documents. An electronic signature shall be deemed to be a reliable electronic signature if it simultaneously meets the following conditions: (1) when the data used for the creation of an electronic signature is used in an electronic signature, it shall be exclusive to the electronic signer; (II) at the time of signature, the data relating to the creation of the electronic signature will be controlled only by the electronic signer; (III) any alteration to the electronic signature after signature can be discovered; (IV) any alteration to the content and form of the data message after it has been signed can be discovered. A party may also choose to use an electronic signature that meets the conditions for reliability agreed upon by the party. A reliable electronic signature shall have the same legal effect as a handwritten signature or seal.

As of the date of this prospectus, the electronic signatures used by our PRC subsidiary or the VIEs and its subsidiaries comply with the Electronic Signature Law.

Regulations on Cybersecurity Review

The CAC, the NDRC, the MIIT, the Ministry of Public Security, the Ministry of National Security, the MOF, the MOFCOM, the PBOC, the SAMR, the State Administration of Radio and Television, the National Administration for the Protection of State Secrets and the State Administration of Passwords jointly formulated the Measures for Cybersecurity Review on April 13, 2020, which became effective on June 1, 2020, where an operator of critical information infrastructure facilities (hereinafter referred to as the operator) procures network products and services that affect or are likely to affect national security, it shall conduct a cybersecurity review in accordance with these measures.

Where an operator procures network products and services, it shall anticipate the possible national security risks that may be brought about by the use of such products and services. If it affects or is likely to affect national security, it shall report the cybersecurity review to the cybersecurity review office. The operators shall, through the procurement documents and agreements, request the suppliers of products and services to cooperate with the cybersecurity review for the procurement activities that have been declared for the cybersecurity review, These include a commitment not to use the facilities for the provision of products and services to illegally access user data, illegally control and manipulate user equipment, and not to disrupt the supply of products or necessary technical support services without just cause.

The cybersecurity review shall focus on the assessment of possible national security risks arising from the procurement of network products and services, taking into account the following factors:(I) the risk of illegal control, interference or destruction of critical information infrastructure and theft, leakage and destruction of critical data resulting from the use of products and services; (II) disruption of the supply of products and services to the business continuity of critical information infrastructure; (III) the security, openness, transparency and diversity of sources of products and services, the reliability of supply channels and the risk of supply disruptions due to political, diplomatic and trade factors; (IV) compliance by suppliers of products and services with the PRC laws, administrative regulations and departmental rules and regulations; (V) other factors that may jeopardize the security of critical information infrastructure and national security.

The operator of key information infrastructure in these measures refers to the operator identified by the department for the protection of key information infrastructure. “Network products and services” as mentioned in these measures mainly refer to core network equipment, high-performance computers and servers, large-capacity storage equipment, large-scale database and application software, cybersecurity equipment and cloud computing services, and other network products and services that have a significant impact on critical information infrastructure security.

In addition, on December 28, 2021, the CAC and certain other PRC regulatory authorities jointly issued the Measures for Cybersecurity Review (2021 version) which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Measures for Cybersecurity Review (2021 version), if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review with the Office of Cybersecurity Review.

Regulations on Data Security

The SCNPC issued the PRC Data Security Law on June 10, 2021, which took effect on September 1, 2021, to regulate data processing activities, safeguard data security, promote data development and utilization, protect the lawful rights and interests of individuals and organizations, and maintain national sovereignty, security, and development interests. Under the Data Security Law, “data” means any record of information in electronic or any other form. “Data processing” includes but is not limited to the collection, storage, use, processing, transmission, provision, and public disclosure of data. “Data security” means that necessary measures are taken to ensure the state of effective protection and lawful utilization of data and have the capability to safeguard the continuing state of security. When conducting data processing activities, one shall comply with laws and regulations, respect social norms and ethics, observe business and professional ethics, act in good faith, perform data security protection obligations, and undertake social responsibilities, and shall neither compromise national security and public interest nor harm the lawful rights and interests of any organization or individual.

Regulations Related to Personal Information Protection

The SCNPC promulgated the PIPL on August 20, 2021, which will take effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. The PIPL elaborates the protection by law of personal information for natural persons and no entity or individual may infringe upon the rights and interests of the natural persons.

It clearly stipulates the rules for cross-border provision of personal information. Pursuant to the rules, personal information processors shall meet one of the conditions in order to provide personal information overseas for their business operations: (i) passing the security evaluation organized by the CAC; (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information, information reception procedures and other related information.

It further regulates that all personal information collected and produced in China by critical information infrastructure operators, and personal information processors holding the threshold users regulated by the CAC, shall be stored and saved in the territory of China. Provided that overseas provision of such personal information is required, unless laws and regulations regulate otherwise, it must pass the security evaluation organized by the CAC. Without the approval of the PRC competent authority, personal information processors are prohibited from providing personal information stored in the territory of China to foreign judicial or law enforcement agencies.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Related to Land Use Right and Construction

Pursuant to the PRC Land Administration Law promulgated in June 1986 with the latest amendment in August 2019 and the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and became effective on January 1, 2021, any entity that needs land for the purposes of construction must obtain land use right and must register with local counterparts of Land and Resources Ministry. Land use right is established at the time of registration.

According to the Measures for Control and Administration of Grant and Assignment of Right to Use Urban State-owned Land promulgated by the Ministry of Housing and Urban-Rural Development in December 1992, and the PRC Law on Urban and Rural Planning promulgated by the National People’s Congress in October 2007 and became effective in January 2008 with the latest amendment in April 2019, the Measures for Administration of Granting Permission for Commencement of Construction Works promulgated by the Ministry of Housing and Urban-Rural Development in June 2014 with the latest amendment in March 2021, the Administrative Measures for Archival Filing on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development in April 2000 with the latest amendment in October 2009, the Provisions on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development, and the Regulations on the Quality Management of Construction Engineering promulgated by the State Council latest amended in April 2019, after obtaining land use right, the owner of land use right must obtain construction land planning permit, construction works planning permit from the relevant municipal planning authority, and a construction permit from relevant construction authority in order to commence construction. After a building is completed, an examination of completion by the relevant governmental authorities and experts must be organized.

Regulations Related to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties.

According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease agreement if the lessee subleases the premises without the prior consent of the lessor.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and came into effect on February 1, 2011, both lessor and lessee shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed.

As of the date of this prospectus, some of these lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 ($155) and RMB10,000 ($1,549) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

Regulations Related to Environmental Protection

Pursuant to the PRC Law on Environment Impact Assessment promulgated in 2002 and most recently amended in 2018, and the Administrative Regulations on the Environmental Protection of Construction Projects promulgated in 1998 with the latest amendment in July 2017, each construction project is required to undergo an environmental impact assessment, and an environmental impact assessment report must be submitted to the relevant governmental authorities for approval before the commencement of construction. In the event that there is a material change in respect of the construction site, scale, nature, the production techniques employed or the measures adopted for preventing pollution and preventing ecological damage of a given project, a new environmental impact assessment report must be submitted for approval. Moreover, after the completion of a construction project, the constructing entity is required to obtain a completion acceptance on environmental protection for the project. Failure to comply with the above-mentioned regulations may subject an enterprise to fines, suspension of the construction and other administrative liabilities and even criminal liabilities under severe circumstances.

Regulations Related to Fire Prevention

The Fire Prevention Law of the PRC (the “Fire Prevention Law”) was adopted on April 29, 1998 and amended on October 28, 2008, April 23, 2019 and April 29, 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Public Security and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The fire prevention departments of such public securities are responsible for implementation. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be). According to the Interim Provisions on Administration of Fire Control Design Review and Acceptance of Construction Project promulgated by the Ministry of Housing and Urban Rural Development on April 1, 2020, which became effective on June 1, 2020, the construction entity of a large-scale crowded venue (including the construction of a manufacturing plant whose size is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and acceptance procedures after the construction project is completed. The construction entity of other construction projects must complete the filing for fire prevention design and the fire safety completion inspection and acceptance procedures within five business days after passing the construction completion inspection and acceptance. If the construction entity fails to pass the fire safety inspection before such venue is put into use or fails to conform to the fire safety requirements after such inspection, it will be subject to (i) orders to suspend the construction of projects, use of such projects, or operation of relevant business, and (ii) a fine between RMB30,000 and RMB300,000.

According to the Eight Measures for the Public Security Fire Department to Deepen Reform and Serve Economic and Social Development promulgated by the Ministry of Public Security of the PRC in August 2015, for a construction project whose investment is less than RMB300,000 (US$46,145) or whose construction area is less than 300 square meters, the fire protection design and fire safety filing is not required.

Regulations Related to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China (the “Copyright Law”), effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020, respectively. The Copyright Law revised in 2010 extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the China National Intellectual Property Administration (the “CNIPA”) is responsible for the registration and administration of trademarks in China. The CNIPA under the SAMR has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China (the “Patent Law”) promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China (the “Implementation Rules of the Patent Law”) promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, while utility model patents are valid for ten years and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

Domain names are protected under the Administrative Measures on the Internet Domain Names, which was promulgated by the MIIT in August 2017, and the Implementing Rules on Registration of National Top-level Domain Names, which was promulgated by China Internet Network Information Center in and came into effect in June 2019. The MIIT is the main regulatory body responsible for the administration of PRC internet domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, and was replaced by the Measures for the Resolution of National Top-level Domain Names Disputes issued by the CNNIC on June 18, 2019. Pursuant to the Measures for the Resolution of National Top-level Domain Names Disputes, domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Related to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Related to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (“SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Related to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Related to Taxation

Income Tax

According to the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in the PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income (the “Double Tax Avoidance Arrangement”), and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”) according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax (the “VAT Pilot Plan”), which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017 and March 20, 2019, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, the MOF, the SAT and the GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Related to Employment

The Labor Contract Law and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, which was promulgated by the SCNPC in October 2010 and came into effect in July 2011, and further amended in December 2018, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, which was promulgated by the State Council in April 1999 and amended in March 2002 and March 2019, respectively, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, an application may be made to a local court for compulsory enforcement.

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the outsourced contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of outsourced contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a outsourced contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Labor Dispatch Provisions, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, outsourced workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use outsourced workers for temporary, auxiliary or substitutive positions, and the number of outsourced workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each noncompliance outsourced worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the outsourced worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use outsourced labor shall bear tortious liability for any injury or damage caused to other people by outsourced personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Related to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules; the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. See “Risk Factors — Risks Relating to Doing Business in China — The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with this offering under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.”

On February 17, 2023, the CSRC released the Trial Measures, which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures. See “Risk Factors — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless.”

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which will come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations. As advised by our PRC counsel, Beijing Sunland Law Firm, we are not subject to the Confidentiality and Archives Administration Provisions.

us rEGULATION

Regulation Related to Food Products in the United States

We are subject to extensive laws and regulations in the United States by federal, state and local government authorities including, among others, the FTC, the FDA, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency and the U.S. Occupational Safety and Health Administration and similar state and local agencies, for the manufacture and sales of our products in the United States. Under various statutes, these agencies regulate the manufacturing, preparation, quality control, import, export, packaging, labeling, storage, recordkeeping, marketing, advertising, promotion, distribution, safety, and/or adverse event reporting of foods. In the United States, manufacturers of foods must adhere to current good manufacturing practices and other standards requirements applicable to the production and distribution of food products. In addition, we manufacture some of our products pursuant to special certification programs such as those for kosher products, among others, and we must comply with strict standards imposed by federal, state and third party certifying organizations with respect to these types of products and labeling claims. The FDA regulates food products pursuant to the Federal Food, Drug, and Cosmetic Act and its implementing regulations. In addition, pursuant to the FDA Food Safety Modernization Act (“FSMA”), FDA promulgates requirements intended to enhance food safety and prevent food contamination, including more frequent inspections and increased recordkeeping and traceability requirements. The FSMA also requires that imported foods adhere to the same quality standards as domestic foods. In addition, FDA requires that certain nutrient and product information appear on product labels and that the labels and labeling be truthful, not misleading. Similarly, the FTC requires that marketing and advertising claims be truthful, not misleading, not deceptive to customers and substantiated by adequate scientific data. We are also restricted from making certain claims about our products without prior FDA approval, such as health claims or claims that our products treat, cure, mitigate or prevent disease (i.e., drug claims), except under certain limited exceptions.

Products that do not comply with applicable governmental or third-party regulations and standards may be considered adulterated or misbranded and subject, but not limited, to, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, import holds, injunctions, fines, civil penalties or criminal prosecution.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China.

Name	Age	Position with our Company
Junguo He	38	Chairman of the Board of Directors and Chief Executive Officer
Kui Shi	37	Chief Financial Officer
Ya Zhang	39	Chief Operating Officer
Zhu Sun	46	Chief Technical Officer and Director
Arthur Burton Pinoli	68	Director nominee
Jiangping Xiao	44	Director nominee
Christopher An-Tung Lin	72	Director nominee

Junguo He — Chief Executive Officer and Chairman of the Board of Directors

Mr. Junguo He has served as Chairman of the board of directors of the Company since May 2020, Chief Executive Officer of the Company since December 2021, the president of YanGuFang E-Commerce since July 2017, and co-founder, Chairman and Chief Executive Officer of YanGuFang Agroeco Tech since August 2012. He has over 10 years of experience in the food industry and operations management. From September 2005 to July 2008, he co-founded and sponsored Changchun University Student Entrepreneurship Alliance. From October 2006 to May 2008, he worked as a senior director at Taikang Life Insurance Company Jilin Branch. Mr. He has won multiple awards and honorary titles in the past years, including but not limited to “National Outstanding Leader of Rural Innovation and Entrepreneurship” granted by the Ministry of Agriculture and Rural Affairs of China in 2019, vice president of the Food Branch of Chinese Cereals and Oils Association since 2019 and board member of Jiangnan University since 2019. Mr. He received a bachelor’s degree in Economics from the School of Economics at Jilin University in China in July 2008.

Kui Shi — Chief Financial Officer

Mr. Kui Shi has served as Chief Financial Officer of the Company since December 2021, and vice president of YanGuFang E-Commerce since July 2017, who also co-founded YanGuFang Agroeco Tech in August 2012 and has been its vice president until present, primarily responsible for the financing and investment activities. Mr. Shi has over 12 years of experience in finance and investment. From July 2008 to July 2010, Mr. Shi served as Senior Financing Manager at Capital Management Center of Hebei ENN Group, responsible for loan and bond issuance. From August 2010 to July 2012, he worked as Senior Investment Manager at China Huarong Asset Management Co., Ltd., responsible for the equity and debt investment. Mr. Shi received a bachelor’s degree in Finance from the School of Economics at Jilin University in China in June 2008.

Ya Zhang — Chief Operating Officer

Mr. Ya Zhang has served as Chief Operating Officer of the Company since December 2021, and vice president of YanGuFang E-Commerce since July 2017, who also co-founded YanGuFang Agroeco Tech in August 2012 and has been its vice president until present, primarily in charge of market development and business growth teams. Mr. Zhang has over 10 years of experience in business management. From September 2003 to June 2008, Mr. Zhang served as the manager at the Zhejiang Province branch of Shanghai Green Valley Group. Mr. Zhang received an associate’s degree from Beijing University of Technology in July 2008 and is currently pursuing a bachelor’s degree in Business Management at the School of Business Administration of Changchun University.

Zhu Sun — Chief Technical Officer and Director

Mr. Zhu Sun has served as our director since May 2020 and our Chief Technical Officer since January 2022, and vice chairman of YanGuFang E-Commerce since July 2017, who also co-founded YanGuFang Agroeco Tech in August 2012 and has been its vice chairman until present, leading its R&D team. Mr. Sun has extensive experience in the food industry and is committed to the R&D on oat products and related equipment. Mr. Sun and his team have achieved multiple patents on oat production equipment and production lines. Mr. Sun and his team also won the first prize of Inner Mongolia Science and Technology Progress of 2018 for their research project on key technologies for improving quality and efficiency of oat processing chain. Mr. Sun started his career as a technician for the No.23 Project Department of Inner Mongolia No.3 Construction Engineering Company from July 1998 to October 2003. From December 2003 to April 2007, Mr. Sun served as the director of Civil Engineering Office at Hebei Electric Power Supervision Company. From May 2007 to July 2009, he served as the director of General Layout Designer for Chenjiagang Electric Power Generation Company of Guohua Electric Power Company. Mr. Sun received an associate’s degree from Inner Mongolia Qingcheng University in July 1998 and a bachelor’s degree in Civil Engineering from Inner Mongolia University of Technology in July 2009.

Arthur Burton Pinoli — Director Nominee

Mr. Arthur Burton Pinoli will serve as our director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Since June 2018, Mr. Pinoli has served as a director of Block Aero Technologies Ltd., a Hong Kong technology company focusing on PaaS blockchain solutions for aerospace-aviation. Since July 2009, he also has served as a director of Kowloon Dairy (GZ) Ltd., a Guangzhou subsidiary of Kowloon Dairy Ltd. Kowloon Dairy Ltd., headquartered in Hong Kong, is one of the dairy suppliers of McDonald’s China. From April 2014 to November 2014, he served as a managing director of Colt International Ltd. in the Asia region, a Hong Kong company focusing on corporate aviation sales services. From August 2010 to December 2013, he served as a director of the business development department of Sandalwood Mountains Associates, providing consulting services on China market entry, regional strategic planning and operational launch for U.S. and E.U. clients. Prior to that, he spent over 25 years working at different aviation companies, including but not limited to, Delta Air Lines and Northwest Airlines, and accumulated extensive experience in business unit management, strategic alliance development and customer relationship management. Mr. Pinoli received his bachelor’s degree from California State University in agri-business and a MBA degree in international management from Thunderbird School of Global Management at Arizona State University in May 1988. He also completed corporate governance course at Columbia Business School in February 2022. Mr. Pinoli has also held Hong Kong Securities & Futures Commission licenses types 1, 2 and 4.

Jiangping Xiao — Director Nominee

Mr. Jiangping Xiao will serve as our director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Xiao has extensive experience in advising both public and private companies on finance, accounting, internal control, corporate governance and human resource management matters. He also has extensive experience in private equity, with integrity and business acumen with proven ability to solve challenging business issues. Since June 2021, Mr. Xiao has served as the chief financial officer of Big Red Rooster Flow, a project and construction management company providing retail companies with the development of branding and merchandising programs and the oversight of program management. From July 2019 to November 2021, he served as an independent director of Takung Art Co. Ltd (NYSE: TKAT), an operator of an online arts trading platform. From July 2019 to April 2021, he also served as vice president of finance & accounting of Hilco IP Merchant Bank, a provider of intellectual property licensing and portfolio development and management. From March 2017 to March 2019, he served as chief financial officer of Professional Diversity Network (Nasdaq: IPDN), a Nasdaq listed company and a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse professionals. Prior to that, he also worked as chief financial officer and/or controller at several private companies, managing the financial, accounting, internal control and human resources matters. Mr. Xiao received a bachelor’s degree in accounting from Tsinghua University in China in June 2000 and a master’s degree in business administration from University of Michigan in the United States in April 2006.

Christopher An-Tung Lin — Director Nominee

Mr. Christopher An-Tung Lin will serve as our director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lin has extensive experience in management, procurement and aviation consulting services for both public and private companies in a spectrum of various industries. Since June 2003, he has served as president of Qilin, Inc., a Texas consulting corporation primarily providing procurement and aviation advisory services, and cross cultural business expertise and training services to clients both domestic and abroad. From December 2013 to March 2017, he helped World Vision International, a London based non-governmental organization which provides disaster relief and child development services to restructure its supply chain management department and then served as its supply chain management and operational effectiveness director from March 2017 to September 2020. From December 2010 to March 2019, he served as managing partner of Yourroomkey.com, an Illinois company focusing on a member-only travel website offering significant non-public discount rates for hotel rooms to small/mid-size businesses and individuals who self-manage their travel arrangements. From July 2003 to January 2005, he served as a training/project consultant at Mileage Plus, Inc., a subsidiary of United Airline and an Illinois company providing customer service for members of United’s Mileage Plus frequent flyer loyalty program. From January 2001 to May 2003, he served as a senior vice president of United Bizjet Holdings, Inc. d.b.a. Avolar, a subsidiary of UAL, Inc. and an Illinois corporation engaged in fractional ownership of business jets. Prior to that, he worked as general manager/controller for United Airlines in various locations for over 20 years, and accumulated extensive experience in management, corporate governance and internal control. Between August 1997 and May 2022, he also served as a board member for several communities in both China and the United States, including but not limited to Chicago Sister Cities China Committee, American Youth Soccer Association, and China Environmental Global Alliance. Mr. Lin studied mathematics and computer science at the University of Texas at Austin between September 1968 and June 1973.

Board of Directors and Committees

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of five directors, including two executive directors and three independent directors. We will also establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee under the board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Messrs. Pinoli, Lin and Xiao will serve as members of our Audit Committee with Mr. Xiao serving as the chairman of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that Mr. Xiao possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

•        evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•        approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•        monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•        reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•        overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

•        reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

•        providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Messrs. Pinoli, Lin and Xiao will serve as members of our Compensation Committee with Mr. Pinoli serving as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Messrs. Pinoli, Lin and Xiao will serve as members of our Nominating and Corporate Governance Committee, with Mr. Lin serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Board Oversight of Cybersecurity Risks

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) are subject to both statutory obligations under the Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties including the duty to act in good faith and in the best interests of the company as well as a duty to act with care, skill and diligence under English common law principles. Maintaining sufficient protection against the increasing risks associated with cybercrime is clearly one of the key challenges to the commercial world and hence, the overseeing of cybersecurity risks is inevitably the duty of the Company’s board of directors, including its independent directors. The independent directors will oversee cybersecurity when they are designated upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the board’s committees, the board receives regular reports from our management, including our Chief Technical Officer, on material cybersecurity risks and the degree of our exposure to those risks, including in connection with our supply chain, suppliers and other service providers. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. Management also works with third party service providers, i.e. software companies who provide software and antivirus supports to the Company to ensure appropriate controls are in place and to regularly monitor network activities. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We have filed a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Duties of Directors

Under Cayman Islands law, the directors and officers both owe statutory duties under the Companies Act, common law duties and fiduciary duties to our company. Under common law, our directors and officers have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. The fiduciary duties which our directors and officers owe to our company are summarized as follows:

(i)      duty to act bona fide in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not properly fetter the discretion to act in the best interest of the Company; and

(iv)   duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of three years and is subject to successive, automatic three-year extensions unless either party gives notice of termination to the other party at least 30 days prior to the expiration of the applicable term.

The executive officers are entitled to a fixed base salary and eligible to receive cash bonuses and participate in our equity incentive plans, if any and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the memorandum and articles of association of the Company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of three month of base salary as of the date of such termination.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if there is any significant change in his or her duties and responsibilities or a material reduction in his or annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his or her base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him or her in connection with claims made by reason of him or her being an officer of our company.

On December 1, 2021, Mr. He and YanGuFang E-Commerce entered into a labor contract, a non-competition agreement and a confidentiality agreement. Pursuant to the labor contract, Mr. He serves as Chief Executive Officer of YanGuFang E-Commerce for a term of three years, expiring November 30, 2024, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. He is entitled to a fixed base salary in the amount of RMB185,000 ($29,243) per month plus bonus. Mr. He is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The non-competition agreement contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment for any reason, as well as certain liabilities due to his breach of contract. The confidentiality agreement contains customary confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, and certain liabilities due to his breach of contract.

On December 1, 2021, Mr. Shi and YanGuFang E-Commerce entered into a labor contract, a non-competition agreement and a confidentiality agreement. Pursuant to the labor contract, Mr. Shi serves as vice president of YanGuFang E-Commerce for a term of three years, expiring November 30, 2024, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Shi is entitled to a fixed base salary in the amount of RMB125,000($19,758) per month plus bonus. Mr. Shi is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The non-competition agreement contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment for any reason, as well as certain liabilities due to his breach of contract. The confidentiality agreement contains customary confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, and certain liabilities due to his breach of contract.

On December 1, 2021, Mr. Sun and YanGuFang E-Commerce entered into a labor contract. Pursuant to the labor contract, Mr. Sun serves as vice chairman of YanGuFang E-Commerce for a term of three years, expiring November 30, 2024, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Sun is entitled to a fixed base salary in the amount of RMB175,000 ($27,662) per month plus bonus. Mr. Sun is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The non-competition agreement contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment for any reason, as well as certain liabilities due to his breach of contract. The confidentiality agreement contains customary confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, and certain liabilities due to his breach of contract.

On December 1, 2021, Mr. Zhang and YanGuFang E-Commerce entered into a labor contract. Pursuant to the labor contract, Mr. Zhang serves as vice president of YanGuFang E-Commerce for a term of three years, expiring November 30, 2024, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Zhang is entitled to a fixed base salary in the amount of RMB155,000 ($24,501) per month plus bonus. Mr. Zhang is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The non-competition agreement contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment for any reason, as well as certain liabilities due to his breach of contract. The confidentiality agreement contains customary confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, and certain liabilities due to his breach of contract.

Compensation of Directors and Executive Officers

For the fiscal year ended June 30, 2022, our executive officers have received an aggregate of approximately RMB7.1 million ($1.1 million) from the VIE Shareholder. Our PRC subsidiary and the VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. As of the date of this prospectus, we are in compliance with all relevant laws and regulations regarding such benefits.

For the fiscal year ended June 30, 2022, no members of our board of directors received compensation in their capacity as directors. Historically, we have not paid our directors. None of the directors are entitled to receive any compensation or benefits upon termination of their directorship with the Company except for those compensation that they have already earned for services so rendered. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

Equity Incentive Plans

2022 Equity Incentive Plan

Our board of directors and shareholders have approved the adoption of the YanGuFang International Group Co., Ltd. 2022 Equity Incentive Plan (the “Incentive Plan”), to be effective upon the effectiveness of the registration statement of which this prospectus forms a part. The principal purposes of the Incentive Plan are to: (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide additional incentive to our employees, directors, and consultants, and (c) to promote the success of the Company’s business, by providing our employees, directors, and consultants with opportunities to acquire our ordinary shares or to receive monetary payments based on the value of such ordinary shares. Additionally, the Incentive Plan is intended to assist in further aligning the interests of our employees, directors, and consultants to those of our shareholders. The following description of the principal terms of the Incentive Plan is a summary of what we expect the terms of the Incentive Plan will be and is qualified in its entirety by the full text of the Incentive Plan.

Administration of the Incentive Plan

Our board of directors or a committee appointed by the board will administer the Incentive Plan. The plan administrator will have broad authority to:

•        select participants and determine the types of awards that they are to receive;

•        determine the number of ordinary shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

•        modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•        construe and interpret the terms of the Incentive Plan and any agreements relating to the Incentive Plan;

•        determine whether awards will be settled in cash, ordinary shares, other securities, other property, or in any combination thereof;

•        prescribe, amend, and rescind rules and regulations relating to the Incentive Plan; and

•        make all other determinations deemed necessary or advisable for administering the Incentive Plan.

Shares Subject to the Incentive Plan

A total of 4,500,000 of our ordinary shares will be available for issuance under the Incentive Plan. If an award granted under the Incentive Plan is forfeited, cancelled, settled, or otherwise terminated without a distribution of ordinary shares, the ordinary shares underlying that award will again become available for issuance under the Incentive Plan. If ordinary shares delivered under the Plan are tendered or withheld to pay the exercise price of a share option or to satisfy withholding taxes, those ordinary shares will also again become available for issuance under the Incentive Plan. All of the shares available under the Incentive Plan may be issued upon the exercise of incentive stock options.

Participation

Employees, officers, directors, and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the Incentive Plan. Incentive stock options may only be granted under the Incentive Plan to persons who, at the time of the grant, are employees of our Company or our subsidiaries.

Types of Awards

The Incentive Plan permits the granting of awards in the form of share options, share appreciation rights, restricted shares, restricted share units, and other share-based awards.

Share Options.    A share option entitles the recipient to purchase ordinary shares at a fixed exercise price. The exercise price per share will be determined by the plan administrator in the applicable award agreement in its sole discretion at the time of the grant. The exercise price can be paid in cash, check, by surrender of ordinary shares already held by the participant, or by cashless or net exercise. The maximum term of each share option shall be fixed by the plan administrator, but in no event shall an option be exercisable more than ten (10) years after the date such option is granted.

The plan administrator may grant share options that qualify as “incentive stock options,” as described in Section 422 of the Code. The exercise price per share for an incentive stock option may not be less than 100% of the fair market value of an ordinary share on the date of the grant. However, for an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our shares, the exercise price may not be less than 110% of the fair market value of an ordinary share on the date of grant and the option term may not exceed five (5) years. The aggregate fair market value of all ordinary shares with respect to which incentive stock options are exercisable by any one individual participant for the first time during any calendar year (under all of the plans of the Company, including the Incentive Plan), measured at the date of the grant, may not exceed US$100,000.

Share Appreciation Rights.    A share appreciation right entitles the holder to receive a number of ordinary shares having a fair market value equal to the excess fair market value of one ordinary share on the date of exercise over the exercise price, multiplied by the number of shares subject to the share appreciation right. The term of each share appreciation right will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant. The plan administrator will determine at what time or times each share appreciation right may be exercised, including the ability to accelerate the vesting of such share appreciation rights.

Restricted Shares.    A restricted share award is an award of ordinary shares that vests in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine the persons to whom grants of restricted shares are made, the number of shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted shares may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted share awards. Unless otherwise provided in the applicable award agreement, a participant generally will not have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.

Restricted Share Units.    Restricted share units are the right to receive ordinary shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with our Company, the passage of time, or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted share units are made, the number of restricted share units to be awarded, the time or times within which awards of restricted share units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted share unit awards. The value of the restricted share units may be paid in ordinary shares, cash, other securities, other property, or a combination of both, as determined by the plan administrator.

The holders of restricted share units will have no voting rights. Prior to settlement or forfeiture, restricted share units awarded under the Incentive Plan may, at the plan administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one ordinary while each restricted share unit is outstanding. Dividend equivalents may be converted into additional restricted share units. Settlement of dividend equivalents may be made in the form of cash, ordinary shares, other securities, other property, or a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the restricted share units to which they are payable.

Other Share-Based Awards.    Other share-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the Incentive Plan and/or cash awards made outside of the Incentive Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which other share-based awards will be made, the amount of such other share-based awards, and all other conditions, including any dividend and/or voting rights.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, share split, reverse share split, reorganization, split-up, spin-off, combination, repurchase, or other change in corporate structure affecting the ordinary shares, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Incentive Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind, and exercise price of ordinary shares covered by outstanding awards made under the Incentive Plan.

Change in Control

In the event of any proposed change in control (as defined in the Incentive Plan), the plan administrator will take any action as it deems appropriate, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards; (iv) accelerated vesting of the award, with all performance objectives and other vesting criteria deemed achieved at targeted levels, and a limited period during which to exercise the award prior to closing of the change in control, or (v) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise price).

Transferability

Unless determined otherwise by the plan administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to a participant’s estate or legal representative, and may be exercised, during the lifetime of the participant, only by the participant. If the plan administrator makes an award transferable, such award will contain such additional terms and conditions as the plan administrator deems appropriate.

Term

The Incentive Plan will become effective upon the effectiveness of the registration statement of which this prospectus forms a part and, unless terminated, the Incentive Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

Our board may amend or terminate the Incentive Plan at any time. Any such termination will not affect outstanding awards. No amendment, alteration, suspension, or termination of the Incentive Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company, which agreement must be in writing and signed by the participant and the Company. Approval of the shareholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of ordinary shares available for issuance under the Incentive Plan and (ii) to change the persons or class of persons eligible to receive awards under the Incentive Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had two shareholders of record in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(3)
5% or Greater Shareholders
BioNature Organic Solution Co. Ltd(4)	9,073,720	30.25%	9,073,720	27.92%
Upworld Fitness Approach Solution Co. Ltd(5)	2,783,982	9.28%	2,783,982	8.57%
VicVans Organic Service Co. Ltd(6)	5,842,926	19.48%	5,842,926	17.98%
VanYat Fitness Create Co. Ltd(7)	3,150,597	10.50%	3,150,597	9.69%
Supreme Green Incubator Co. Ltd(8)	2,062,209	6.87%	2,062,209	6.35%
HeaYan Grain Solution Co., Ltd(9)	3,696,725	12.32%	3,696,725	11.37%
Executive Officers, Directors and Director Nominees
Junguo He(4)(5)	11,857,702	39.53%	11,857,702	36.49%
Zhu Sun(6)	5,842,926	19.48%	5,842,926	17.98%
Ya Zhang(7)	3,150,597	10.50%	3,150,597	9.69%
Kui Shi	—	—	—	—
Arthur Burton Pinoli	—	—	—	—
Jiangping Xiao	—	—	—	—
Christopher An-Tung Lin	—	—	—	—
All directors and executive officers as a group (seven individuals)	20,851,225	69.51%	20,851,225	64.16%

____________

(1)      Except as otherwise indicated below, the business address of our directors and executive officers is 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China.

(2)      Based on 30,000,000 ordinary shares issued and outstanding as of the date of this prospectus.

(3)      Based on 32,500,000 ordinary shares issued and outstanding immediately after the offering assuming no exercise of the underwriters’ over-allotment option.

(4)      Mr. Junguo He, our Chief Executive Officer and Chairman of the board, is the sole shareholder and director of BioNature Organic Solution Co. Ltd, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by BioNature Organic Solution Co. Ltd. The address of BioNature Organic Solution Co. Ltd is c/o 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100.

(5)      Mr. Junguo He, our Chief Executive Officer and Chairman of the board, is the sole shareholder and director of Upworld Fitness Approach Solution Co. Ltd, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by Upworld Fitness Approach Solution Co. Ltd. The address of Upworld Fitness Approach Solution Co. Ltd is c/o 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100.

(6)      Mr. Zhu Sun, our director, is the sole shareholder and director of VicVans Organic Service Co. Ltd, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by VicVans Organic Service Co. Ltd. The address of VicVans Organic Service Co. Ltd is c/o 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100.

(7)      Mr. Ya Zhang, our Chief Operating Officer, is the sole shareholder and director of VanYat Fitness Create Co. Ltd, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by VanYat Fitness Create Co. Ltd. The address of VanYat Fitness Create Co. Ltd is c/o 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100.

(8)      Mr. Yuxiang Sun, is the sole shareholder and director of Supreme Green Incubator Co. Ltd, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by Supreme Green Incubator Co. Ltd. The address of Supreme Green Incubator Co. Ltd is c/o 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100.

(9)      Represent 3,696,725 shares held by HeaYan Grain Solution Co., Ltd, a company organized under the laws of British Virgin Islands, on behalf of YanGuFang No.1 Trust. Mr. Wenzhong Wang, the protector of YanGuFang No.1 Trust, exercises voting and dispositive power of the ordinary shares of the Company held by HeaYan Grain Solution Co., Ltd. YanGuFang No.1 Trust is a trust established under the laws of Hong Kong and managed by Kastle Limited as trustee. Kastle Limited, a Hong Kong company, is the sole shareholder of HeaYan Grain Solution Co., Ltd. The address of HeaYan Grain Solution Co., Ltd is c/o 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, 201100.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” we describe below the related party transactions of our Company, our PRC subsidiary, the VIEs and their subsidiaries that occurred during the past three fiscal years up to the date of this prospectus.

Transactions with Related Parties

YanGuFang Agroeco Tech

We sell products via the VIEs to YanGuFang Agroeco Tech, the sole shareholder of each of the VIEs. For the fiscal years ended June 30, 2022 and 2021, the sales amount was $1,926,618 and $2,848,575, respectively, representing approximately 5.3% and 9.5%, respectively, of our total sales amount. We also purchase products via the VIEs from YanGuFang Agroeco Tech for distribution. For the fiscal years ended June 30, 2022 and 2021, the purchase amount was $3,342,859 and $4,432,764, respectively, representing approximately 24.1% and 40.8%, respectively, of our total inventory purchase amount.

Inner Mongolia YanGuFang Seed Industry Co., Ltd. (“YanGuFang Seed Industry”)

We sell products via the VIEs to YanGuFang Seed Industry, a limited liability company organized under the laws of PRC and 100% controlled by YanGuFang Agroeco Tech. For the fiscal years ended June 30, 2022 and 2021, the sales amount was $1,023 and $1,366,205, respectively, representing approximately 0.003% and 4.6%, respectively, of our total sales amount.

Inner Mongolia YanGuFang Trading Co., Ltd. (“YanGuFang Trading”)

We sell products via the VIEs to YanGuFang Trading, a limited liability company organized under the laws of PRC and 100% controlled by Yuxiang Sun, one of our beneficial shareholders. For the fiscal years ended June 30, 2022 and 2021, the sales amount was $2,159,061 and $674,839, respectively, representing approximately 6.0% and 2.4%, respectively, of our total sales amount.

Zhejiang YanGuFang Agricultural Technology Co., Ltd. (“YanGuFang Agricultural Technology”)

We sell products via the VIEs to YanGuFang Agricultural Technology, a limited liability company organized under the laws of PRC and 80% controlled by YanGuFang Agroeco Tech. For the fiscal years ended June 30, 2022 and 2021, the sales amount was $273,657 and $431,239, respectively, representing approximately 0.8% and 1.4%, respectively, of our total sales amount.

Yaoda Silk Road (Shanghai) Industrial Co., Ltd (“Yaoda Silk”)

We sell products via the VIEs to Yaoda Silk, a limited liability company organized under the laws of PRC and 100% controlled by YanGuFang Agroeco Tech, the sole shareholder of the VIEs. For the fiscal years ended June 30, 2022 and 2021, the sales amount was $130,505 and $nil, respectively, representing approximately 0.4% and nil, respectively, of our total sales amount.

Shanghai Rongzhi Intelligent Technology Co., Ltd. (“Rongzhi Intelligent”)

We purchase production equipment via the VIEs from Rongzhi Intelligent, a limited liability company organized under the laws of PRC and controlled by Yigang Zhang, an officer of YanGuFang Whole Grain. For the fiscal years ended June 30, 2022 and 2021, the purchase amount was $1,270,496 and $403,095, respectively, representing approximately 6.4% and 3.1%, respectively, of our total construction in process purchase amount.

Other Related Parties

We also have sales to other related parties via the VIEs, with sales amount totaling at $46,666 and $53,866, respectively, for the fiscal years ended June 30, 2022 and 2021.

Amount due from Related Parties.    As of June 30, 2022 and 2021, the total amount due from related parties, including Mr. Junguo He, our CEO, Mr. Kui Shi, CFO, were nil and $18,623, respectively.

Amount due to Related Parties.    As of June 30, 2022 and 2021, the total amount due to related parties, including our CFO, Mr. Kui Shi, Hohhot one point one Public Welfare Foundation and VIE Shareholder, were $173,244 and $644,114, respectively, among which we owe nil and $644,114, respectively, to the VIE Shareholder and $18,719 and nil, respectively, to Mr. Kui Shi. All of the loans were unsecured, interest-free, and due on demand. The amount due to Hohhot one point one Public Welfare Foundation was $154,525 and nil, respectively, as of June 30, 2022 and 2021, which was a charity donation we committed to pay.

Advances to Related Party Vendors.    As of June 30, 2022 and 2021, the total advances to Rongzhi Intelligent amounted to $46,032 and $443,245, respectively. The advances were unsecured, interest-free, and due on demand.

Accounts Receivable from Related Party.    As of June 30, 2022 and 2021, the total accounts receivable from the VIE Shareholder were $1,784,082 and nil, respectively.

Share Issuances

See “History of Securities Issuances.”

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (2021 Revision) of the Cayman Islands, which we refer to as the Companies Act below.

We intend to adopt the second amended and restated memorandum and articles of association (which we refer to as the Articles below) immediately prior to the completion of this offering and will replace our current memorandum and articles of association in its entirety.

Upon adoption of the Articles, our authorized share capital consists of 100,000,000 ordinary shares, par value $0.0005 per share. As of the date of this prospectus, 30,000,000 ordinary shares were issued and outstanding.

The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the directors determine otherwise, each holder of our ordinary share will not receive a certificate in respect of such ordinary share. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Dividends.    Subject to the Companies Act and any rights and restrictions of any other class or series of shares, our board of directors may, from time to time and in accordance with our Articles, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. In addition, our shareholders may, subject to the provisions of the Articles, by ordinary resolution declare a dividend but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profits, realized or unrealized, from any reserve set aside from profits which our board of directors determine is no longer needed, or our company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The “share premium account,” represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

Unless provided for by the rights attached to a share, no dividend or other monies payable by us in respect of a share shall bear interest.

Voting Rights.    Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Subject to any rights or restrictions as to voting attached to any shares, each holder of our ordinary shares is entitled to one vote per share on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

At any general meeting, on a show of hands, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one for each share of which he or she or the person represented by proxy is the holder. All shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares.

In the case of an equality of votes at any general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a simple majority of votes attaching to the ordinary shares cast by those shareholders entitled to do so, attend and vote at a general meeting of the Company; and (ii) a resolution is a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the Company’s shareholders.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or making changes to a company’s memorandum and articles of association or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the Articles or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Alteration of Share Capital.    Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)    cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Winding Up; Liquidation.    Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)     to decide how the assets are to be distributed as between the shareholders or different classes of shareholders;

(b)    to value any assets to be distributed in such manner as the liquidator thinks fit; and

(c)     to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen (14) clear days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)     issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)    with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)     purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business, our profits and the proceeds of a fresh issue of shares for the purpose of such redemption or repurchase. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. Our company may accept the surrender of any fully paid share for no consideration.

Transfer of Shares.    Provided that a transfer of ordinary shares complies with applicable rules of Nasdaq, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed by or on behalf of the transferor, and if the directors so require, signed by the transferee:

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of ordinary share if such ordinary share was issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, without evidence satisfactory to them of the like transfer of such option or warrant.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Variation of Rights Attaching to Shares.

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

General Meetings.    As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. At least 14 clear days’ notice (exclusive of the day on which notice is given or deemed to be given and the day for which it is given) of general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the time of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors. Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

Our Articles provide that upon the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten (10%) percent in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition, in which case our board of directors are obliged to convene an extraordinary general meeting and put the resolution so requisitioned to a vote at such meeting. If the directors do not convene such meeting for a date not later than twenty-one (21) days after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one (21) days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

A quorum shall consist of the presence (whether in person or represented by proxy, or if a corporation, by its duly authorized representative) of one or more shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all shares in issue and entitled to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

Issuance of Additional Shares.    Our Articles authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Articles also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.” Anti-Takeover Provisions. Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our Articles, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Register of Members.

Under the Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by us to the underwriters or the purchasers (or their nominee). Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the Company.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act and by the common law of the Cayman Islands. The Companies Act is modelled on English Law but does not follow recent English Law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction). For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each constituent company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. No court approval is required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the statutory provisions as to the required majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of that class;

•        the arrangement is such an intelligent and honest person of that class in respect of his interest would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze-out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected is made within four months, the offeror may, within a two-month period on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Shareholders’ Suits

In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be affected if duly authorized by more than a simple majority vote that has not been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Articles provide, to the extent permitted by law, we shall indemnify each existing or former officer (excluding an auditor), director (including alternate director), and any of our other officers against all actions, proceedings, costs, expenses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), or officer (excluding an auditor) in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), or officer’s duties, powers, authorities or discretions, other than by reason of such person’s dishonesty or fraud.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, and care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Under statute, our directors are subject to a number of statutory obligations, which provisions prescribe penalties for breach. The most serious of these involves dishonesty or the authorizing of illegal payments and carry both criminal and civil penalties. By way of example, material statutory provisions attracting penalties include where (1) the director willfully authorizes or permits any distribution or dividend in contravention of the Companies Act; (ii) where the director knowingly or willfully authorizes or permits any payment out of capital by a company for a redemption or purchase of its own shares when the company is insolvent; (iii) where there has been a failure to maintain the books of account, minutes of meetings, or the company’s statutory registers of members, beneficial ownership, mortgages and charges, or directors (which includes alternate directors); (iv) where there has been a failure to provide information or access to documents to specified persons as required by the Companies Act; and (v) where the director makes or authorizes a false annual return to the Registrar of Companies.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that extraordinary general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of all votes attaching to the issued and outstanding shares of our company at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to vote at such meeting. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Subject to the provisions of our Articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months and the directors resolve that his office be vacated.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act and our Articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Articles, our Articles may only be amended by special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”).

In the following discussion, the “Company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)     where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)    where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)   where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

History of Securities Issuances

In May 2020, we issued an aggregate of 6,000,000 ordinary shares at US$0.0005 per share to six investors, including 0.2 share to Sertus Nominees (Cayman) Limited who transferred same to BioNature Organic Solution Co. Ltd on the same day, 2,376,000 shares to BioNature Organic Solution Co. Ltd, of which, Junguo He, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director, 729,000 shares to Upworld Fitness Approach Solution Co. Ltd, of which, Junguo He, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director, 540,000 shares to Supreme Green Incubator Co. Ltd, of which Yuxiang Sun, is the sole shareholder and director, 1,530,000 shares to VicVans Organic Service Co. Ltd, of which, our director, Zhu Sun, is the sole shareholder and director and 825,000 to VanYat Fitness Create Co. Ltd, of which, Ya Zhang, our Chief Operating Officer, is the sole shareholder and director.

In February 2021, we issued an aggregate of 24,000,000 ordinary shares at US$0.0005 per share to five entities, including 9,504,000 shares to BioNature Organic Solution Co. Ltd, 2,916,000 shares to Upworld Fitness Approach Solution Co. Ltd, 2,160,000 shares to Supreme Green Incubator Co. Ltd, 6,120,000 shares to VicVans Organic Service Co. Ltd, and 3,300,000 to VanYat Fitness Create Co. Ltd.

On August 31, 2022, the Company effectuated a share consolidation of its ordinary shares on a one-for-five basis whereby each five ordinary shares were consolidated into one ordinary share by passing the shareholders’ resolutions and adopting the amended and restated memorandum and articles of association(the “Share Consolidation”). As a result of the Share Consolidation, the Company’s authorized share capital were amended from $50,000 divided into 500,000,000 ordinary shares with par value $0.0001 for each ordinary share, to 100,000,000 ordinary shares with par value $0.0005 for each ordinary share and the issued and outstanding ordinary shares were changed from 150,000,000 to 30,000,000. Unless otherwise provided in this prospectus, all share and per share numbers relating to our ordinary shares prior to the effectiveness of the Share Consolidation have been adjusted to give effect to the Share Consolidation.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “YGF.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares which will equal 325,000. ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Carey Olsen Hong Kong LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Beijing Sunland Law Firm, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the Shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have received an undertaking from the Financial Secretary of the Cayman Islands on February 21, 2022 in the following form:

The Tax Concessions Law
Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law, the following undertaking is hereby given to YanGuFang International Group Co., Ltd.:

(a)     that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)    in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of THIRTY years from February 21, 2022.

People’s Republic of China Taxation

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that YanGuFang International Group Co., Ltd. is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, YanGuFang International Group Co., Ltd. may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008. On October 17, 2017, the SAT issued the SAT Circular 37, which became effective on December 1, 2017 and was amended on June 15, 2018. By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Tax Arrangement”), where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties (the “Administrative Measures”), which became effective in January 2020, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, YanGuFang International Group Co., Ltd. may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), investors that are subject to the applicable financial statement accounting rules under Section 451 of the Code, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below for whom EF Hutton, division of Benchmark Investments, LLC is acting as the representative (the “Representative”) have severally agreed to purchase from us on a firm commitment basis the following respective number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Number of Ordinary Shares
EF Hutton, division of Benchmark Investments, LLC	2,500,000
Total	2,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ordinary shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[•] per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the closing of this offering, to purchase up to 375,000 additional ordinary shares at the public offering price less the underwriting discount, based on the assumed offering price of $5.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total With Exercise of Over-Allotment Option	Total Without Exercise of Over-Allotment Option
Public offering price	$5.00	$14,375,000	$12,500,000
Underwriting discounts(1)(2)	$0.35	$1,006,250	$875,000

____________

(1)      Represents underwriting discounts equal to (i) seven percent (7%) per share (or $0.35 per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by the underwriters; and (ii) two and a half percent (2.5%) per share (or approximately $0.125 per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by us. For purpose of the calculation only, we assume 100% investors in this offering are introduced by the underwriters with no exercise of the over-allotment and the public offering price is the midpoint of the estimated range of the initial public offering price.

(2)      Does not include (i) a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received by us from the sale of our ordinary shares in the offering, including any shares sold as result of the exercise by the representative of the underwriters’ over-allotment option, or (ii) the reimbursement of certain expenses of the underwriters.

We have agreed to pay the underwriters a non-accountable expense, equal to one percent (1.0%) of the gross proceeds received by us from the sale of our ordinary shares, including any shares sold as result of the exercise by the Representative of the underwriters’ over-allotment option.

Additionally, we have agreed to reimburse the Representative for certain out-of-pocket expenses for “road show,” diligence, and reasonable legal fees, not to exceed $150,000 in the aggregate. We have provided an advance against out-of-pocket expenses to the Representative in the amount of $30,000 upon the execution of our engagement agreement with the Representative. The advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advances shall be returned back to us to the extent not actually incurred.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, subject to certain exceptions (each being referred to as a subject transaction), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such subject transactions.

Lock-Up Agreements

We, each of our directors and officers and holders of 5% or more of ordinary shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days from the date of this prospectus, without the prior written consent of the underwriters not to directly or indirectly:

•        issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary share or other capital stock;

•        in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•        enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our ordinary share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our ordinary shares for their own account by selling more ordinary shares than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our ordinary shares by bidding for or purchasing shares or warrants in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker- dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our ordinary shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our ordinary shares to the extent that it discourages resales of our ordinary shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of ordinary shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any ordinary shares may be made at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of ordinary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the ordinary shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the ordinary shares nor the shares underlying the ordinary shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ordinary shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The ordinary shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the ordinary shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the ordinary shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the ordinary shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ordinary shares.

The ordinary shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the ordinary shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the ordinary shares shall be deemed to be made to such recipient and no applications for the ordinary shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the ordinary shares you undertake to us that, for a period of 12 months from the date of issue of the ordinary shares, you will not transfer any interest in the ordinary shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The ordinary shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•        a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•        a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

•        to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•        where no consideration is or will be given for the transfer; or

•        where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ordinary shares.

Notice to Prospective Investors in the United Arab Emirates

The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook (the “OSR”), in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ordinary shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$1,901
Nasdaq Listing Fee	75,000
FINRA Filing Fee	6,538
Legal Fees and Expenses	470,000
Accounting Fees and Expenses	100,000
Printing and Engraving Expenses	41,000
Transfer Agent Fee	30,000
Miscellaneous Expenses	259,443
Total	$983,882

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Hunter Taubman Fischer & Li LLC. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering will be passed upon for us by Carey Olsen Hong Kong LLP. Certain legal matters as to PRC law will be passed upon for us by Beijing Sunland Law Firm. Ellenoff Grossman & Schole LLP may rely upon Carey Olsen Hong Kong LLP with respect to matters governed by Cayman Islands law and Beijing Sunland Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of June 30, 2022 and 2021, and for each of the years in the two-year period then ended included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Friedman LLP was our independent auditor from 2019 until 2022. Friedman LLP’s address is One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006. Marcum Asia CPAs LLP has been our independent auditor since 2022. The change in auditors was due to the combination of Friedman LLP with Marcum LLP effective September 1, 2022.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 3/F, Building 3, 33 Suhong Road, Minhang District, Shanghai, China, or call us at +86 (21) 52966658. We also maintain a website at yangufang.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of YanGuFang International Group Co., Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of YanGuFang International Group Co., Ltd. (the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020

New York, New York

December 21, 2022

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$5,381,058	$12,563,247
Restricted cash	467,894	93,624
Accounts receivable, net	729,152	41,291
Accounts receivable – related party, net	1,784,082	—
Inventories	5,442,661	1,132,149
Advance to vendors	1,729,574	718,710
Advance to vendors – related party	46,032	443,245
Prepayments and other assets	84,752	145,361
Due from related parties	—	18,623
TOTAL CURRENT ASSETS	15,665,205	15,156,250

Property, plant and equipment, net	46,431,541	29,008,237
Intangible assets, net	2,193,509	2,425,239
Deferred tax assets	935,646	815,817
Deferred issuance cost	319,333	173,640
TOTAL ASSETS	$65,545,234	$47,579,183

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Short term bank loans	$2,358,940	$—
Accounts payable	6,252,145	3,375,154
Construction payable	5,105,032	540,451
Due to related parties	173,244	644,114
Advance from customers	3,558,329	8,259,750
Accrued liabilities and other payables	3,057,774	3,291,731
Deferred revenue	1,972,528	1,493,023
Taxes payable	15,151,755	10,376,340
TOTAL CURRENT LIABILITIES	37,629,747	27,980,563

Long-term loans, net of current	8,711,755	5,203,124
Deferred revenue, net of current	1,283,570	1,543,339
TOTAL LIABILITIES	47,625,072	34,727,026

COMMITMENTS AND CONTINGENCIES

Total Equity:
Ordinary shares*, $0.0005 par value, 100,000,000 shares authorized, 30,000,000 ordinary shares issued and outstanding at June 30, 2022 and 2021	15,000	15,000
Additional paid in capital	8,746,336	8,746,336
Statutory reserves	3,952,199	2,722,761
Retained earnings	5,021,753	513,189
Accumulated other comprehensive income	184,874	854,871
TOTAL SHAREHOLDERS’ EQUITY	17,920,162	12,852,157
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,545,234	$47,579,183

____________

*        Shares and per share data are presented on a retroactive basis to reflect the one-for-five reverse share split effective August 31, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2022	2021
Revenues	$36,082,316	$29,837,029
Cost of revenues	9,997,509	8,200,913
Gross profit	26,084,807	21,636,116

Operating expenses:
Commission, selling and marketing	11,138,844	4,568,420
General and administrative	5,556,542	3,864,759
Research and development	881,958	312,345
Bad debt expenses	261,149	—
Total operating expenses	17,838,493	8,745,524
Income from operations	8,246,314	12,890,592

Other income (expense):
Interest income	11,422	4,700
Interest expense	(191,637)	(95,846)
Other expense, net	(183,459)	(91,796)
Total other expense, net	(363,674)	(182,942)

Income before income taxes	7,882,640	12,707,650

Income tax provision	2,144,638	2,164,096

Net income	5,738,002	10,543,554

Other comprehensive income (loss)
Foreign currency translation adjustments	(669,997)	785,942
Comprehensive income	$5,068,005	$11,329,496

Earnings per share*
Basic and diluted	$0.19	$0.35

Weighted average number of shares outstanding*
Basic and diluted	30,000,000	30,000,000

____________

*        Shares and per share data are presented on a retroactive basis to reflect the one-for-five reverse share split effective August 31, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2022 and 2021

	Ordinary shares		Additional Paid-in capital	Statutory Reserves	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
	Shares*	Amount
Balance at June 30, 2020	30,000,000	$15,000	$8,746,336	$1,086,772	$2,175,624	$68,929	$12,092,661
Net income for the year	—	—	—	—	10,543,554	—	10,543,554
Dividends to shareholders	—	—	—	—	(10,570,000)	—	(10,570,000)
Allocation to statutory reserve	—	—	—	1,635,989	(1,635,989)	—	—
Foreign currency translation adjustments	—	—	—	—	—	785,942	785,942
Balance at June 30, 2021	30,000,000	$15,000	$8,746,336	$2,722,761	$513,189	$854,871	$12,852,157
Net income for the year	—	—	—	—	5,738,002	—	5,738,002
Dividends to shareholders	—	—	—	—	—	—	—
Allocation to statutory reserve	—	—	—	1,229,438	(1,229,438)	—	—
Foreign currency translation adjustments	—	—	—	—	—	(669,997)	(669,997)
Balance at June 30, 2022	30,000,000	$15,000	$8,746,336	$3,952,199	$5,021,753	$184,874	$17,920,162

____________

*        Shares and per share data are presented on a retroactive basis to reflect the one-for-five reverse share split effective August 31, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$5,738,002	$10,543,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	840,450	203,603
Provision (recovery) of inventory allowance	123,764	(26,743)
Bad debt allowance	261,149	—
Deferred tax benefits	(154,924)	(755,834)
Changes in operating assets and liabilities:
Accounts receivable	(756,501)	(35,631)
Accounts receivable – related party	(1,851,000)	4,691,845
Inventories	(4,638,422)	194,166
Advance to vendors	(1,295,595)	2,881,003
Advance to vendors – related party	395,487	(432,085)
Prepayments and other assets	57,430	(15,073)
Accounts payable	3,111,499	2,762,835
Advance from customers	(4,567,954)	(3,380,781)
Accrued liabilities and other payables	(380,735)	908,462
Deferred revenue	463,669	3,188,490
Taxes payable	5,343,733	4,042,622
Net cash provided by operating activities	2,690,052	24,770,433

Cash flows from investing activities:
Additions to property, plant, and equipment	(14,931,322)	(12,989,389)
Additions to intangible assets	—	(163,051)
Net cash used in investing activities	(14,931,322)	(13,152,440)

Cash flows from financing activities:
Proceeds from related parties	18,623	67,430
Repayment to related parties	(464,372)	(628,787)
Proceeds from short-term bank loans	2,447,420	—
Proceeds from long-term loans	3,872,500	—
Deferred issuance costs	(157,671)	(67,654)
Net cash provided by (used in) financing activities	5,716,500	(629,011)

Effect of exchange rates changes on cash	(283,149)	79,056
Net increase (decrease) in cash	(6,807,919)	11,068,038
Cash and restricted cash, beginning of year	12,656,871	1,588,833
Cash and restricted cash, end of year	$5,848,952	$12,656,871

Reconciliation of cash and restricted cash, end of year
Cash	5,381,058	12,563,247
Restricted cash	467,894	93,624
Cash and restricted cash, at the end of year	$5,848,952	$12,656,871
Non-Cash Activities:
Additions to construction-in-progress through accounts payable	$4,476,653	$475,574
Additions to construction-in-progress through Interest payable	$168,486	$288,631
Additions to fixed assets through accounts payable	$279,409	$64,877
Offset dividend to shareholders and accounts receivable-related parties	$—	$10,570,000

Supplemental cash flow disclosures:
Cash paid for income tax	$17,986	$24,702
Cash paid for interest	$323,973	$31,949

The accompanying notes are an integral part of these consolidated financial statements.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION

YanGuFang International Group Co., Ltd. (“YanGuFang Group”) is a holding company that was incorporated under the laws of Cayman Islands on May 28, 2020. YanGuFang Group, through its wholly-owned subsidiaries, variable interest entities (“VIEs”) and the VIEs’ subsidiaries (collectively, “the Company”) is engaged in the production and sale of healthy whole grain foods in the People’s Republic of China (“China” or “PRC”). The Company has no substantive operations other than holding 100% ownership interest with no monetary capitalization of YanGuFang International Holding Group (HK) CO., Limited (“YanGuFang HK”) established under the laws of Hong Kong on June 29, 2020. The Company sells oats and whole grain products through offline and online channels as well as providing authorization services.

As of June 30, 2022, the Company’s subsidiaries and consolidated affiliated entities are as follows:

Subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
YanGuFang International Holding Group (HK) Co., Limited (“YanGuFang HK”)	June 29, 2020	Hong Kong, PRC	100%	Investment Holding
YGF Oats Life LLC	February 22, 2021	USA	100%	Grain food sale
Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd. (“YanGuFang China” or “WFOE”)	December 8, 2020	PRC	100%	Grain planting, grain food production and sale
Shanghai Yanna Technology Co., Ltd. (“Yanna Technology”)	February 25, 2021	PRC	100%	Technology consulting and service

VIEs and their subsidiaries
Shanghai YanGuFang E-commerce Co., Ltd. (“YanGuFang E-commerce”)	June 29, 2017	PRC	Variable interest	E-commerce, food sale
Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. (“YanGuFang Whole Grain”)	January 25, 2015	PRC	Variable interest	Grain food production and sale
Inner Mongolia YanGuFang Contract Farming Development Co., Ltd. (“YanGuFang Contract Farming”)	May 8, 2019	PRC	Variable interest	Grain food production and sale
Inner Mongolia YanGuFang Import and Export Trading Co., Ltd. (“YanGuFang I&E Trading”)	May 2, 2018	PRC	Variable interest	Grain food production and sale
YanGuFang Import and Export Trading (Hainan) Co., Ltd. (“YanGuFang Hainan I&E Trading”)	January 29, 2021	PRC	Variable interest	Grain food import and export
YanGuFang E-Commerce (Inner Mongolia)	June 20, 2022	PRC	Variable interest	Grain food sale

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

As described below, the Company, through a series of transactions which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent of its subsidiaries and ultimate beneficiary of VIEs. The CEO and the Chairman of the Board of Directors of the Company, is the ultimate controlling shareholder of the Company.

Reorganization

A Reorganization of the legal structure was completed on December 20, 2020. The Reorganization involved: (i) the formation of YanGuFang HK and a wholly foreign-owned enterprise (“WFOE”), YanGuFang China; and (ii) the signing of contractual arrangements between WFOE and VIEs, namely YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming, and the VIE Shareholder. YanGuFang HK is also a holding company holding 100% ownership interest with no monetary capitalization of Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd. (“YanGuFang China” or “WFOE”), which was established on December 8, 2020 under the laws of the People’s Republic of China (“PRC” or “China”).

On December 20, 2020, YanGuFang China, or WFOE, entered into Exclusive Option Agreements, Exclusive Technology Development, Consulting and Services Agreements, Equity Pledge Agreement and Power of Attorney (collectively, the “VIE Agreements”) with each of the VIEs and their respective sole shareholder YanGuFang Agroeco Tech, or the VIE Shareholder, on the substantially similar terms. Through these arrangements, the Company seeks to exercise control over the operations of the VIEs and receive all of the economic benefits of the VIEs.

The above-mentioned arrangements ultimately obligate WFOE to absorb all of the risk of loss and receive residual returns of YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming. In essence, the Company, through WFOE, has gained effective control over YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming. Therefore, the Company believes that YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming should be considered as Variable Interest Entities (“VIEs”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”. YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming are engaged in oat and whole grain food production and sales in the PRC.

Before and after the Reorganization, the Company, together with its subsidiaries and the VIEs, is effectively controlled by the same shareholders, and therefore the Reorganization is considered as a recapitalization of entities under common control. The consolidation of the Company, its subsidiaries and the VIEs has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The Contractual Arrangements

A VIE is an entity that either has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIEs is deemed to be the primary beneficiary of, and must consolidate, the VIEs.

As part of the reorganization for the Company’s initial public offering, on December 20, 2020, YanGuFang China, entered into Exclusive Option Agreements, Exclusive Technology Development, Consulting and Services Agreements, Equity Pledge Agreement and Power of Attorney (collectively, the “VIE Agreements”) with each of the

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

VIEs and their respective sole shareholder YanGuFang Agroeco Tech, or the VIE Shareholder, on the substantially similar terms. Through these arrangements, the Company seeks to exercise control over the operations of the VIEs and receive all of the economic benefits of the VIEs. A summary of the VIE Agreements is set forth below.

Exclusive Option Agreements

Pursuant to the Exclusive Option Agreements, the VIE Shareholder has irrevocably granted WFOE or its designee an exclusive option to purchase all or part of the equity interests of each VIE either at the purchase price of RMB100, or the lowest price permitted by applicable PRC laws if a share valuation is required by PRC law in exercising the option, or upon separate agreements between WFOE and the VIE Shareholder, at a specific amount.

Each VIE has also granted WFOE or its designee an exclusive option to purchase all or part of its assets either at the purchase price of RMB100 or the lowest price permitted by applicable PRC laws, or upon separate agreements between WFOE and each VIE, at a specific amount.

Exclusive Technology Development, Consulting and Services Agreements

Pursuant to the Exclusive Technology Development, Consulting and Services Agreements, WFOE provides each VIE with technology development, consulting and services for which WFOE collects a consulting and service fee (“Service Fee”) quarterly from each VIE. The Service Fee is generally calculated based on the balance between all revenues of each VIE and its related expenses and costs, or, upon separate negotiations of the parties, a specific amount.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreements, the VIE Shareholder has pledged all of its equity interests of each VIE to WFOE as collateral to guarantee the performance by such shareholder of its obligation to pay the Service Fee under each Exclusive Technology Development, Consulting and Services Agreement. As of the date of this prospectus, all pledge documents have been duly filed with the local government. As a pledgee, WFOE is entitled to receive all dividends and interests in cash or cash equivalents generated from the pledged equity interests of each VIE.

Powers of Attorney

Pursuant to the Powers of Attorney, the VIE Shareholder has irrevocably authorized WFOE or its designee to act as its exclusive agent to exercise all of its rights as a shareholder of each VIE, including, but not limited to, attending shareholder’s meetings and executing shareholder resolutions; exercising all shareholder rights permitted by law or regulated in the articles of associations of VIEs, including without limitation, voting rights, sell, transfer, pledge or dispose of any or all of the shares; nominating, designating or appointing the legal representative, chairman, the directors, supervisors, general manager and other senior management. Unless otherwise provided, with the oral or written instruction of VIE Shareholder, WFOE is also entitled to allocate, use or otherwise dispose of all cash dividends and non-cash interests generated from the equity interests of each VIE.

The irrevocable powers of attorney described above have conveyed all shareholder rights held by the VIEs’ shareholders to WFOE, including the right to designate and appoint each of the VIEs’ legal representative, director, supervisor, chief executive officer and other senior management members. The exclusive option agreements provide WFOE with a substantive kick-out right of the VIE Shareholder through an exclusive option to purchase all or any part of the shareholders’ equity interest in the VIEs either at the purchase price of RMB100, or the lowest price permitted by applicable PRC laws if a share valuation is required by PRC law in exercising the option, or upon separate agreements between WFOE and the VIE Shareholder, at a specific amount. In addition, through the exclusive technology development, consulting and service agreements, WFOE has established the right to receive benefits from the VIEs that could potentially be significant to the VIEs, and through the equity pledge agreements, WFOE has, in substance, an obligation to absorb losses of the VIEs that could potentially be significant to the VIEs. As these contractual arrangements allow the Company to effectively control the VIEs and to derive substantially all of the economic benefits from it, the Company has consolidated the VIEs.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

The Company, through WFOE, is deemed to have controlling financial interests in and be the primary beneficiary of YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming because it has both of the following characteristics:

•        The power to direct activities at YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming that most significantly impact such entities’ economic performance, and

•        The obligation to absorb losses of, and the right to receive benefits from YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming that could potentially be significant to such entity.

Pursuant to these contractual arrangements, the Company, through WFOE, has the right to receive all of YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming’s residual return. At the same time, the Company, through WFOE, is obligated to absorb all of their losses. Such contractual arrangements are designed so that the operations of YanGuFang E-commerce, YanGuFang Whole Grain, and YanGuFang Contract Farming are solely for the benefits of WFOE and ultimately, the Company.

Risks associated with the VIEs structure

The Company believes that the contractual arrangements with the VIEs and the VIE Shareholder are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and the VIEs;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and the VIEs;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and the VIEs may not be able to comply;

•        require the Company’s PRC subsidiary and the VIEs to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds of a public offering to finance the Company’s business and operations in China.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Company’s ability to conduct its business. In such case, the Company may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs in the Company’s consolidated financial statements. In the opinion of management, the likelihood for the Company to lose such ability is remote based on current facts and circumstances. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. The management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Company herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Company to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

The following table sets forth the assets, liabilities, results of operations and cash flows of the VIEs included in the Company’s consolidated balance sheets, consolidated statement of income and comprehensive income and consolidated statements of cash flows:

	As of June 30,
	2022	2021
CURRENT ASSETS:
Cash	$4,859,083	$1,847,589
Restricted cash	467,894	93,624
Accounts receivable	729,152	41,291
Accounts receivable – related party	3,656,309	—
Inventories	5,442,661	1,132,149
Advance to vendors	1,729,574	718,710
Advance to vendors – related party	46,032	443,245
Prepayments and other assets, net	84,752	145,361
Due from related parties	—	11,277,958
TOTAL CURRENT ASSETS	17,015,457	15,699,927

NON-CURRENT ASSETS:
Property, plant and equipment, net	46,431,541	29,008,237
Intangible assets, net	2,193,509	2,425,239
Deferred tax assets	935,646	815,817
Deferred issuance costs	161,325	167,376
TOTAL ASSETS*	$66,737,478	$48,116,596

CURRENT LIABILITIES:
Short term bank loans	$2,358,940	$—
Accounts payable	6,252,145	3,375,154
Construction payable	5,105,032	540,451
Due to related parties	173,244	644,114
Advance from customers	3,558,329	8,259,750
Accrued liabilities and other payables	3,057,774	3,291,731
Deferred revenue	1,972,528	1,493,023
Taxes payable	15,151,755	10,376,340
TOTAL CURRENT LIABILITIES	37,629,747	27,980,563
Long-term loans	8,711,755	5,203,124
Long-term deferred revenue	1,283,570	1,543,339
TOTAL LIABILITIES*	$47,625,072	$34,727,026

____________

*        Certain balances will be eliminated in the consolidated financial statements.

	For the Years Ended June 30,
	2022	2021
Revenue	$36,082,316	$29,837,029
Net income	$6,439,709	$10,721,639

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

	For the Years Ended June 30,
	2022	2021
Net cash provided by operating activities	$3,391,759	$24,948,518
Net cash used in investing activities	$(14,931,322)	$(13,152,440)
Net cash provided by (used in) financing activities	$15,191,055	$(11,598,758)

There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require the Company or its subsidiaries to provide financial support to the VIEs. However, if the VIEs were ever to need financial support, the Company may provide financial support to the VIEs through loans to the shareholders of the VIEs or entrustment loans to the VIEs. For the years ended June 30, 2022 and 2021, the Company did not provide any financial or other support to the VIEs. There are no VIEs’ assets that are collateral for the VIEs’ obligations and which can only be used to settle the VIEs’ obligations. Creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of their net assets, equivalent to the balance of its statutory reserve and its registered capital, to the Company in the form of loans and advances or cash dividends.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and VIEs’ subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIEs is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances between the Company, its subsidiaries, VIEs and VIEs’ subsidiaries have been eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements and are adjusted to reflect actual experience when necessary. Significant estimates required to be made by management include, but are not limited to useful lives of intangible assets, allowance for doubtful accounts, allowance for inventories obsolescence, recoverability of long-lived assets, provision necessary for contingent liabilities, revenue recognition and advances from customers, valuation of prepayments and other assets and realization of deferred tax assets. Actual results could differ from those estimates.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

Cash comprises cash at banks and on hand, which includes deposits with original maturities of three months or less with commercial banks. Cash balances in bank accounts in mainland China are insured by the People’s Bank of China Financial Stability Department (“FSD”) where there is a RMB 500,000 deposit insurance limit for a legal entity’s aggregated balance at each bank. As a result, the amounts not covered by FSD were $4,848,437 and $11,512,312 as of June 30, 2022 and 2021, respectively.

Restricted cash

Restricted cash mainly represents required cash deposits reserved for certain purchase agreements and as a part of collateral for short-term bank loan.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Allowance for doubtful accounts amounted to $39,799 and $Nil as of June 30, 2022 and 2021, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs include the cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized in the value of inventories. Net realizable value is estimated using selling price in the normal course of business less any costs to complete and sell products.

Advances to Vendors

Advance to suppliers consists of balances paid to suppliers for services and materials that have not been provided or received. Advance to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for doubtful accounts by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. Allowance for doubtful accounts amounted to $98,753 and $Nil as of June 30, 2022 and 2021, respectively.

Prepayment and other assets

Prepayment and other assets primarily consist of prepaid rents, advances to vendors for purchasing goods or services that have not been received or provided, loans to third-parties, security deposits made to customers and advances to employees, which are presented net of allowance for doubtful accounts. Prepayment and other assets are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the aging method to estimate the allowance for uncollectible balances. The allowance is also based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections and utilizations. Actual amounts received or utilized may differ from management’s estimate of credit worthiness and the economic environment. Other receivables are written off against the allowances only after exhaustive collection efforts. For the years ended June 30, 2022 and 2021, $nil and $19,377 was written off against other receivables, respectively.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided in the amounts sufficient to depreciate the cost of the related assets over their useful lives using the straight-line method, as follows:

Useful life
Office furniture	3 – 5 years
Electronic equipment	3 – 5 years
Billboard	15 – 20 years
Building	35 years
Production equipment	5 – 10 years
Automobiles	3 – 8 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

The Company constructs certain of its property and equipment. In addition to costs under the construction contracts, external costs that are directly related to the construction and acquisition of such property and equipment are capitalized. Depreciation is recorded at the time assets are ready for their intended use and put into service. Such properties are classified to the appropriate categories of property and equipment when completed.

Intangible Assets

Intangible assets consist primarily of computer software and land use rights. Intangible assets are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method.

Category	Estimated useful life
Computer software	3 – 10 years
Land use rights	40 – 50 years

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended June 30, 2022 and 2021, respectively.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, advances to suppliers, prepayments and other current assets, accounts payable, advance from customers, accrued expenses, short term bank loans and taxes payable, approximates their recorded values due to their short-term maturities. The Company determined that the carrying value of the long term bank loans approximated their fair value by comparing the stated loan interest rate to the rate charged by similar financial institutions.

Revenue recognition

The Company produces and sells oat-based food products and service revenue the Company offers to its customers. The Company has adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606 for the years ended June 30, 2022 and 2021. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Company applies the following steps:

Step 1:    Identify the contract (s) with a customer

Step 2:    Identify the performance obligations in the contract

Step 3:    Determine the transaction price

Step 4:    Allocate the transaction price to the performance obligations in the contract

Step 5:    Recognize revenue when (or as) the entity satisfies a performance obligation

In accordance with ASC 606, the Company evaluates whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as net service revenue. When the Company is a principal, that the Company obtains control of the specified goods or services before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which it expects to be entitled in exchange for the specified goods or services transferred. When the Company is an agent and its obligation is to facilitate third parties in fulfilling their performance obligation for specified goods or services, the revenues should be recognized in the net amount for the amount of net service revenue, which the Company earns in exchange for arranging for the specified goods or services to be provided by other parties. Revenues are recorded net of value-added taxes.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Product sales

The Company generates revenue primarily through the sale and delivery of oat-based food products to customers and recognizes revenue when control is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods or services and is recorded net of value-added tax (“VAT”).

Online product sales

The Company sells oat-based food products through its own APP (application) as well as other reputable online shopping platforms, such as Tmall (www.tmall.com), JD (www.jd.com) and PDD (www.pinduoduo.com). The Company utilizes external delivery service providers to deliver goods to its customers. The customers pay for the goods in advance. The Company recognizes product sales made through APP on a gross basis because the Company is acting as a principal in these transactions as the Company (i) is responsible for fulfilling the promise to provide the specified goods, (ii) takes on inventory risk and (iii) has discretion in establishing price. Revenues are recorded net of value-added taxes (“VAT”). Due to China’s statutory requirement for 7 days return policy for all online purchase, revenues from online sales are recognized when control is transferred, which typically happens upon 7 days after the acceptance. The Company’s contracts with customer are primarily on a fixed-price basis. Discounts and allowances provided to customers are recognized as a reduction in net sales as control of the products is transferred to customers. After the 7 days, customers generally do not have the right to return product unless damaged or defective.

Offline Product sales

The Company also directly sells its products to its customers and wholesalers (“offline sales”), revenues from offline sales are recognized when control is transferred, which typically happens upon delivery, because the Company generally utilizes external delivery service providers to deliver goods to its customers with guaranteed delivery, which is considered at point in time. The Company does not have any further performance obligation upon delivery to the end customers. The Company recognizes the offline product sales revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified goods.

For all product sales consisting of online sales and offline sales, the Company generally provides a one-year warranty against defects in materials related to the sale of products. The Company considered the warranty as an assurance type warranty since the warranty provides the customer the assurance that the product complies with agreed-upon specifications. Estimated future warranty obligations are included in cost of product sales in the period in which the related revenue is recognized. The determination of the Company’s warranty accrual is based on actual historical experience with the product, estimates of repair and replacement costs and any product warranty problems that are identified after shipment. The Company estimates and adjusts these accruals at each balance sheet date in accordance with changes in these factors. Based on the past experience, the Company has not experienced any significant customer returns for the years ended June 30, 2022 and 2021, as a result, the Company did not provide warranty accrual.

Costs associated with offline product sales include commissions payable to certain authorized distributors who promote the Company’s product to customers. Commissions are incremental and recoverable costs of acquiring contracts and calculated by a certain percentage of revenue generated from the related contracts. Considering that product sales are performance obligations in contracts that are satisfied at a point in time, commission expense associated with product sales is incurred at that point in time. Therefore, the Company recognizes commissions as selling expense when incurred. For the year ended June 30, 2022 and 2021, the Commission expense amounted to $5,467,998 and $608,294, respectively.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net service revenue

The Company charges net service fees to third-party merchants for participating in the Company’s online APP, where the Company’s performance obligation is to provide third-party merchants platform services enabling them to transact with customers. Under the net service revenue arrangements, the Company acts as an agent and does not take control of the products provided by the third-party merchants at any point in the time during the transactions and does not have latitude over pricing of the merchandise. Upon successful sales, the Company charges the third-party merchants a negotiated amount or a fixed rate commission fee based on the sales amount. Net service revenues are recognized on a net basis at the point of delivery of products, net of return allowances.

Other revenues:

(iii)   Membership fees:    for the years ended June 30, 2022 and 2021, the Company offered certain membership programs to its registered users on its APP. Memberships were offered for a twelve-month period and customers paid a fixed non-refundable upfront membership fee. During the membership period, members enjoy benefits such as free gifts upon purchase and VIP customer service. The Company determined that the membership benefits provided over the membership period were a series of distinct goods and services that were considered one performance obligation. For all the Company’s membership fee contracts, the amount of fee was fixed or determinable and no right of return provision indicated in the contract. The contract price was fully allocated to the single performance obligation. The Company recognized membership service fees on a straight-line basis over their respective membership period.

(iv)   Authorization fees:    Starting in April 2021, the Company established a regional authorization program to engage independent merchant to assist in developing specified geographical regions. The program grants non-exclusive geographical territory business development to the authorized distributors within that defined territory. The Company’s services under regional cooperation agreements include marketing support to advertise as well as utilization of the Company’s trademark and copyrights for business promotion purpose. The term of cooperation agreements is typically one to three years. The Company charges a fixed amount authorization fee, consisting of: (1) first installment (85% of the total authorization fee amount) is non-refundable and to be paid upon execution of an authorization agreement and (2) three annual installments payable upon the first, second and third anniversary of the agreement. For all the Company’s cooperation agreements, the amount of fee is fixed or determinable and no right of return provision indicated in the agreement. Since the Company provides no financing to authorized distributors and offers no guarantees on their behalf. The services provided by the Company are highly interrelated with the cooperation agreements and as such are considered to represent a single performance obligation. The agreement price is fully allocated to the single performance obligation. The total authorization fees are recognized ratably on a straight-line basis over the term of the cooperation agreements.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Company has satisfied the Company’s performance obligation and has the unconditional rights to payment. The balances of accounts receivable including related party balances, net of allowance for doubtful accounts were $729,152 and $41,291 as of June 30, 2022 and 2021, respectively. Unearned revenues consist of payments received or awards to customers related to unsatisfied performance obligation at the end of the period, included in advance from customers in the Company’s consolidated balance sheets with the balance of $3,558,329 and $8,259,750 as of June 30, 2022 and 2021, respectively.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenue

For the years ended June 30, 2022 and 2021, the disaggregation of revenue by major revenue streams is as follows:

	For the years ended June 30,
	2022	2021
Product sales – online sales	$1,732,250	$707,968
Product sales – offline distributor sales	7,792,394	1,597,196
Product sales – offline subscription customer sales	22,772,752	25,260,601
Net service revenue	1,470,666	1,969,257
Other revenues	2,314,254	302,007
Total	$36,082,316	$29,837,029

Advertising expenditures

Advertising expenditures are expensed as incurred for the periods presented. Advertising expenditures have been included as part of selling expenses. For the years ended June 30, 2022 and 2021, advertising expenses amounted to $607,209 and $124,709, respectively.

Operating leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases.

Value added tax (“VAT”)

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range up to 11%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in mainland China remain subject to examination by the tax authorities for five years from the date of filing.

Government grant

Government grants are recognized as income in other income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the Consolidated Statements of Income and Comprehensive Income upon receipt and all conditions attached to the grants are fulfilled. For the years ended June 30, 2022 and 2021, the Company received $223,504 and $405,071 government subsidy for various items including land expenses, oat-processing production line and unemployment insurance, etc.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended June 30, 2022 and 2021. All of the tax returns of the Company’s subsidiaries in mainland China remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign currency translation

The functional currencies of the Company are the local currency of the countries in which the subsidiaries operate. The Company’s consolidated financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect on that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component in accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

Since the Company operates primarily in mainland China, the Company’s functional currency is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in the translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	June 30, 2022	June 30, 2021
Balance sheet items, except for equity accounts	US$1 = RMB 6.6981	US$1 = RMB 6.4566
Items in the statements of income and cash flows	US$1 = RMB 6.4554	US$ 1 = RMB 6.6221

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustment resulting from the Company not using US$ as its functional currency.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risks and uncertainties

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. On March 27, 2022, Shanghai announced to lockdown the city in order to control the COVID-19 variation omicron. During the recent lockdown of Shanghai between late March and June 2022, we temporarily closed our Shanghai office from April 1, 2022 to June 1, 2022 but did not close our production facilities in Inner Mongolia, China. Due to the restrictions on logistics and supply chain disruptions in certain areas of China, we reduced our production output during the lockdown period in Shanghai, which to some extent adversely affected our results of operations for the same period. Starting from June 1, 2022, we resumed our production scale to the pre-lockdown level. The full extent to which the COVID-19 outbreak in China impacts our future financial condition and results of operations is uncertain and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions necessary to contain the COVID-19 outbreak or treat its impact, the disruption to the general business activities of China and the impact on the economic growth and business of our production facility and distributors for the foreseeable future, among others.

Segment reporting

The Company follows ASC 280, “Segment Reporting” The Company’s Chief Executive Officer or chief operating decision-maker reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company operates and manages its business in mainland China as a single segment. As the Company’s long-lived assets are substantially all located in mainland China and substantially all the Company’s revenues are derived from within mainland China, no geographical segments are presented.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the reported revenues, net income and cash flows.

Concentrations of risks

(a)     Concentration of credit risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of June 30, 2022 and 2021, the aggregate amount of cash and restricted cash of $5,478,485 and $11,978,526, respectively, was held at major financial institutions in mainland China, where there is a RMB 500,000 deposit insurance limit for a legal entity’s aggregated balance at each bank. To limit the exposure to credit risk relating to deposits, the Company primarily places cash deposits with large financial institutions. As a result, the amounts not covered by FSD were $4,848,437 and $11,512,312 as of June 30, 2022 and 2021, respectively. The Company conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Company establishes an accounting policy to provide for allowance for doubtful accounts based on the individual customer’s and supplier’s financial condition, credit history, and the current economic conditions.

(b)    Significant customers

For the years ended June 30, 2022 and 2021, no customer accounted for more than 10% of total revenues. As of June 30, 2022, three customers accounted for approximately 69.9%, 12.9% and 10.2% of total accounts receivable (including accounts receivable — related party), respectively. As of June 30, 2021, one customer accounted for approximately 99.8% of total accounts receivable (including accounts receivable — related party).

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)     Significant suppliers

For the year ended June 30, 2022, two suppliers accounted for approximately 24.1% and 10.2% of total purchase, respectively. For the year ended June 30, 2021, two suppliers accounted for approximately 40.8% and 16.8% of total purchases, respectively. As of June 30, 2022, three suppliers accounted for approximately 24.8% and 19.8% of total accounts payable (including accounts payable — related party), respectively. As of June 30, 2021, two suppliers accounted for approximately 47.8% and 11.3% of total accounts payable (including accounts payable — related party), respectively.

(d)    Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company, its subsidiaries’, and the VIEs’, VIEs’ subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In mainland China, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in mainland China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company’s functional currency is the RMB, and the Company’s financial statements are presented in U.S. dollars. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB. To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. In July 2018, the FASB issued updates to the lease standard making transition requirements less burdensome. The update provides an option to apply the transition provisions of the new standard at its adoption date instead of at the earliest comparative period presented in the company’s financial statements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. FASB further issued ASU 2018-11 “Target Improvement” and ASU 2018-20 “Narrow-scope Improvements for Lessors.” In June 2020, the FASB issued ASU No. 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities” (“ASU 2020-05”) in response to the ongoing impacts to businesses in response to the coronavirus (COVID-19) pandemic. ASU 2020-05 provides a limited deferral of the effective dates for implementing previously issued ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. ASU 2020-05 affects entities in the “all other” category and public Not-For-Profit entities that have not gone into effect yet regarding ASU 2016-02, Leases (Topic 842). Entities in the “all other” category may defer to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, the Company will adopt this guidance effective July 1, 2022. The Company is evaluating the impact on its consolidated financial statements.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Company to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. In November 2018, April 2019 and May 2019, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” and “ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief,” which provided additional implementation guidance on the previously issued ASU. The ASU is effective for fiscal years beginning after December 15, 2020. The ASU requires a modified retrospective adoption method. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “’Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Company does not expect the adoption of ASU 2021-04 will have a material effect on the consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial position, statements of operations and cash flows.

Note 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	June 30, 2022	June 30, 2021
Accounts receivable	$768,951	$41,291
Less: allowance for doubtful accounts	(39,799)	—
Accounts receivable, net	$729,152	$41,291

Allowance for doubtful accounts movement:

	June 30, 2022	June 30, 2021
Balance as of beginning	$—	$—
Provision	39,799	—
Ending balance	$39,799	$—

Note 4 — INVENTORIES

Inventories consist of the following:

	June 30, 2022	June 30, 2021
Raw materials	$4,255,635	$365,896
Finished goods	1,187,026	743,750
Work in process (“WIP”)	—	22,503
Total	$5,442,661	$1,132,149

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — ADVANCE TO VENDORS

Advance to vendors consist of the following:

	June 30, 2022	June 30, 2021
Prepayments for raw materials	$1,782,160	$395,860
Prepayments for equipment	46,167	322,850
Less: allowance for doubtful accounts	(98,753)	—
Total	$1,729,574	$718,710

Note 6 — PREPAYMENTS AND OTHER ASSETS

Prepayments and other current assets consist of the following:

	June 30, 2022	June 30, 2021
Deposit to suppliers	$45,580	$62,079
Prepaid expense	39,172	83,282
Total	$84,752	$145,361

Note 7 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	June 30, 2022	June 30, 2021
Office furniture	$77,112	$59,724
Electronic equipment	141,023	43,645
Billboard	43,879	45,525
Production Equipment	5,512,547	492,713
Building	24,168,711	—
Automobiles	113,330	95,332
Subtotal	30,056,602	736,938
Less: accumulated depreciation	(802,415)	(141,517)
Construction in progress	17,177,354	28,412,816
Property and equipment, net	$46,431,541	$29,008,237

Depreciation expense for the years ended June 30, 2022 and 2021 amounted to $690,996 and $61,148, respectively.

Construction in progress represents costs of construction incurred for the Company’s new production plant. The construction of the new plant is expected to be fully completed in 2023. For the years ended June 30, 2022, approximately $28.2 million construction in progress was completed, put in service and transferred to other categories of property and equipment.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	June 30, 2022	June 30, 2021
Computer software	$1,081,074	$1,121,624
Land use right	1,711,839	1,776,047
Total	2,792,913	2,897,671
Less: accumulated amortization	(599,404)	(472,432)
Intangible assets, net	$2,193,509	$2,425,239

Amortization expenses were $149,454 and $142,455 for the years ended June 30, 2022 and 2021, respectively.

The estimated future amortization expenses are as follows:

Twelve months ending June 30,	Estimated Amortization Expense
2023	$149,454
2024	149,454
2025	149,454
2026	149,454
2027	149,454
2028 and there after	1,446,239
Total	$2,193,509

Note 9 — ACCRUED EXPENSE AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	June 30, 2022	June 30, 2021
Payroll payable	$546,648	$670,235
Interest payable	815,648	542,824
Social welfare payable	187,530	145,764
Office supply and utility payable	110,747	82,197
Packing materials	288,126	222,033
Equipment payable	52,480	44,892
Construction in process payable	16,423	183,638
Rent payable	123,297	83,519
Land use right payable	—	579,326
Deposits	—	48,225
Deferred government grant	459,534	354,969
Others	457,341	334,109
Total	$3,057,774	$3,291,731

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — DEFERRED REVENUE

Deferred revenue primarily represents the unearned authorization fee revenue and membership fee revenue as of June 30, 2022 and 2021.

	June 30, 2022	June 30, 2021
Authorization fee*	$3,236,574	$2,988,444
Membership fee	19,524	47,918
Total	3,256,098	3,036,362
Less: long-term portion	1,283,570	1,543,339
Deferred revenue	$1,972,528	$1,493,023

____________

*        The Company collected authorization fee upfront and amortize it over three years.

Note 11 — BANK LOANS

	As of June 30, 2022	As of June 30, 2021
Oats government supporting loans(1)	$3,410,682	$3,564,436
Oats government supporting loans(2)	3,721,628	—
Hale Township(3)	673,940	699,219
Deshenggou Township(4)	716,640	743,520
Wulanbulang Township(5)	188,865	195,949
Shanghai Pudong Development Bank(6)	1,164,540	—
Inner Mongolia Bank(7)	1,194,400	—
Total	11,070,695	5,203,124
Less: short term bank loans	2,358,940	—
Long-term loans, net of current	$8,711,755	$5,203,124

____________

Bank loans borrowings consisted of the following:

(1)      In fiscal 2019, due to the PRC central government’s policy to support the rural area development and oat farming business, the local governments in several counties in Inner Mongolia, PRC, where the Company’s factory locates, provided long-term loans to the Company to encourage its oats business development. Pursuant to the terms of the loan agreements, these loans are designated for the Company to purchase oat related processing and production equipment and all the purchases and payments requires the local government’s approval. The term of loan is generally 12 years starting from September 2019. The aggregated loan principal amount is RMB 23.9 million (approximately $3.6 million and $3.7 million as of June 30, 2022 and 2021, respectively). The annual interest rate for these loans are separated into three phases. The annual interest rate for the first two years is 8% (“loan period I”), for the 3rd year to 7th year is 6.5% (“Loan period II”) and the annual interest rate for the 8th year to 12th year is 5.9% (Loan period III”). The interest is required to be paid on annual basis. By the end of loan term (12th year), the Company is required to repay the principal of RMB 22.7 million, which is less than the original principal amount. The Company accounted for such loans using the effective interest method based on a discounted cash flow. The effective interest rate was determined to be 6.3%. The Company pledged fixed assets with a carrying value of RMB 33.9 million (approximately $5.1 million) in “YanGuFang Whole Grain Eco-Tech Park” in Golden Triangle Development Zone, Wuchuan County, Inner Mongolia as collateral.

(2)      In fiscal 2022, due to the PRC central government’s policy to support the rural area development and oat farming business, the local governments in several counties in Inner Mongolia, PRC, where the Company’s factory locates, provided long-term loans to the Company to encourage its oats business development. Pursuant to the terms of the loan agreements, these loans

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — BANK LOANS (cont.)

are designated for the Company to purchase oat related processing and production equipment and all the purchases and payments requires the local government’s approval. The term of the loan is generally 12 years starting from July 2021. The aggregated loan principal amounts is RMB 25.0 million (approximately $3.7 million as of June 30, 2022) with a twelve year maturity date due on June 2033 at a fixed annual interest rate of 6.5%. The interest is required to be paid on annual basis. By the end of loan term (12 years), the Company is required to repay the principal of RMB 23.7million, which is less than the original principal amount. The Company accounted for such loan using the effective interest method based on a discounted cash flow. The effective interest rate was determined to be 6.19%. The Company pledged fixed assets with a carrying value of RMB 33.9 million (approximately $5.1 million) in “YanGuFang Whole Grain Eco-Tech Park” in Golden Triangle Development Zone, Wuchuan County, Inner Mongolia as collateral.

(3)      In August 2018, the Company and Hale Township Government entered into a series of loan agreements, pursuant to which, the term of these loans was August 18, 2018 to August 18, 2020 and was subsequently extended to August 23, 2024. The principal of the loans were approximately RMB 4.5 million (or $673,940 and $699,219 as of June 30, 2022 and 2021, respectively). The Company shall pay a fixed annual interest rate of approximately 6% to the Village Committee on an annual basis. The Company pledged land use rights with a carrying value of RMB 10.2 million (approximately $1.5 million as of June 30, 2022) and the appurtenant on the land with a carrying value of RMB 190.4 million (approximately $28.4 million as of June 30, 2022) located in “YanGuFang Whole Grain Eco-Tech Park” in Golden Triangle Development Zone, Wuchuan County, Inner Mongolia as collateral.

(4)      In August 2018, the Company and Deshenggou Township Government entered into a series of loan agreements, pursuant to which, the term of these loans was August 18, 2018 to August 18, 2020 and was subsequently extended to August 21, 2024. The principal of the loans were approximately RMB 4.8 million (or $716,640 and $743,520 as of June 30, 2022 and 2021, respectively). The Company shall pay a fixed annual interest rate of approximately 6% to the Village Committee on an annual basis. The Company pledged land use rights with carrying value of RMB 10.2 million (approximately $1.5 million as of June 30, 2022) and the appurtenant on the land with carrying value of RMB 190.4 million (approximately $28.4 million as of June 30, 2022) located at in “YanGuFang Whole Grain Eco-Tech Park” in Golden Triangle Development Zone, Wuchuan County, Inner Mongolia as collateral.

(5)      In July 2018, the Company and Wulanbulang Township Government entered into a series of loan agreements. pursuant to which, the term of these loans was July 11, 2018 to July 11, 2020 and was subsequently extended to July 13, 2024. The principal of the loans were approximately RMB 1.3 million (or $188,865 and $195,949 as of June 30, 2022 and 2021, respectively). The Company shall a fixed annual interest rate of approximately 6% to the Village Committee on an annual basis. The Company pledged land use rights with a carrying value of RMB10.2 million (approximately $1.5 million as of June 30, 2022) and the appurtenant on the land with carrying value of RMB 190.4 million (approximately $28.4 million as of June 30, 2022) located at in “YanGuFang Whole Grain Eco-Tech Park” in Golden Triangle Development Zone, Wuchuan County, Inner Mongolia as collateral.

(6)      On January 10, 2022, the Company signed a loan agreement with Shanghai Pudong Development Bank to borrow RMB 7,800,000 ($1,164,540) for a term of twelve months with an annual interest rate of 5.3%. The loan was guaranteed by YanGuFang Agroeco Tech. The Company pledged three patents and land use rights for two parcels of land for the loan with a carrying value of approximately $1.5 million as of June 30, 2022. The Company also deposited RMB 780,000($116,454) as security deposit.

(7)      On May 30, 2022, the Company signed a loan agreement with Inner Mongolia Bank to borrow RMB 8,000,000 ($1,194,400) for a term of twelve months with an annual interest rate of 5.5%. The loan was guaranteed by YanGuFang Agroeco Tech. Mr. Junguo He, Mr. Zhu Sun, Mr. Yuxiang Sun and Mr. Ya Zhang, the shareholder of the Company, also personally guaranteed the repayment of the loan. The Company also pledged inventory with a carrying value of approximately $3.1 million as of June 30, 2022 to also guarantee the repayment of the loan.

Interest expense amounted to $191,637 and $95,846 for the years ended June 30, 2022 and 2021. Capitalized interest amounted to $389,019 and $288,631 for the years ended June 30, 2022 and 2021. The weighted average interest rate was 5.9% and 7.4% for the years ended June 30, 2022 and 2021, respectively.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — RELATED PARTIES BALANCES AND TRANSACTIONS

The Company records transactions with various related parties. These related party balances as of June 30, 2022 and 2021 and transactions for the years ended June 30, 2022 and 2021 are identified as follows:

(1)    Related parties with transactions and related party relationships

Name of Related Party	Relationship to the Company
Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co. Ltd. (“YanGuFang Agroeco Tech”)

It holds 100% of the share of Shanghai YanGuFang E-Commerce Co., Ltd., Inner Mongolia YanGuFang Contract Farming Development Co., Ltd. and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd.

Shanghai Rongzhi Automation System Co., Ltd.	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.
Shanghai Rongzhi Intelligent Technology Co., Ltd.	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.
Kui Shi	Vice Chairmen of YanGuFang Agroeco Tech, CFO of the Company
Junguo He	Chief Executive Officer (“CEO”), Chairman and Major shareholder which has approximately 51.75% of equity interest of YanGuFang Agroeco Tech;
Inner Mongolia YanGuFang Seed Industry Co., Ltd.	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.
Inner Mongolia YanGuFang Trading Co., Ltd.	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.
Zhejiang YanGuFang Agricultural Technology Co., Ltd.	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.
Yaoda Silk Road (Shanghai) Industrial Co., Ltd	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.
Hohhot one point one Public Welfare Foundation	Controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.

(2)    Accounts receivable-related party

As of June 30, 2022 and 2021, accounts receivable from YanGuFang Agroeco Tech amounted to $1,784,082 and $nil, respectively. As of November 30, 2022, the balance as of June 30, 2022 has been fully collected.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

(3)    Related Party Transactions

	For the years ended June 30,
	2022	2021
Sales to related parties
YanGuFang Agroeco Tech	$1,926,618	$2,848,575
Inner Mongolia YanGuFang Seed Industry Co., Ltd.	1,023	1,366,205
Inner Mongolia YanGuFang Trading Co., Ltd.	2,159,061	674,839
Zhejiang YanGuFang Agricultural Technology Co., Ltd.	273,657	431,239
Yaoda Silk Road (Shanghai) Industrial Co., Ltd	130,505	—
Hohhot one point one Public Welfare Foundation	70,251	—
Others	46,666	53,866
Total	$4,607,781	$5,374,724
	For the years ended June 30,
	2022	2021
Purchases from related parties
YanGuFang Agroeco Tech	$3,342,859	$4,432,764
Inner Mongolia Tala Impression Travel Service Co., LTD	1,767	—
Yaoda Silk Road (Shanghai) Industrial Co., Ltd	33,519	—
Shanghai Rongzhi Intelligent Technology Co., Ltd.	1,270,496	403,095
Total	$4,648,641	$4,835,859

In addition to the above transactions, YanGuFang Agroeco Tech also provided factory space of 2,232 square meters for free use of the Company from May 16, 2015 to March 27, 2027.

(4)    Advance to vendors — related party

As of June 30, 2022 and 2021, advance to Shanghai Rongzhi Automation System Co., Ltd. amounted to $46,032 and $443,245, respectively.

(5)    Due from related parties

	As of June 30,
	2022	2021
Due from related parties
Junguo He	$—	$15,490
Kui Shi	—	3,133
Total	$—	$18,623

(6)    Due to related parties

	As of June 30,
	2022	2021
Due to related parties
Kui Shi	$18,719	$—
Hohhot one point one Public Welfare Foundation	154,525	—
YanGuFang Agroeco Tech	—	644,114
Total	$173,244	$644,114

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — TAXES

(a)    Corporate Income Taxes (“CIT”)

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under Hong Kong tax laws, YanGuFang HK is subject to a statutory income tax rate at 16.5% if revenue is generated in Hong Kong and they are exempted from income tax on their foreign-derived income. There are no withholding taxes in Hong Kong on remittance of dividends.

Mainland China

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. YanGuFang Whole Grain, was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning December 2020. The certificate is valid for three years.

The impact of the tax holidays noted above decreased foreign taxes by $1,441,907 and $852,881 for the years ended June 30, 2022 and 2021, respectively. The benefit of the tax holidays on net income per share (basic and diluted) are $0.05 and $0.03 for the years ended June 30, 2022 and 2021, respectively.

i)       The components of the income tax provision are as follows:

	For the year ended June 30, 2022	For the year ended June 30, 2021
Current income tax	$2,299,562	$2,919,930
Deferred income tax benefit	(154,924)	(755,834)
Total provision for income taxes	$2,144,638	$2,164,096

ii)      The following table reconciles mainland China statutory rates to the Company’s effective tax rate:

The following table reconciles the mainland China statutory rates to the Company’s effective tax rate:

	For the year ended June 30, 2022	For the year ended June 30, 2021
Mainland China statutory tax rate	25.0%	25.0%
Effect of preferential tax rate	(18.3)%	(15.1)%
Research & Development (“R&D”) tax credit*	(1.7)%	(0.3)%
Change in valuation allowance	17.2%	6.5%
Non-deductible items and others*	5.0%	1.0%
Effective tax rate	27.2%	17.0%

____________

*      Non-deductible items and others represent excess expenses and losses not deductible for mainland China tax purpose.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — TAXES (cont.)

iii)    The following table summarizes deferred tax assets and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	June 30, 2022	June 30, 2021
Deferred tax assets:
Net operating loss carry-forward	$2,311,830	$907,649
Allowance for inventory reserves	21,276	3,482
Allowance for doubtful accounts	20,276	—
Deferred revenue	882,931	812,335
Valuation allowance	(2,300,667)	(907,649)
Total	$935,646	$815,817

As of June 30, 2022, the Company’s mainland China entities had a net operating losses carryforwards of approximately $9.1 million, which will expire on various dates from May 31, 2023 to May 31, 2028. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets as June 30, 2022 and 2021. For the years ended June 30, 2022 and 2021, the change in valuation allowance amounted to $1,393,103 and $820,764, respectively.

(b)    Taxes payable

Taxes payable consist of the following:

	June 30, 2022	June 30, 2021
Income tax payable	$8,336,306	$6,359,667
Value-added tax payable	6,483,160	3,721,058
Other taxes payable	332,289	295,615
Total taxes payable	$15,151,755	$10,376,340

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended June 30, 2022 and 2021.

As of June 30, 2022 and 2021, the Company had accrued tax liabilities of approximately $15.2 million and $10.4 million, respectively, mostly related to the unpaid income tax and the VAT in mainland China. According to PRC taxation regulation, if tax has not been fully paid, tax authorities may impose tax and late payment penalties within three years. In practice, since all of the taxes owed are local taxes, the local tax authority is typically more flexible and willing to provide incentives or settlements with local small and medium-size businesses to relieve their burden and to stimulate the local economy. There was no interest and penalty accrued as of June 30, 2022 and 2021 since it is impossible to estimate the amount of the penalty and interest at this point, and the Company believes that the probability of them being charged interest and penalty is remote as the local authority is more often willing to settle. As of June 30, 2022, the tax years ended December 31, 2015 through December 31, 2020 for the Company’s PRC subsidiary and the VIEs remain open for statutory examination by mainland China tax authorities.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was established by founding shareholders under the laws of the Cayman Islands on May 28, 2020 with 500,000,000 ordinary shares authorized, $0.0001 par value, 150,000,000 ordinary shares issued and outstanding.

Recapitalization

On August 31, 2022, the Company effectuated a share consolidation of its ordinary shares on a one-for-five basis whereby each five ordinary shares were consolidated into one ordinary share by passing shareholder resolutions and adopting the amended and restated memorandum and articles of association (the “Share Consolidation”). As a result of the Share Consolidation, the Company’s authorized share capital were amended from $50,000 divided into 500,000,000 ordinary shares with par value $0.0001 for each ordinary share, to 100,000,000 ordinary shares with par value $0.0005 for each ordinary share and the issued and outstanding ordinary shares were changed from 150,000,000 to 30,000,000. Unless otherwise provided in this prospectus, all share and per share numbers relating to our ordinary shares prior to the effectiveness of the Share Consolidation have been adjusted to give effect to the Share Consolidation.

The Company believes that the Share Consolidation should be considered as a part of the Recapitalization of the Company and accounted for on a retroactive basis pursuant to ASC 260. All ordinary shares and per share data for all periods have been retroactively restated accordingly.

Statutory reserve and restricted net assets

As stipulated by relevant PRC laws and regulations, the Company’s subsidiaries and affiliated entities in mainland China must take appropriations from tax profit to non-distributive funds. These reserves include general reserve and the development reserve.

The general reserve requires annual appropriation 10% of after-tax profits at each year-end until the balance reaches 50% of a PRC company’s registered capital. Other reserve is set aside at the Company’s discretion. These reserves can only be used for general enterprise expansion and are not distributable as cash dividends. The general reserve amounted to $3,952,199 and $2,722,761 as of June 30, 2022 and 2021, respectively.

Because the Company’s VIEs in mainland China can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Company’s VIEs in mainland China are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and statutory reserves of the Company’s VIEs in mainland China. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Company’s VIEs in mainland China not available for distribution, was $12,698,535 and $11,469,097 as of June 30, 2022 and 2021, respectively.

Note 15 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of June 30, 2022, the Company has no outstanding litigation.

Operating lease commitments

The Company signed several lease agreements to rent offices and facilities for its operations with the latest expiring date of January 31, 2031.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — COMMITMENTS AND CONTINGENCIES (cont.)

As of June 30, 2022, the Company was obligated under several operating leases for minimum rentals as follows:

Twelve months ending June 30,	Minimum lease payment
2023	599,742
2024	201,046
2025	132,791
2026	49,397
2027	36,952
Thereafter	139,521
Total	$1,159,449

Rent expenses for the years ended June 30, 2022 and 2021 were $536,958 and $559,037, respectively.

Note 16 — SUBSEQUENT EVENTS

On July 1, 2022, YGF Whole Grain entered into a loan agreement with Bank of China to obtain a loan of $1,492,961 (RMB 10,000,000) for one year with a maturity date of June 30, 2023 with a fixed annual interest rate of 3.5%. YGF Whole Grain provided 10 types of utility model patents as collateral for this loan. The estimated value of the pledged assets were approximately $1.8 million (RMB 11,864,700) on July 1, 2022. Junguo He, the CEO of the Company, also guaranteed the repayment of the loan.

The Company evaluated all events and transactions that occurred after June 30, 2022 up through the date the Company issued these consolidated financial statements on December 21, 2022, for disclosure or recognition in the consolidated financial statements of the Company as appropriate.

Note 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company’s PRC subsidiary and the VIEs are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in mainland China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. The Company’s subsidiaries and VIEs are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, substantially all of the Company’s operations and revenues are conducted and generated in mainland China, substantially all of the Company’s revenues being earned and currency received are denominated in RMB. RMB is subject to the foreign exchange control regulation in mainland China, and, as a result, the Company may be unable to distribute any dividends outside of mainland China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into USD.

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiaries and VIEs exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

Due to subsidiaries and VIEs, net, on the Condensed Balance Sheets, is comprised of the Parent Company’s net investment deficit in its subsidiaries and VIEs under the equity method of accounting.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
PARENT COMPANY BALANCE SHEETS

	June 30, 2022	June 30, 2021
ASSETS
Cash	$68,892	$7,617,208
Investment subsidiaries and VIEs, net	19,268,988	13,395,819
TOTAL ASSETS	19,337,880	21,013,027

LIABILITIES
Due to related parties	$1,417,718	$8,160,870
TOTAL LIABILITIES	$1,417,718	$8,160,870

EQUITY:
Ordinary shares, $0.0005 par value, 100,000,000 shares authorized, 30,000,000 ordinary shares issued and outstanding at June 30, 2022 and 2021*	15,000	15,000
Additional paid in capital	8,746,336	8,746,336
Statutory reserves	3,952,199	2,722,761
Retained earnings	5,021,753	513,189
Accumulated other comprehensive income	184,874	854,871
TOTAL SHAREHOLDERS’ EQUITY	17,920,162	12,852,157
TOTAL LIABILITIES AND EQUITY	$19,337,880	$21,013,027

____________

*        Shares and per share data are presented on a retroactive basis to reflect the one-for-five reverse share split effective August 31, 2022.

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2022	2021
G&A expenses	$(700,244)	$(178,071)
Equity in earnings of subsidiaries	6,438,246	10,721,625
NET INCOME	5,738,002	10,543,554

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	(669,997)	785,942
COMPREHENSIVE INCOME	$5,068,005	$11,329,496

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

YANGUFANG INTERNATIONAL GROUP CO., LTD. AND SUBSIDIARIES
PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,738,002	$10,543,554
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(6,438,246)	(10,721,625)
NET CASH USED IN OPERATING ACTIVITIES	(700,244)	(178,071)

CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment of intercompany loans	(6,685,329)	—
NET CASH USED IN INVESTING ACTIVITIES:	(6,685,329)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from related parties	—	8,160,870
Deferred issuance cost	(157,671)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(157,671)	8,160,870

EFFECT OF CHANGES OF FOREIGN EXCHANGE RATES ON CASH	(5,072)	(365,591)
CHANGES IN CASH	(7,548,316)	7,617,208
CASH, BEGINNING OF YEAR	7,617,208	—
CASH, END OF YEAR	$68,892	$7,617,208

2,500,000 Ordinary Shares

YANGUFANG INTERNATIONAL GROUP CO., LTD.

_________________

PROSPECTUS

_________________

EF HUTTON

division of Benchmark Investments, LLC

[•], 2023

Until [•], 2023 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

In May 2020, we issued an aggregate of 6,000,000 ordinary shares at US$0.0005 per share to six founders, including 0.2 share to Sertus Nominees (Cayman) Limited who transferred same to BioNature Organic Solution Co. Ltd on the same day, 2,376,000 shares to BioNature Organic Solution Co. Ltd, of which, Junguo He, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director, 729,000 shares to Upworld Fitness Approach Solution Co. Ltd, of which, Junguo He, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director, 540,000 shares to Supreme Green Incubator Co. Ltd, of which Yuxiang Sun, is the sole shareholder and director, 1,530,000 shares to VicVans Organic Service Co. Ltd, of which, our director, Zhu Sun, is the sole shareholder and director and 825,000 to VanYat Fitness Create Co. Ltd, of which, Ya Zhang, our Chief Operating Officer, is the sole shareholder and director.

In February 2021, we issued an aggregate of 24,000,000 ordinary shares at US$0.0005 per share to five entities, including 9,504,000 shares to BioNature Organic Solution Co. Ltd, 2,916,000 shares to Upworld Fitness Approach Solution Co. Ltd, 2,160,000 shares to Supreme Green Incubator Co. Ltd, 6,120,000 shares to VicVans Organic Service Co. Ltd, and 3,300,000 to VanYat Fitness Create Co. Ltd.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 1, 2023.

YanGuFang International Group Co., Ltd.
By:	/s/ Junguo He
	Name:	Junguo He
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Junguo He	Chief Executive Officer and Chairman	March 1, 2023
Junguo He	(principal executive officer)
/s/ Kui Shi	Chief Financial Officer	March 1, 2023
Kui Shi	(principal financial and accounting officer)
/s/ Zhu Sun	Chief Technical Officer and Director	March 1, 2023
Zhu Sun

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of YanGuFang International Group Co., Ltd., has signed this registration statement or amendment thereto in Newark, Delaware on March 1, 2023.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

YANGUFANG INTERNATIONAL GROUP CO., LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
5.1**	Opinion of Carey Olsen Hong Kong LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Carey Olsen Hong Kong LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*

Form of English Translation of Exclusive Option Agreement by and among Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd., Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., and each variable interest entity

10.2*

Form of English Translation of Exclusive Technology Development, Consulting and Services Agreements by and among Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd., Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., and each variable interest entity

10.3*

Form of English Translation of Equity Pledge Agreement by and among Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd., Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., and each variable interest entity

10.4*

Form of English Translation of Power of Attorney by and among Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd., Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., and each variable interest entity

10.5*	Employment Agreement dated December 18, 2021, by and between Registrant and Junguo He
10.6*	Employment Agreement dated December 18, 2021, by and between Registrant and Kui Shi
10.7*	Employment Agreement dated December 18, 2021, by and between Registrant and Ya Zhang
10.8*	Employment Agreement dated January 10, 2022, by and between Registrant and Zhu Sun
10.9*	Form of Director Offer Letter
10.10*	English Translation of Form of Labor Contract between executive officers of the Registrant and Shanghai YanGuFang E-Commerce Co., Ltd.
10.11*

English Translation of Form of Poverty Alleviation Fund Trust Agreement by and between Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. and each Inner Mongolia local village committee

10.12*

English Translation of Form of Village-Enterprise Poverty Alleviation Co-workshop Agreement by and between Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. and each Inner Mongolia local village committee

10.13*

English Translation of General Agency Agreement dated July 30, 2021, by and among Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd. as supplier and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd., Shanghai YanGuFang E-Commerce Co., Ltd., Inner Mongolia YanGuFang Contract Farming Development Co., Ltd. and Inner Mongolia YanGuFang Import and Export Trading Co., Ltd.

10.14*

English Translation of Trademark License Agreement and Supplemental Agreements dated November 1, 2020, December 1, 2020 and October 1, 2021, respectively, by and among Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. and its Shanghai Branch, Shanghai YanGuFang E-Commerce Co., Ltd., Inner Mongolia YanGuFang Contract Farming Development Co., Ltd. and Inner Mongolia YanGuFang Import and Export Trading Co., Ltd.

Exhibit Number	Description of Document
10.15*

English Translation of Trademark License Agreement and Supplemental Agreement, dated December 10, 2020 and October 1, 2021, respectively, by and between Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd. and Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd.

10.16*

English Translation of Trademark License Agreement and Supplemental Agreement dated July 1, 2020 and October 1, 2021, respectively, by and between Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd., the Registrant and YanGuFang International Holding Group (HK) Co., Limited

10.17*

English Translation of Trademark License Agreement and Supplemental Agreement dated March 1, 2021 and October 1, 2021, respectively, by and between Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd. and Shanghai Yanna Technology Co., Ltd.

10.18*

English Translation of the Office Lease dated June 10, 2020, by and between Shanghai Ruiqiao Real Estate Development Co., Ltd. and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. Shanghai Branch

10.19*

English Translation of the Facility License Agreement dated May 16, 2015, by and between Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd. and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd.

10.20*^

English Translation of the Facility Lease Agreement dated April 15, 2015 by and between Inner Mongolia Menggelai Food Co., Ltd. and Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd.

10.21*	English Translation of the Farming Land Lease dated January 15, 2016, by and between Jubing Wang and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd.
10.22*	English Translation of the Farming Land Lease dated January 15, 2016, by and between Peijun Guo and Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd.
10.23*+	English Translation of Purchase and Sales Agreement dated December 30, 2021, by and between Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. and Company A
10.24*^	English Translation of Lease Agreement dated July 21, 2022, by and between Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. and Shanghai Wanshi Real Estate Co., Ltd.
10.25*	Office Full-Service Gross Lease dated October 10, 2022, by and between YGF Oats Life LLC and 30 Montgomery Partners, LLC
10.26*^

English Translation of Lease Agreement dated October 28, 2022, by and between Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. Jiangsu Branch and Wuxi Jiangda Sci-Tech Park Co., Ltd.

10.27*^

English Translation of Lease Agreement dated July 13, 2022 and October 19, 2022, respectively, by and between Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. Jiangsu Branch and Wuxi Jiangda Sci-Tech Park Co., Ltd.

10.28*	Form of 2022 Equity Incentive Plan
21.1*	List of Subsidiaries
23.1**	Consent of Friedman LLP
23.2**	Consent of Carey Olsen Hong Kong LLP (included in Exhibit 5.1)
23.3**	Consent of Beijing Sunland Law Firm (included in Exhibit 99.2)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of Beijing Sunland Law Firm regarding certain PRC law matters
99.3*	Consent of Arthur Burton Pinoli
99.4*	Consent of Jiangping Xiao
99.5*	Consent of Christopher An-Tung Lin
99.6*	Form of Audit Committee Charter
99.7*	Form of Compensation Committee Charter

Exhibit Number	Description of Document
99.8*	Form of Nominating and Corporate Governance Committee Charter
99.9*	Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

____________

*        Previously filed

**      Filed herewith.

+        Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulations S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

^        Portions of the exhibit have been omitted pursuant to Item 601(a)(6) of Regulations S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.